UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Seitel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

104,070,904 shares of common stock; option to purchase 100,000 shares of common stock as of October 31, 2006.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction valuation is determined based upon the sum of (a) the product of (i) 104,070,904 shares of common stock outstanding on October 31, 2006 (which excludes shares owned by ValueAct Capital Master Fund, L.P. and its affiliates that will be cancelled in connection with the merger), and (ii) the merger consideration of $3.70 per share (equal to $385,062,345) and (b) an aggregate of $240,000 to be paid upon the cancellation of an option to acquire 100,000 shares of common stock, representing the product of $2.40 (the difference between the merger consideration of $3.70 per share and the option exercise price of $1.30 per share) multiplied by 100,000 shares of common stock issuable on exercise of the option ((a) and (b) together, the “Total Consideration”). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying 0.000107 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$385,302,345.

(5)	Total fee paid:

$41,227.35.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(a)	Amount Previously Paid:

(b)	Form, Schedule or Registration Statement No.:

(c)	Filing Party:

(d)	Date Filed:

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Seitel, Inc. to be held on     ,     , 2007 at                                  Central time, at                                                                      . At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of October 31, 2006, by and among Seitel, Inc., Seitel Holdings, LLC and Seitel Acquisition Corp. Seitel Holdings, LLC and Seitel Acquisition Corp. are directly or indirectly owned by ValueAct Capital Master Fund, L.P. If the merger is completed, you will be entitled to receive $3.70 in cash without interest for each share of Seitel common stock you own.

Your board of directors, after considering a number of factors, including the unanimous recommendation by a special committee of the board consisting of three independent and disinterested directors, who are not officers or employees of Seitel and who will not have an economic interest in Seitel or the surviving corporation following the completion of the merger, determined that the merger agreement is fair to, advisable and in the best interests of the stockholders of Seitel (other than ValueAct Capital Master Fund, L.P. and its affiliates) and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, your board of directors recommends that you vote FOR the proposal to adopt the merger agreement.

Regardless of the number of shares you own, your vote at the special meeting is very important. Completion of the merger requires the adoption of the merger agreement by the holders of a majority of the outstanding shares of Seitel common stock entitled to vote at the special meeting. For this purpose, failure to vote will have the same effect as a vote against adoption of the merger agreement. Additionally, under the terms of the merger agreement, completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock that are voted on such proposal at the special meeting, other than shares owned by ValueAct Capital and its affiliates. For this purpose, if you fail to vote on the proposal to adopt the merger agreement, your inaction will have no effect.

The attached proxy statement provides you with detailed information about the merger agreement and the merger. You are urged to read the entire document carefully. You also may obtain more information about Seitel from documents Seitel has filed with the Securities and Exchange Commission. Once you have read the accompanying materials, please take the time to complete, date and sign a proxy to vote on the proposals at the special meeting, whether or not you plan to attend the meeting, and mail the enclosed proxy card in the enclosed envelope, or follow the instructions for telephonic or Internet voting on your proxy card. If you receive more than one proxy card because you own shares that are registered differently, please submit a proxy with respect to all of your shares shown on all of your proxy cards.

Submitting a proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

If you have any questions or need assistance submitting a proxy to vote your shares, please call                     , which is assisting us in the proxy solicitation, toll-free at                     .

Sincerely,

Fred S. Zeidman, Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, or passed upon the fairness or merits of the merger or the transactions contemplated thereby or the adequacy or accuracy of the information contained in the enclosed proxy statement. Any contrary representation is a criminal offense.

THE ATTACHED PROXY STATEMENT IS DATED             , 2007, AND IT AND THE PROXY CARD ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT             , 2007.

SEITEL, INC.

10811 S. Westview Circle Drive

Building C, Suite 100

Houston, Texas 77043

NOTICE OF SPECIAL MEETING

                    , 2007

Dear Stockholder:

The special meeting of stockholders of Seitel, Inc., a Delaware corporation (“Seitel”), will be held on                         , 2007, at                         , at                          for the following purposes:

•	consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Seitel, Seitel Holdings, LLC and Seitel Acquisition Corp., as it may be amended from time to time;

•	approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of shares of Seitel common stock, par value $0.01 per share, of record at the close of business on                     , 2007 may vote at this meeting or any adjournments or postponements that may take place. Your board of directors (with the three directors who are either affiliated with ValueAct Capital Master Fund, L.P. or may own an interest in Seitel Holdings, LLC at or following the merger taking no part in the deliberations or vote due to their possible conflicting interests) has unanimously approved and recommends that you vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal, which are discussed in more detail in the attached proxy statement.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Seitel common stock if the merger is completed, but only if they deliver a written demand for appraisal to Seitel before the vote is taken on the merger agreement and they comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement.

Regardless of the number of shares you own, your vote is very important.

Under Delaware law, the merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock entitled to vote on the proposal to adopt the merger agreement. For this purpose, if you fail to vote on the proposal to adopt the merger agreement, the effect will be the same as a vote against such proposal. Additionally, under the terms of the merger agreement, completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock that are voted on such proposal (either for or against), other than shares owned by ValueAct Capital Master Fund, L.P. and its affiliates. For this purpose, if you fail to vote on the proposal to adopt the merger agreement, your inaction will have no effect and will neither be counted as a vote for nor against such proposal. The proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote on the adjournment proposal, whether or not a quorum is present. Failure to submit a proxy or attend the special meeting will not affect the outcome of the vote on the adjournment proposal.

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares by:

•	completing, dating, signing and returning the enclosed proxy card as soon as possible,

•	following the procedures for telephonic voting by calling the toll-free number listed on the proxy card, or

•	following the procedures for Internet voting as instructed on the proxy card.

Submitting a proxy by any of these methods will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting. You should not send in your certificates representing shares of Seitel common stock until you receive instructions to do so.

Registration will begin at      Central time and seating will begin at      Central time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts will need a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and cell phones must be turned off.

By Order of the Board of Directors

Fred S. Zeidman Chairman of the Board

i

(continued)

ii

SUMMARY TERM SHEET

The following Summary Term Sheet, together with “Questions and Answers About the Special Meeting and the Merger,” highlight selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement and the documents we have incorporated by reference into this proxy statement before submitting a proxy to vote or voting. See “Where You Can Find More Information” beginning on page     . Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Whenever we refer to the merger agreement in this proxy statement, we are referring to the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Seitel, Seitel Holdings, LLC and Seitel Acquisition Corp., attached as Annex A to this proxy statement, as it may be amended from time to time. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger and the transactions contemplated thereby.

•	The Parties to the Merger. Seitel, Inc., which we refer to in this proxy statement as “Seitel,” “we,” “our” or “us,” provides seismic data and related geophysical services to the oil and natural gas industry in North America. Our products and services are used by oil and natural gas companies to assist in the exploration for and development and management of oil and natural gas reserves. We have ownership in an extensive library of proprietary onshore and offshore seismic data that we have accumulated since 1982 and that we offer for license to a wide range of oil and natural gas companies. Our customers utilize this data, in part, to assist in the identification of new geographical areas where subsurface conditions are favorable for oil and natural gas exploration, to determine the size, depth and geophysical structure of previously identified oil and natural gas fields and to optimize the development and production of oil and natural gas reserves.

Seitel Holdings, LLC, which we refer to in this proxy statement as “Parent,” and Seitel Acquisition Corp., which we refer to in this proxy statement as “Acquisition Co.,” are a Delaware limited liability company and a Delaware corporation, respectively, each formed on October 27, 2006 solely for the purpose of completing the proposed merger. Neither entity has engaged in any business except as contemplated in the merger agreement, including in connection with arranging the financing for the proposed merger. Parent is currently owned by ValueAct Capital Master Fund, L.P., which we refer to in this proxy statement as “ValueAct Capital,” and Acquisition Co. is a wholly-owned subsidiary of Parent.

ValueAct Capital is a British Virgin Islands limited partnership whose general partner is VA Partners, LLC, a Delaware limited liability company. The managing members, principal owners and controlling persons of VA Partners, LLC, such individuals, sometimes collectively referred to in this proxy statement as the “Managing Members” or individually as a “Managing Member,” are Peter H. Kamin, Jeffrey W. Ubben and George F. Hamel, Jr. ValueAct Capital and its affiliates manage approximately $4.6 billion in investments and seek to make active strategic-block value investments in a limited number of companies. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, along with a select number of control investments through open-market purchases and negotiated transactions.

See “The Parties to the Merger” and “Information Regarding the Transaction Participants,” beginning on page      and     , respectively.

•	The Merger. Pursuant to the merger agreement, Acquisition Co. will be merged with and into Seitel, with Seitel continuing as the surviving company, which we refer to in this proxy statement as the “Surviving Corporation.” Immediately following the merger the Surviving Corporation will be wholly owned by Parent, and Parent will be owned by ValueAct Capital and the Rollover Investors (as described immediately below), entities and individuals we refer to collectively in this proxy statement as the “Investors.”

Seitel officers Robert D. Monson, William J. Restrepo and Kevin P. Callaghan have been invited to invest in Parent by contributing shares of Seitel common stock to Parent in exchange for equity of Parent immediately before the completion of the merger; they, together with certain other members of Seitel senior management personnel who may in the future be invited to so invest, if any, are referred to in this proxy statement as the “Rollover Investors.” As of the date of this proxy statement Parent and the Rollover Investors have not entered into definitive agreements regarding the Rollover Investors’ equity participation in Parent.

See “Special Factors—Certain Effects of the Merger” and “Special Factors—Interests of Certain Persons in the Merger” beginning on page      and     , respectively.

•	Merger Consideration. At the effective time of the merger, you will be entitled to receive $3.70 per share in cash, without interest, for each share of Seitel common stock you own at that time, unless you are a dissenting stockholder and you properly demand (and do not subsequently withdraw or otherwise lose or forfeit) your right to an appraisal of your shares under Delaware law. See “The Merger Agreement—Payment for Seitel Common Stock in the Merger” beginning on page .

•	Effect of the Merger on Seitel. As a result of the merger, Seitel will become a privately held company and Seitel’s stockholders prior to the merger, other than ValueAct Capital and the Rollover Investors, will no longer have a direct or indirect equity interest in Seitel, Seitel’s common stock will no longer be listed on the OTC Bulletin Board, and the registration of Seitel’s common stock under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act,” will be terminated. See “Special Factors—Certain Effects of the Merger” beginning on page .

•	Treatment of Existing Stock Options and Restricted Stock. At the effective time of the merger, all unvested shares of restricted stock will vest and be converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $3.70, without interest and less any applicable withholding taxes. In addition, at the effective time of the merger, the outstanding option to purchase 100,000 shares of Seitel common stock held by Seitel’s chairman will, to the extent not already exercised at that time, be cancelled and cease to exist in exchange for the right to receive a cash payment from the Surviving Corporation equal to $3.70 minus its exercise price of $1.30 per share, multiplied by 100,000, or, assuming the option is not exercised, $240,000, without interest and less any applicable withholding taxes. See “Special Factors—Certain Effects of the Merger” beginning on page .

•	Interests of Certain Persons in the Merger. In considering the proposed transactions, you should be aware that some Seitel stockholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as a Seitel stockholder generally. These interests may present some of Seitel’s directors, executive officers and stockholders with actual or possible conflicts of interests, and these interests, to the extent material, are described below.

•	accelerated vesting of restricted stock held by directors, officers and employees of Seitel as a result of the merger;

•

the outstanding option to purchase 100,000 shares of Seitel’s common stock owned by Seitel Chairman will, to the extent not already exercised at that time, be cancelled and cease to exist solely in exchange for the right to receive a cash payment equal $3.70 minus its strike price of $1.30 per share, multiplied by 100,000, or, assuming the option is not exercised, $240,000, without interest and less any applicable withholding taxes;

•	certain directors and officers may receive equity in Parent pursuant to arrangements whereby they contribute shares of Seitel common stock to Parent in exchange for equity of Parent immediately before the completion of the merger;

•	it is anticipated that Messrs. Monson, Restrepo and Callaghan will enter into new employment agreements with the Surviving Corporation effective as of the completion of the merger;

•	it is anticipated that Seitel’s current executive officers will hold substantially similar positions with the Surviving Corporation and/or Parent after the completion of the merger and that Mr. Monson will be appointed to the board of directors of Parent;

•	it is anticipated that Parent will adopt a management equity incentive plan in connection with the merger pursuant to which members of Seitel’s current and future management will be eligible to receive, in the aggregate, options to purchase up to an additional percent of the outstanding Parent voting securities as of the closing of the merger;

•	eight key employees of Seitel are eligible to receive cash payment upon consummation of the merger and another cash payment if they are still employed by the Surviving Corporation on the first anniversary of the consummation of the merger, see “Special Factors—Interests of Certain Persons in the Merger—Seitel Key Employee Retention Plan” beginning on page for the names of such officers; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by Parent and the Surviving Corporation to current and former directors and officers of Seitel and its subsidiaries in respect of past service.

These arrangements are more fully described under “Special Factors—Certain Effects of the Merger” and “Special Factors—Interests of Certain Persons in the Merger” beginning on page      and     , respectively.

•	Interests of the Special Committee. The members of board of directors, including the special committee, have received restricted stock in connection with their service as directors. Upon consummation of the merger, this restricted stock will vest and be converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $3.70, without interest and less any applicable withholding taxes. For the restricted stock ownership of the special committee members, see “Special Factors—Interests of Certain Persons in the Merger—Treatment of Existing Stock Options and Restricted Stock” beginning on page . Additionally, the members of the special committee receive a fee for their service on the special committee of $1,500 per meeting. Compensation of the special committee members was not and is not contingent on the special committee approving or recommending the merger or any other strategic financial alternative or the consummation of the merger or any other strategic financial alternative. See “Special Factors—Special Committee Compensation” beginning on page .

The special committee and Seitel’s board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement.

•

Required Votes. In order to adopt the merger agreement and consummate the merger, the proposal to adopt the merger agreement must be approved at the special meeting of stockholders by (1) the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock entitled to vote on such proposal, as required by Delaware law, and (2) the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock that are voted on such proposal (either for or against), other than shares owned by ValueAct Capital and its affiliates, as required to satisfy a condition provided in the merger agreement, which approvals we collectively refer to in this proxy statement as the “Required Vote.” Approval of the adjournment proposal, if there are insufficient votes at the time of the special meeting to adopt the merger agreement by the Required Vote, requires the affirmative vote by the holders of a majority of shares of common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon. If there is less than a quorum present at the special meeting, the special meeting may be adjourned by the affirmative vote of a majority of the holders of the shares of common stock present in person or represented by proxy at the special meeting.

ValueAct Capital and Parent owned approximately 33.0 percent of Seitel’s outstanding common stock as of the record date for the special meeting (not including warrants for which shares may be issued upon exercise), and they have agreed to vote all such shares of Seitel common stock FOR the proposal to adopt the merger agreement.

•	Share Ownership of Directors and Executive Officers. As of , 2007, the record date, the directors and executive officers of Seitel held and were entitled to vote, in the aggregate, shares of Seitel common stock representing approximately percent of the outstanding shares. We believe Seitel’s directors and executive officers intend to vote all of their shares of Seitel common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. See “The Special Meeting—Quorum; Vote Required” beginning on page .

•	Recommendations. Seitel’s board of directors, without the participation of Messrs. Kamin, Spivy and Monson, has unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of Seitel’s “unaffiliated stockholders” (a term that we use in this proxy statement to refer to all Seitel stockholders other than ValueAct Capital and its affiliates and other than the Rollover Investors);

•	approved and adopted the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that Seitel’s stockholders adopt the merger agreement.

Accordingly, Seitel’s board of directors, without the participation of Messrs. Kamin, Spivy and Monson who recused themselves from the deliberations and did not vote due to possible conflicting interests, unanimously recommends that you vote FOR the proposal to adopt the merger agreement. The board of directors’ decision to approve the merger agreement and recommend that the stockholders adopt the merger agreement was based in part upon the unanimous recommendation of the special committee of the board of directors that the board approve the merger agreement. Members of the board of directors that are Rollover Investors or are affiliated with ValueAct Capital are not members of the special committee of the board of directors that negotiated, reviewed and unanimously recommended the merger to the board of directors and took no part in the deliberations or vote by the board of directors on the merger agreement. See “Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Adoption of the Merger” beginning on page     .

•	Position of the Rollover Investors as to the Fairness of the Merger. Messrs. Monson, Restrepo and Callaghan believe that the proposed merger is substantively and procedurally fair to Seitel’s unaffiliated stockholders. Their position is based upon the factors described under “Special Factors—Position of Rollover Investors as to Fairness” beginning on page .

•	Position of Parent, Acquisition Co. and ValueAct Capital as to Fairness of the Merger. Parent, Acquisition Co. and ValueAct Capital believe that the merger is fair to Seitel’s unaffiliated stockholders. Their position is based upon the factors described under “Special Factors—Position of ValueAct Capital Filers Regarding Fairness of the Merger” beginning on page .

•	Opinion of Financial Advisor. The special committee received an opinion from William Blair & Company, L.L.C., which we refer to in this proxy statement as “William Blair,” to the effect that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limitations and qualifications to the review undertaken in connection with such opinion, the cash merger consideration of $3.70 per share to be received by the holders of Seitel’s common stock (other than ValueAct Capital and its affiliates) in the merger was fair, from a financial point of view, to such holders. The full text of William Blair’s opinion is attached as Annex B to this proxy statement. We encourage you to read carefully this opinion in its entirety and the section entitled “Special Factors—Opinion of Financial Advisor” beginning on page for a description of the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken. The opinion of William Blair was provided to Seitel’s special committee of the board of directors in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

•	What We Need to Do to Complete the Merger. We will complete the merger only if the conditions to closing set forth in the merger agreement are satisfied or waived (if waiver is permitted by law). These conditions include, among others:

•	adoption of the merger agreement by the Required Vote;

•	the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to in this proxy statement as the “H-S-R Act,” as described below under “Special Factors—Regulatory Approvals” beginning on page ;

•	the absence of any legal restraint or prohibition preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•	either the amendment of the Indenture under which Seitel’s 11.75% senior notes due 2011 are outstanding, which we refer to in this proxy statement as the “Indenture,” to allow the consummation of the merger and the other transactions contemplated by the merger agreement or the termination of such Indenture as described below under “Special Factors—Tender Offer and Consent Solicitation” beginning on page ;

•	the representations and warranties of Seitel and those of Parent and Acquisition Co. being true and correct, subject in many cases to materiality or material adverse effect qualifications;

•	performance by Seitel, Parent and Acquisition Co. of all of their respective obligations in the merger agreement in all material respects;

•	the absence of any fact, circumstance, event, change, effect or occurrence that constitutes a material adverse effect on Seitel, as described under “The Merger Agreement—Representations and Warranties” beginning on page ;

•	the receipt of funds by Parent and/or Acquisition Co. resulting from the contemplated financing as described under “Special Factors—Financing of the Merger” beginning on page ;

•	the absence of any suit, action or proceeding seeking to restrain or prohibit the consummation of the merger or any other transactions contemplated by the merger agreement as described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page ;

•	the resignations of Seitel’s directors; and

•	less than 12.5 percent of the outstanding shares of Seitel common stock properly demanding appraisal in accordance with Delaware law.

As of the date of this proxy statement, neither Seitel, Parent nor Acquisition Co. expects that any condition will be waived. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page     .

•	Regulatory Approvals That Must be Obtained. We will need to obtain clearances from the Justice Department and the Federal Trade Commission under the H-S-R Act in order to complete the merger. See “Special Factors—Regulatory Approvals” beginning on page .

•	Termination of the Merger Agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Parent and Seitel;

•	by either Parent or Seitel, if the merger has not been consummated by April 30, 2007, which we refer to in this proxy statement as the “Termination Date;” however, the right to terminate the merger agreement pursuant to this provision is not available to the party seeking to terminate if any (1) action of such party or (2) failure of such party to perform or fulfill any of its obligations under the merger agreement, has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before the Termination Date and such action or failure to perform constitutes a breach of the merger agreement;

•	by either Parent or Seitel, if a legal restraint or order permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable;

•	by either Parent or Seitel, if the stockholders of Seitel fail to adopt the merger agreement by the Required Vote at the special meeting or any adjournment or postponement of that meeting;

•	by either Parent or Seitel, if the other party has breached or failed to comply with any of its obligations such that a condition set forth in the merger agreement would not be satisfied and the breach or failure to comply cannot be cured prior to the Termination Date;

•	by either Parent or Seitel, if the representations and warranties of the other party contained in the merger agreement fail to be true and correct such that the conditions set forth in the merger agreement would not be satisfied;

•	by Seitel, if Seitel has complied with the provisions of the merger agreement regarding the solicitation of and responses to competing proposals and Seitel accepts a Superior Proposal as described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Competing Proposals,” “The Merger Agreement—Termination,” and “The Merger Agreement—Termination Fee and Expenses” beginning on page , and , respectively;

•	by Seitel, if the representations and warranties of Parent or ValueAct Capital in the support agreement by and among Seitel, Parent and ValueAct Capital, which we refer to in this proxy statement as the “Support Agreement,” fail to be true and correct or Parent or ValueAct Capital has breached or failed to comply with any of their obligations under the Support Agreement, and in either case the breach or failure to comply cannot be cured prior to the Termination Date;

•	by Parent, if Seitel has breached its obligations regarding the solicitation of and responses to competing proposals;

•	by Parent, if the board of directors of Seitel has failed to recommend to Seitel’s stockholders that they adopt the merger agreement at the special meeting or takes action that contradicts such recommendation; or

•	by Parent, if Seitel has failed to call the special meeting or has failed to deliver the proxy statement in accordance with the provisions of the merger agreement.

See “The Merger Agreement—Termination” beginning on page     .

•	Expenses and Termination Fee. If the merger agreement is terminated under certain specified circumstances:

•	Seitel will be obligated to pay a termination fee of $17 million to Parent, which we refer to in this proxy statement as the “Termination Fee;” and

•	Seitel will be obligated to pay the reasonable out-of-pocket documented expenses of Parent and Acquisition Co., up to $1 million, which we refer to in this proxy statement as the “Expense Fee,” which will not be credited against the Termination Fee if it becomes payable.

See “The Merger Agreement—Termination Fee and Expenses” beginning on page     .

•	Financing of the Merger. The obligation of Parent and Acquisition Co. to complete the merger is subject to a debt financing condition. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page . The total amount of funds required to complete the merger and the related transactions, including repayment of Seitel’s existing debt and payment of fees and expenses in connection with the merger, is anticipated to be approximately $ million. This amount is expected to be provided through a combination of:

•	either:

•	an offering of new unsecured senior notes yielding gross proceeds of $400.0 million, which we describe in this proxy statement under “Special Factors—Financing of the Merger—Debt Commitment Letter” and “Special Factors—Financing of the Merger—Unsecured Senior Notes Offering” beginning on page and , respectively; or

•	a new $400.0 million senior bridge loan facility, which we describe in this proxy statement under “Special Factors—Financing of the Merger—Debt Commitment Letter” and “Special Factors—Financing of the Merger—Bridge Loan Facility” beginning on page and , respectively;

•	an aggregate equity investment by ValueAct Capital and its affiliates in Parent of up to $141.0 million, which is described under “Special Factors—Financing of the Merger—Equity Commitment Letter” beginning on page ;

•	cash and cash equivalents held by Seitel and its subsidiaries; and

•	a new $20.0 million senior secured revolving credit facility, which is expected to be undrawn at the effective time of the merger, which we describe elsewhere in this proxy statement under “Special Factors—Financing of the Merger—Debt Commitment Letter” and “Senior Secured Credit Facility” beginning on page .

To the extent the Rollover Investors exchange any shares of Seitel common stock for equity in Parent, ValueAct Capital’s aggregate equity investment will be correspondingly reduced by the aggregate value of such exchanged shares. See “Special Factors—Interests of Certain Persons in the Merger—Rollover Investors” beginning on page     . In addition, ValueAct Capital may syndicate its equity commitment to its affiliated funds, entities and investment vehicles and to co-investors where ValueAct Capital retains direct or indirect control over voting and disposition. See “Special Factors—Financing of the Merger” beginning on page     .

•

No Solicitation of Competing Proposals. The merger agreement restricts the ability of Seitel to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Seitel or its subsidiaries and the board of directors’ ability to change or withdraw its recommendation that the stockholders adopt the merger agreement. Notwithstanding these restrictions, under circumstances specified in the merger agreement, Seitel may engage in discussions or negotiations with a third party regarding a “Takeover Proposal” and terminate the merger agreement and enter into an agreement with respect to a “Superior Proposal,” as such terms are defined and more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Competing Proposals” beginning on page     . Additionally, the board of directors may withdraw its recommendation that the stockholders adopt the merger agreement if it concludes that doing otherwise would be inconsistent with the exercise of its fiduciary duties, provided that it still provides Seitel’s stockholders the opportunity to vote on the proposal to adopt the merger agreement at the special meeting. See “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Competing Proposals” beginning on page     .

•	Appraisal Rights. Under Delaware law, any holder of Seitel common stock who does not vote to adopt the merger agreement will have the right to seek appraisal of the fair value of such holder’s shares as determined by the Delaware Court of Chancery if the merger is completed, but only if such holder complies with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Seitel common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of the proposal to adopt the merger agreement. Failure to vote against the proposal to adopt the merger agreement will not constitute a waiver of appraisal rights. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting—Rights of Stockholders Who Object to the Merger” and “Appraisal Rights” beginning on page and , respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

•	Material United States Federal Income Tax Consequences. The receipt of cash in exchange for shares of Seitel common stock as a result of the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss as a result of the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in Seitel common stock surrendered. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you. See “Special Factors—Material United States Federal Income Tax Consequences” beginning on page .

•	The Special Meeting.

•	Date, Time and Place. The special meeting of Seitel stockholders will be held at , on , , 2007, at Central time at .

•	Board Recommendation. The Seitel board of directors (with Messrs. Kamin, Spivy and Monson not participating) unanimously recommends that all Seitel stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

•	Record Date, Outstanding Shares and Voting Rights. The record date for the special meeting is the close of business on , 2007. Only holders of record of shares of Seitel common stock on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. At the special meeting, each share of Seitel common stock will be entitled to one vote on all matters.

•

Quorum; Vote Required. The holders of a majority of the outstanding shares of Seitel common stock entitled to be voted at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock entitled to vote on the proposal to adopt the merger agreement is required to adopt the merger agreement.

Additionally, under the terms of the merger agreement, consummation of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock that are voted on such proposal (either for or against), other than shares owned by ValueAct Capital and its affiliates. Approval of the adjournment proposal, if there is a stockholders meeting where there is less than a quorum at the special meeting or if there are insufficient votes at the special meeting to adopt the merger agreement by the Required Vote, requires the affirmative vote by the holders of a majority of the shares of common stock that are present in person or represented by proxy at the meeting and entitled to vote thereon.

See “The Special Meeting” beginning on page     .

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Where and when is the special meeting?

A:	We will hold a special meeting of stockholders of Seitel on , , 2007, at Central time at .

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal on the merger agreement by the Required Vote; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	How does Seitel’s board of directors recommend that I vote on the proposals?

A:	The board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement, and

•	FOR the proposal to adjourn the meeting, if necessary.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of Seitel common stock at the close of business on , 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meeting?

A:	The holders of a majority of the voting power of the shares of Seitel common stock entitled to be voted at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at such meeting.

Q:	What vote is required to adopt the merger agreement and consummate the merger?

A:	Under Delaware law, consummation of the merger requires adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock entitled to vote on such proposal. Additionally, under the terms of the merger agreement, consummation of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock that are voted on such proposal (either for or against), other than shares owned by ValueAct Capital and its affiliates.

ValueAct Capital, Parent and their affiliates owned      percent of Seitel’s outstanding common stock as of the record date for the special meeting, and they have agreed, pursuant to the Support Agreement, to vote all such shares of common stock FOR the proposal to adopt the merger agreement.

Q:	What vote is required to approve the adjournment proposal?

A:	Approval of the adjournment proposal, if there are insufficient votes at the special meeting to adopt the merger agreement by the Required Vote, requires the affirmative vote by the holders of a majority of the shares of common stock that are present in person or represented by proxy to vote and entitled to vote thereon.

Q:	How do Seitel’s directors and executive officers intend to vote?

A:	We believe Seitel’s directors and executive officers intend to vote all of their shares of Seitel common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. As of , 2007, the record date, the directors and executive officers of Seitel held and are entitled to vote, in the aggregate, shares of Seitel common stock representing approximately percent of the outstanding shares.

Q:	What will I receive if the merger occurs?

A:	For every share of Seitel common stock that you own at the effective time of the merger, you will be entitled to receive $3.70 in cash, without interest. This does not apply to treasury shares, shares owned by ValueAct Capital and its affiliates, or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first quarter of 2007. In order to complete the merger, we must obtain stockholder approval by the Required Vote. In addition, Parent and Acquisition Co. must have completed an acquisition financing transaction. Finally, the other closing conditions under the merger agreement must be satisfied or waived, to the extent permitted by law.

Q:	What do I need to do now?

A:	Please submit the enclosed proxy to vote your shares as soon as possible. We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a stockholder. You also may want to review the documents referenced under “Where You Can Find More Information” beginning on page .

Q:	How do I vote?

A:	You should simply indicate on your proxy card how you want your shares to be voted, and date, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want your shares to be voted, the shares represented by your proxy card will be voted for the proposal to adopt the merger agreement and for the adjournment proposal. If you fail to submit a proxy or vote your shares, or if you do not instruct your broker how to vote any shares held for you in a brokerage account, the effect will be a vote against the proposal to adopt the merger agreement for purposes of determining whether the holders of a majority of the outstanding shares of Seitel common stock approved the proposal to adopt the merger agreement under Delaware law, but such inaction will not have any effect on whether the merger agreement was adopted by the holders of a majority of the outstanding shares of Seitel common stock that are voted on the proposal (either for or against) to adopt the merger agreement, other than shares owned by ValueAct Capital and its affiliates. Failure to submit a proxy or to attend the special meeting will not affect the outcome of the vote on the proposal to adjourn the special meeting.

If your shares are held by your broker, bank or other nominee, see below.

Q:	Can I submit a proxy by telephone or electronically?

A:	If you hold your shares as a stockholder of record, you may submit a proxy by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

If your shares are held by your broker, bank, or other nominee, often referred to as held in “street name,” please contact your broker, bank or other nominee to determine whether you will be able to submit a proxy by telephone or electronically and how to vote at the special meeting if you choose to attend.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker regarding how to instruct them to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares that they hold, those shares will not be voted.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Corporate Secretary of Seitel, at the address under “The Parties to the Merger—Seitel, Inc.” beginning on page . You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m. on , 2007. Third, if you are a stockholder of record, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Seitel common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	What are the material United States federal income tax consequences of the transaction to stockholders?

A:	In general, your receipt of cash in exchange for shares of Seitel common stock as a result of to the merger will be a taxable transaction for United States federal income tax purposes. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your own tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Q:	Do I have appraisal rights?

A:	Yes. You have the right to dissent from the merger and to seek appraisal of, and if the merger is completed receive payment in cash for, the fair value of your Seitel common stock under the General Corporation Law of the State of Delaware, which we refer to in this proxy statement as the “DGCL,” together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Seitel’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their appraisal rights. Seitel will require strict compliance with the statutory procedures.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of the solicitation of proxies. We have retained , a proxy solicitation firm, to assist us in the solicitation of proxies for a fee of approximately $ , a nominal fee per stockholder contact and reimbursement of reasonable out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited from Seitel stockholders by directors, officers and employees of Seitel in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We may also reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy solicitation materials to beneficial owners of Seitel common stock.

Q:	Who is conducting this proxy solicitation?

A:	Proxies are being solicited by, and on behalf of, the Seitel board of directors with the assistance of .

Q:	Who can help answer further questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact , which is acting as the proxy solicitation agent and information agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These forward-looking statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “should,” “may,” “management believes,” “continue,” “strategy” or similar expressions. We believe it is important to communicate management’s expectations to Seitel’s stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequently filed Quarterly Reports on Form 10-Q, as well as any other cautionary language in this proxy statement, provide examples of risks, uncertainties and events that may cause our actual results or matters related to the merger to differ materially from the expectations we describe in forward-looking statements. You should be aware that the occurrence of the events described in those risk factors and the risk factors described below could have a material adverse effect on our business, operating results and financial condition or the merger.

In addition to the risks and other factors and matters contained or incorporated in this proxy statement (see “Where You Can Find More Information” beginning on page     ), we believe the following factors could cause actual results or matters related to the merger to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Seitel and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the H-S-R Act and other regulatory approvals;

•	the failure to obtain the necessary debt or equity financing set forth in commitment letters received by Parent and Acquisition Co. in connection with the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee attraction and retention as a result of the merger; and

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, the actions, events or results of the forward-looking statements may not occur and, if any of them do, their impact on our results of operations or financial condition or on the merger is unknown. In addition, actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, we undertake no obligation to update publicly any of them in light of new information or future events.

THE PARTIES TO THE MERGER

Seitel, Inc.

Seitel is a Delaware corporation that provides seismic data and related geophysical services to the oil and natural gas industry in North America. Our products and services are used by oil and natural gas companies to assist in the exploration for and development and management of oil and natural gas reserves. We have ownership in an extensive library of proprietary onshore and offshore seismic data that we have accumulated since 1982 and that we offer for license to a wide range of oil and natural gas companies. Our customers utilize this data, in part, to assist in the identification of new geographical areas where subsurface conditions are favorable for oil and natural gas exploration, to determine the size, depth and geophysical structure of previously identified oil and natural gas fields and to optimize the development and production of oil and natural gas reserves. A detailed description of Seitel’s business is contained in Seitel’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page     . Seitel’s principal executive offices are located at 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043 and its telephone number is (713) 881-8900.

See “Other Important Information Regarding Seitel” beginning on page     .

Seitel Holdings, LLC

Seitel Holdings, LLC, a Delaware limited liability company which is expected to be converted to a Delaware corporation concurrently with the completion of the merger, was organized on October 27, 2006 at the direction of ValueAct Capital solely for the purpose of acquiring ownership of Seitel and consummating the transactions contemplated by the merger agreement, including the related financings. Parent has not engaged in any business except as contemplated by the merger agreement, including in connection with arranging the financing for the proposed merger. Parent is wholly owned by ValueAct Capital. Parent holds 9,459,470 shares of Seitel common stock transferred to it by ValueAct Capital pursuant to the Support Agreement. The principal executive office address of Parent is c/o ValueAct Capital Master Fund, L.P., 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133 and its telephone number is (415) 362-3700.

See “Information Regarding the Transaction Participants” beginning on page     .

Seitel Acquisition Corp.

Seitel Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Parent and was incorporated on October 27, 2006 at the direction of ValueAct Capital solely for the purpose of completing the proposed merger and consummating the transactions contemplated by the merger agreement, including the related financings. Acquisition Co. has not engaged in any business except as contemplated by the merger agreement, including in connection with arranging the financing for the proposed merger. The principal executive office address of Acquisition Co. is c/o ValueAct Capital Master Fund, L.P., 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133 and its telephone number is (415) 362-3700.

See “Information Regarding the Transaction Participants” beginning on page     .

ValueAct Capital Master Fund, L.P.

ValueAct Capital Master Fund, L.P. is a British Virgin Islands limited partnership whose general partner is VA Partners, LLC, a Delaware limited liability company. While ValueAct Capital is not a party to the merger agreement, it is a party to the Support Agreement whereby ValueAct Capital has agreed to take no action to withdraw the shares of Seitel common stock it contributed to Parent, to vote for the proposal to adopt the merger agreement and, if a Superior Agreement is entered into by Seitel, to vote for the proposal to adopt such Superior Agreement. ValueAct Capital and its affiliates manage approximately $4.6 billion in investments and seek to make active strategic-block value investments in a limited number of companies. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, along with a select number of control investments through open-market purchases and negotiated transactions. The principal executive office address of ValueAct Capital is 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133 and its telephone number is (415) 362-3700.

See “Information Regarding the Transaction Participants” beginning on page     .

SPECIAL FACTORS

Background of the Merger

On April 29, 2005, the board of directors of Seitel formed the Strategic Financial Alternatives Committee, which we refer to in this proxy statement as the “special committee,” to evaluate Seitel’s financing options. The closing price of Seitel’s common stock on such date was $1.28. Messrs. C. Robert Black, Kevin S. Flannery and Jay H. Golding were designated as members of the special committee, with Mr. Black serving as Chairman.

In late May 2005, the special committee and certain members of the board of directors met with two investment banking firms to hear their views on the seismic data and geophysical service industry.

In late August 2005, representatives of Seitel’s two largest stockholders, Mellon HBV Alternative Strategies LLC and ValueAct Capital, met with Fred Zeidman and Robert Monson, the Chairman and President, respectively, of Seitel, and Messrs. Golding and Flannery, and recommended that Seitel consider strategic alternatives. The closing price of Seitel’s common stock on August 31, 2005 was $1.70.

On September 1, 2005, the special committee met to consider the recommendation of its two largest stockholders, and determined to seek advice of outside legal counsel. After an initial meeting on September 2, 2005 with Bracewell & Giuliani LLP, which we refer to in this proxy statement as “Bracewell,” in mid-September the special committee engaged Bracewell to serve as its independent legal counsel.

On October 19, 2005, the board of directors expanded the authority of the special committee, authorizing it to evaluate strategic alternatives available to Seitel including acquiring assets, businesses or other entities, raising new debt or equity capital (whether in connection with an acquisition or otherwise), restructuring or amending the terms of Seitel’s existing indebtedness, selling some or all of the assets of Seitel or merging, consolidating or engaging in a similar business combination involving Seitel. The board of directors of Seitel determined that each member of the special committee was free of any interest that would interfere with such member’s exercise of independent judgment as a member of the special committee.

From September 2005 through mid-November 2005, the special committee held 14 meetings and interviewed five investment banking firms, soliciting from each such firm’s opinions on Seitel’s valuation and available strategic alternatives. The closing price of Seitel’s common stock during this period ranged from $1.52 to $1.76 per share. The investment banking firms suggested alternatives to the special committee that included pursuing an acquisition of assets, businesses or other entities, pursuing a sale or strategic combination, effecting a recapitalization or continuing Seitel’s business plan. The special committee also discussed with these firms alternatives to repay or modify certain covenants with respect to Seitel’s 11.75% Senior Notes due 2011, which we refer to in this proxy statement as the “notes.”

After attending numerous presentations and actively engaging in dialogue with representatives of the investment banking firms regarding Seitel’s alternatives, the special committee decided to focus its efforts on modifying certain restrictive covenants in the Indenture. The special committee believed that the covenant in the Indenture which restricted Seitel’s annual capital expenditures, including expenditures to acquire seismic data that are underwritten or reimbursed by customers, had the potential to impair Seitel’s future financial and operational flexibility and growth prospects. This capital expenditure limitation effectively reduced the number of seismic data acquisition projects that Seitel could undertake each year and over time could limit Seitel’s ability to grow its data library.

In mid November 2005, the special committee recommended to the board that UBS Investment Bank, which we refer to in this proxy statement as “UBS,” be engaged to conduct a consent solicitation in which Seitel would seek the consent of note holders to amend the Indenture to exclude customer underwritten expenditures from the restriction on capital expenditures provided in the Indenture. The special committee also recommended that William Blair be engaged to perform detailed valuation studies of Seitel to further develop William Blair’s valuation model presented to the special committee during the investment banker interview process. At a meeting of the board of directors on November 17, 2005, upon the recommendation of the special committee, the board determined to engage UBS to conduct a consent solicitation to amend the Indenture and to engage William Blair to prepare detailed valuation models based on projections prepared by Seitel’s senior management.

During the latter half of November 2005, the special committee, Seitel management, Bracewell, UBS and legal counsel to UBS prepared consent solicitation materials to amend the Indenture. During this time, the special committee also worked closely with UBS to develop a marketing strategy for the consent solicitation. After considerable deliberation, the special committee, upon the advice of UBS, developed the three key components of its consent solicitation process: scope, timing and price. The special committee decided to seek minimal amendments to the Indenture, focusing exclusively on the capital expenditure restriction and not to seek amendment of additional covenants. In the special committee’s judgment, focusing its efforts on a single issue would make the note holders more amenable to granting their consent to the amendment and would require a lower consent fee than more extensive amendments. The special committee also determined that prospects for success would be enhanced if the solicitation could be launched and completed prior to December 31, 2005. Immediately prior to the scheduled launch of the consent solicitation, the special committee, upon the advice of UBS, authorized UBS to approach the largest note holder to determine whether that holder would respond favorably to the consent solicitation providing for the payment of a consent fee equal to 1.25 percent of the outstanding principal amount of the notes. The holder responded unfavorably to this proposal, and instead proposed a ten percent consent fee and other changes to the proposed amendment. On December 12, 2005, the special committee met with UBS to discuss alternatives in light of the response received from this note holder. After thoughtful discussion, the special committee, relying on the advice of UBS, determined to recommend to the board of directors that the board of directors authorize a consent solicitation providing a three percent consent fee. On the morning of December 13, 2005, Seitel’s board of directors authorized the consent solicitation on that basis.

On December 13, 2005, Seitel launched a consent solicitation to obtain consents to amend the Indenture to modify the capital expenditure covenant as previously described. Seitel offered a three percent consent fee to all consenting note holders, payable only if Seitel received the consent of a majority of the note holders. As of the close of business on December 22, 2005, out of a total of $189.0 million aggregate principal amount of notes outstanding, holders of approximately $68.0 million in aggregate principal amount of notes had granted their consent, holders of approximately $19.8 million in aggregate principal amount of notes had voted against the proposal and holders of approximately $101.2 million in aggregate principal amount of notes had not voted for or against the amendment. Having only received the consent of approximately 36 percent of the total outstanding principal amount of the notes, and having determined that increasing the consent fee was not in the best interest of Seitel or its stockholders, the special committee opted not to extend the consent solicitation, and the consent solicitation expired by its terms on December 23, 2005.

Having been unsuccessful with the consent solicitation and having concluded that note holder consent to amend the Indenture could not be obtained at a cost and on terms that were in the best interest of Seitel and its stockholders, the special committee began to consider other strategic alternatives available to Seitel. During the consent solicitation process, William Blair had been working closely with Seitel’s management to further develop the valuation models of Seitel that William Blair had presented during its initial interview. Based on projections prepared by Seitel’s senior management and William Blair’s valuation models, the special committee concluded that it was in the best interests of Seitel and its stockholders to consider if business combination opportunities were available to Seitel. On February 8, 2006, the special committee engaged William Blair to render certain investment banking services in connection with a potential business combination of Seitel with a third party. The special committee directed William Blair to begin preparations to solicit third party interest in a potential business combination with Seitel.

On March 1, 2006, before William Blair began its solicitation process, ValueAct Capital and its affiliated entities purchased 21,499,983 shares of Seitel common stock and warrants to purchase an additional 15,037,568 shares of Seitel common stock from Mellon HBV Alternative Strategies LLC. According to ValueAct Capital’s amended Schedule 13D filed March 3, 2006, ValueAct Capital, a beneficial owner of 18.3 percent of Seitel’s common stock prior to such purchase, increased its beneficial ownership to 39.0 percent as a result of the acquisition. Also on March 1, 2006, two partners of ValueAct Capital, Peter Kamin and Gregory Spivy, were appointed by the Seitel board of directors to fill existing vacancies on the board. On March 6, 2006, Mr. Kamin was appointed to join Messrs. Black, Flannery and Golding on the special committee.

During the months of March and April 2006, Seitel’s management team, with the assistance of William Blair, prepared a confidential descriptive memorandum and executive summary describing Seitel. During the week of April 17, 2006, William Blair commenced the marketing process and began contacting potential bidders. William Blair contacted a total of 82 potential bidders consisting of 21 strategic buyers and 61 financial buyers. Of the 82 potential bidders contacted, two strategic buyers and 29 financial buyers executed confidentiality agreements and received a confidential descriptive memorandum. Additionally, Seitel arranged with the assistance of William Blair and at no cost to Seitel, for a commercial bank not affiliated with William Blair to offer acquisition financing to potential acquirers of up to $450 million, which we refer to in this proxy statement as “stapled financing.” The special committee believed that the existence of stapled financing would encourage potential bidders.

From March 28, 2006 through May 1, 2006, the day before Seitel released its 2006 first quarter earnings, Seitel’s closing stock price increased from $3.19 to $4.36, an increase of $1.17 or approximately 37 percent. During this period, Seitel had not released earnings or reported any material news. This stock price appreciation was likely attributable in large part to three events unrelated to Seitel’s business operations or financial results: (1) an article regarding Seitel published in The Wall Street Journal on March 29, 2006; (2) Jim Cramer’s March 31, 2006 recommendation of Seitel stock on his “Mad Money” television program and (3) the April 28, 2006 announcement of Schlumberger’s acquisition of the remaining interest in WesternGeco it did not previously own.

From April 17, 2006 through May 24, 2006, representatives of William Blair provided information on Seitel to prospective buyers, and prospective buyers conducted due diligence and market research on Seitel. The closing price of Seitel common stock during this period ranged from $3.77 to $4.99 per share. Citing the market price of Seitel common stock, most of the potential buyers that executed confidentiality agreements withdrew from the solicitation process. In particular, potential strategic buyers indicated as a primary concern the estimated earnings per share dilution they would incur by purchasing Seitel at or near the then-current market valuation.

Preliminary indications of interest to acquire Seitel were required to be submitted by May 24, 2006. In response, four financial buyers submitted preliminary indications of interest. Three of the four buyers submitted preliminary indications of interest to acquire all of Seitel’s stock and one buyer submitted a preliminary indication of interest to participate in a transaction as a minority investor. The special committee instructed William Blair to invite the three prospective buyers who submitted indications to acquire all of Seitel’s common stock to continue with the process by commencing detailed due diligence and receiving a presentation from the Seitel management team during the month of June. Meetings with each of these three parties were held between June 13, 2006 and June 21, 2006, at which the Seitel management team delivered a presentation regarding Seitel’s business and financial results. Furthermore, in order to allow potential parties to commence detailed due diligence, Seitel, in consultation with William Blair and Bracewell, prepared a due diligence data room where potential buyers were allowed to conduct a due diligence review of Seitel beginning on June 19, 2006 and ending on July 28, 2006.

From June 13, 2006 through July 28, 2006 each of the three prospective buyers performed varying levels of detailed due diligence in addition to the review of the data room materials, including an examination of Seitel’s accounting and tax workpapers, engaging various professional service providers, including lawyers, accounting and tax consultants, industry consultants and benefits consultants, to review the data room materials and perform in depth due diligence investigations. The prospective buyers also involved commercial banks and the banks’ legal counsel in their due diligence investigation. In addition to the management presentations, members of the Seitel management team and William Blair participated in over 40 in person and telephonic due diligence meetings with the prospective buyers and their representatives, covering a variety of diligence topics such as finance, accounting, sales, operations, legal, environmental, industry trends and conditions, and Seitel’s current capital structure.

On July 18, 2006, a draft merger agreement prepared by Bracewell in consultation with Seitel management and William Blair was distributed to the prospective buyers remaining in the process, along with a letter requesting that definitive proposals be submitted by July 28, 2006. The special committee requested that interested parties submit detailed markups of the proposed merger agreement as part of each prospective buyer’s definitive proposal. The special committee also emphasized that bidders would be expected to have substantially completed all due diligence and to have financing commitments in place by July 28, 2006. Shortly before the definitive proposal due date of July 28, 2006 and after completion of their due diligence, two of the three remaining bidders indicated that they would be unable to offer a price at or above Seitel’s then-current stock price and would not submit a proposal. On July 28, 2006, the special committee received one definitive bid to acquire all of Seitel’s common stock for $2.80 per share, which included firm debt and equity commitment letters and a mark-up of the purchase agreement. The closing price of Seitel common stock on that day was $3.98 per share. On July 31, 2006, the special committee convened and determined that the bid should not be recommended to the board of directors, and the special committee instructed William Blair to communicate to the bidder that its bid had been rejected by the special committee. In response to that communication, the bidder did not revise its offer to acquire Seitel.

In connection with the engagement of William Blair and the above-described process of marketing Seitel, the special committee met 22 times between January 5 and July 31, 2006.

On August 21, 2006, the special committee met with William Blair to discuss strategic alternatives available to Seitel in light of the results of the solicitation process. The special committee considered and discussed with William Blair several alternatives, including:

•	conducting another consent solicitation with improved economics to induce the note holders to amend the Indenture;

•	pursuing strategic acquisitions of data providers and/or data libraries in the United States and/or Canada;

•	conducting a leveraged recapitalization to refinance the notes and using the remaining financing to offer liquidity to existing stockholders through a share tender process;

•	conducting a debt and equity recapitalization to refinance the notes and use the remaining financing to offer liquidity to existing stockholders through a share tender process;

•	undertaking a secondary offering of common stock to refinance the notes, enhance trading volume and institutional stock ownership and provide stockholder liquidity; and

•	continuing to pursue liquidity for stockholders and note refinancing through a strategic or financial transaction.

After discussion, the special committee determined that, although several Seitel stockholders held illiquid positions, pursuing a liquidity event for those particular stockholders was not the best alternative for Seitel and its other stockholders at the current time. The special committee believed that, given the cyclicality of the oil and gas industry, the additional leverage associated with certain of these alternatives would present a potential financial risk to continuing stockholders. The special committee requested that William Blair begin to analyze the effect on Seitel of modifying the restrictive covenant on capital expenditures in the Indenture, but no consensus was reached on what should be recommended to the board. The special committee believed that additional study of available alternatives would be required.

On August 25, 2006, a meeting of the full board of directors was convened to receive a status report from the special committee. Mr. Golding informed the board of the results of the solicitation process and that the special committee was continuing to look at strategic alternatives, including the advisability of conducting a second consent solicitation to address the capital expenditure restriction contained in the Indenture. At the conclusion of the meeting, Mr. Kamin informed the board that ValueAct Capital was prepared to lead a transaction in which ValueAct Capital would purchase all of the shares of Seitel common stock it or its affiliates did not already own for $3.65 per share. Mr. Kamin also informed the board that ValueAct Capital would be willing, if such a buyer could be found, to entertain a proposal that is superior to ValueAct Capitals’ proposal. Seitel’s stock price on August 25, 2006 was $3.50 per share. Mr. Kamin stated that ValueAct Capital would present a formal proposal to purchase Seitel in writing to the board of directors within the next several days. Mr. Golding recommended that the meeting adjourn and that the special committee meet the following day to discuss this development. In light of the potential conflict presented by the proposal from ValueAct Capital, Mr. Kamin resigned from the special committee.

On August 26, 2006, the now three-member special committee met to discuss ValueAct Capital’s proposal. The special committee determined that William Blair should immediately be instructed to discontinue all dialogue, if any, with ValueAct Capital and its representatives, including Mr. Kamin and Mr. Spivy. On the morning of August 27, 2006, the special committee met with William Blair to inform William Blair of the development and discuss the possibility of soliciting superior proposals through a second solicitation process.

On the evening of August 27, 2006, a meeting of the board (without the participation of Messrs. Kamin and Spivy) was convened. Although the original charge to the special committee was sufficiently broad to authorize the special committee to evaluate the merits of the ValueAct Capital proposal and make such recommendation on the proposal as it deemed proper, the special committee was not originally formed for the purpose of considering a specific proposal from an affiliate of Seitel. Mr. Black requested that the board of directors specifically authorize the special committee to evaluate the ValueAct Capital proposal, including the authority to reject the proposal. In addition, Bracewell noted that it was appropriate at this time for the board to reevaluate the composition of the special committee and the independence of its legal and financial advisors in light of the proposal from ValueAct Capital. Bracewell noted that the members of the special committee, and its legal and financial advisors, should be disinterested, independent and free of any interest that would interfere with such parties’ exercise of independent judgment. Bracewell, William Blair and the members of the special committee were asked to describe any interest in the transaction and any affiliation with ValueAct Capital or its affiliates or principals. Representatives of Bracewell confirmed that to their knowledge Bracewell had no current or prior engagements or relationships with ValueAct Capital, its affiliates or principals. William Blair noted that, although Mr. Kamin had referred William Blair to the special committee to participate in the interview process to select its financial advisor, William Blair had no current or prior engagements on behalf of ValueAct Capital. In view of the extensive and competitive interview process by which the special committee selected William Blair, which process involved interviewing four other investment banking firms, the special committee considered these prior, incidental contacts with ValueAct Capital insubstantial in nature and not inconsistent with William Blair’s role as the independent financial advisor to the special committee. Each member of the special committee affirmed that they had no interest in the proposal of ValueAct Capital different from the Seitel stockholders generally. Mr. Black and Mr. Flannery each stated that they had no affiliations of any kind with ValueAct Capital and were disinterested and independent for purposes of executing the special committee’s charge. Mr. Golding stated that he and Mr. Kamin had served together in the 1980’s on the board of directors of Hi-Port Industries, a company in which Mr. Golding acted as chairman of the board and chief executive officer that Mr. Golding invested in and liquidated an investment in a hedge fund managed by Mr. Kamin in the 1990’s, and that at the request of Mr. Kamin, Mr. Golding had served on the board of directors of Data Transmission Network Corp., a company in which a hedge fund managed by Mr. Kamin held a significant equity position. In addition, Mr. Golding stated that it was Mr. Kamin who first introduced him to Seitel management before Mr. Golding interviewed for and was asked to serve on Seitel’s board of directors. However, Mr. Golding stated that he had no business, professional or investment interests in ValueAct Capital and was not beholden to ValueAct Capital or any of its affiliates or principals in any way. After a discussion regarding the proper composition of the special committee and, in particular, whether Mr. Golding’s past business relationships with Mr. Kamin were of a magnitude that would impair Mr. Golding’s ability to exercise independent judgment, the board concluded that all members of the special committee, including Mr. Golding, were disinterested and independent for purposes of the special committee’s engagement. Accordingly, the board confirmed the designation of Messrs. Black, Flannery and Golding as the special committee and expanded the authority of the special committee to include authority to evaluate the proposal from ValueAct Capital, including the authority to reject the proposal. The newly-charged special committee then considered whether, and in the end determined that, Bracewell and William Blair were disinterested and independent for purposes of acting as advisors to the special committee.

On Sunday, August 27, 2006, the board of directors received ValueAct Capital’s written proposal to buy all of the outstanding shares of Seitel common stock not already owned by it or its affiliates for $3.65 per share. The written proposal confirmed ValueAct Capital’s willingness to commence negotiations of a merger agreement immediately, with a view to the execution of an agreement within three weeks. The proposal specifically contemplated that the merger agreement would contain a “go shop” period during which Seitel would be free to solicit a superior proposal for 21 days and to terminate the merger agreement to accept a superior proposal upon the payment of a fee of one percent of the transaction value, plus reimbursement of expenses. Although Seitel would be required to cease active solicitation after such period, it would still be free to accept an unsolicited superior proposal and terminate the merger agreement to accept such a superior proposal upon the payment of a fee of three percent of the transaction value, plus reimbursement of expenses.

On the morning of August 28, 2006, Seitel issued a press release announcing receipt of the proposal from ValueAct Capital and filed a Current Report on Form 8-K with respect to such proposal. In addition, this Form 8-K disclosed that Seitel’s board of directors had previously formed the special committee which had engaged William Blair as its independent financial advisor and Bracewell as its independent legal counsel, and that the board had referred the ValueAct Capital proposal to the special committee for consideration. On September 12, 2006, Seitel filed another Current Report on Form 8-K which disclosed, among other things, that the special committee had initiated a process through its financial advisor, William Blair, to seek alternative proposals to the ValueAct proposal from third parties and to review and evaluate other strategic alternatives.

Despite the favorable nature of the offer’s terms with respect to solicitation of a superior proposal and the fact that the price proposed by ValueAct Capital represented a 32 percent premium over the only third party bid received in the initial solicitation process of Seitel and a 5.7 percent premium over the closing price of Seitel common stock of $3.50 per share on August 25, 2006, the last trading day before receipt of the written proposal from ValueAct Capital, the special committee determined to initiate an immediate solicitation process while negotiating with ValueAct Capital. Accordingly, on August 28, 2006, William Blair commenced a new solicitation process on behalf of the special committee. This process involved contacting two new financial buyers and 51 of the parties contacted during the initial solicitation process that were believed to be most likely to be interested in acquiring Seitel in the changed environment.

From August 28, 2006 to October 11, 2006, the deadline for receipt of final bids and comments on the proposed merger agreements, William Blair distributed letters to interested prospective buyers, including one strategic and 16 financial buyers, providing them with an update on Seitel’s recent financial performance. Of the 17 interested parties, only five parties, including ValueAct Capital, conducted due diligence on Seitel and attended meetings at which the Seitel management team delivered a presentation regarding Seitel’s business and financial results. Each of the five prospective buyers performed varying levels of detailed due diligence in addition to the review of the data room materials, including an examination of Seitel’s accounting and tax workpapers, engaging various professional service providers, including lawyers, accounting and tax consultants, management consultants, industry consultants and benefits consultants, to review the data room materials and perform in depth due diligence investigations. The prospective buyers also involved commercial banks and the banks’ legal counsel in their due diligence investigation. In addition to the management presentations, Seitel and William Blair participated in over 20 in person and telephonic due diligence meetings with the prospective buyers and their representatives, covering a variety of diligence topics such as finance, accounting, sales, operations, legal, environmental, industry trends and conditions, and Seitel’s current capital structure.

Also from August 28, 2006 to October 11, 2006, the special committee met with William Blair five times to discuss the progress of the second solicitation process. During these meetings William Blair reported that potentially interested parties were withdrawing from the process as they moved into the advanced stages of due diligence, citing industry cyclicality and valuation as primary concerns. At a special committee meeting on September 8, 2006, the special committee again reviewed alternatives other than a sale of Seitel. The special committee also considered the actions that might be taken by ValueAct in the absence of a negotiated merger and the risks to the unaffiliated stockholders of Seitel of such actions.

On September 22, 2006, Bracewell provided an initial draft of the merger agreement to William Blair for distribution to ValueAct Capital and a form of merger agreement for distribution to other prospective bidders. The key difference between these two drafts was the inclusion in the draft of the merger agreement provided to ValueAct Capital of the condition to closing that the merger agreement be adopted by not only the affirmative vote of the holders of a majority of the outstanding shares of common stock as required under Delaware law, but also the affirmative vote of the holders of a majority of the outstanding shares of common stock that are voted on such proposal (either for or against), other than shares owned by ValueAct Capital and its affiliates, which vote we refer to in this proxy statement as the “unaffiliated stockholder approval requirement.” The special committee considered the unaffiliated stockholder approval requirement to be an essential procedural safeguard to ensure that Seitel’s unaffiliated stockholders had an opportunity to cast a meaningful vote in respect of the merger. However, before determining that the unaffiliated stockholder approval requirement would take into account only shares of common stock actually voted on the proposal, the special committee considered and rejected a proposal to condition the merger upon receipt of the affirmative vote of the holders of a majority of the outstanding shares of common stock (whether voted or not) on such proposal at the special meeting of stockholders, other than shares owned by ValueAct Capital and its affiliates. This proposal was rejected by the special committee on the grounds that unaffiliated stockholders who do not take advantage of the opportunity to vote on the proposal to adopt the merger agreement should not, by their inaction, harm the opportunity of those unaffiliated stockholders who vote on the merger to receive the merger consideration.

In late September, the draft merger agreement prepared by Bracewell was distributed to the prospective bidders remaining in the process, along with a letter requesting that definitive proposals be submitted by October 11, 2006. The special committee requested that interested parties submit detailed markups of the proposed merger agreement as part of their definitive proposal. The special committee also emphasized that bidders would be expected to have substantially completed all due diligence and have financing commitments in place by October 11, 2006.

On October 6, 2006, Bracewell received proposed revisions to the merger agreement from Dechert LLP, counsel for ValueAct Capital, which we refer to in this proxy statement as “Dechert.” On October 10, 2006, ValueAct Capital submitted a definitive proposal to acquire the shares of Seitel it did not already own at $3.65 per share, which proposal included firm debt commitment letters.

On the bid due date, October 11, 2006, the special committee met to discuss the results of the second solicitation process. William Blair reported that no new bids had been received and the only outstanding bid to purchase Seitel was the $3.65 bid from ValueAct Capital. As indicated above, William Blair noted that the four prospective bidders, other than ValueAct Capital, who performed detailed due diligence during the second solicitation process cited industry cyclicality and valuation as their primary concerns and rationale for withdrawing from the process. In light of the results of the second solicitation process, the special committee discussed with William Blair ValueAct Capital’s $3.65 per share bid price. The special committee asked Bracewell to identify terms in the draft of the merger agreement proposed by Dechert that could be included in the negotiation to increase the per share bid price. Additionally, Bracewell noted that ValueAct Capital had not submitted an equity commitment letter with its bid materials. The special committee requested that William Blair advise ValueAct Capital that an equity commitment would be required.

On October 12, 2006, the special committee met to discuss ValueAct Capital’s proposed revisions to the merger agreement and receive an update from William Blair regarding its conversations with ValueAct Capital on the evening of October 11. William Blair reported that in response to the special committee’s request, ValueAct Capital would consider providing an equity commitment letter. William Blair also reported that ValueAct Capital had requested permission to begin discussions with certain Seitel management personnel. The special committee declined to allow ValueAct Capital and Seitel management to begin direct discussions at this time. Bracewell reported that ValueAct Capital’s revised merger agreement retained the proposed unaffiliated stockholder approval requirement and that ValueAct Capital was not included as a party to such proposed merger agreement. Instead, ValueAct Capital’s initial proposal required Seitel to contract with newly-formed companies, Parent and Acquisition Co., neither of which would have assets of any significance. The special committee believed that this structure failed to provide adequate protection to Seitel in the event that Parent failed to perform its obligations under the merger agreement. The special committee determined that either Parent or Acquisition Co., or both, would have to be capitalized to protect Seitel and its stockholders from breach of the merger agreement, or another method of providing a credit-worthy party would be required. William Blair was asked to communicate this requirement to ValueAct Capital. The special committee also instructed William Blair to inform ValueAct Capital that its bid would have to be increased.

Based on the input from the special committee at the October 12, 2006 meeting, on October 16, 2006, Bracewell distributed to Dechert a revised merger agreement reflecting, among other things, the special committee’s requirement that either Parent or Acquisition Co., or both, be adequately capitalized.

On October 18, 2006, Bracewell reviewed the draft of the merger agreement proposed by Dechert with the members of the special committee, including a review of the termination and expense fees and events that result in an obligation to pay such fees. After considerable discussion concerning how best to ensure that Seitel is not denied the opportunity to pursue a proposal that is superior to the ValueAct Capital proposal, to the extent such opportunity is presented after the merger agreement is executed, or prevent the unaffiliated stockholders of Seitel from possibly being coerced to adopt the merger agreement in order to avoid the payment by Seitel of an unreasonable fee upon a failed stockholder vote to adopt the merger agreement, and after considering the results of the two previous solicitation processes coordinated by William Blair, the special committee deemed it advisable to accept the merger agreement as proposed by ValueAct Capital if ValueAct Capital increased its bid price and addressed the following: (1) the amount of the termination fee proposed by ValueAct Capital would need to be reduced, (2) the amount of expense reimbursement would need to be subject to a reasonable cap, (3) each of Seitel, on one hand, and Parent and Acquisition Co., on the other hand, would need to have their liability for breach of the merger agreement capped at equal amounts, (4) the appraisal rights condition to closing, which permitted ValueAct Capital not to consummate the merger if holders of five percent or more of the outstanding shares dissented from the merger and sought to have their shares appraised, would have to be modified to increase the triggering percentage and (5) Parent would need to be capitalized prior to the signing of a merger agreement with a sufficient number of shares of Seitel common stock to provide Seitel a meaningful remedy in the event of a breach of the merger agreement by Parent or Acquisition Co., subject to the agreed-upon liability cap described above.

On October 19, 2006, William Blair reported to the special committee that, based on its conversations with ValueAct Capital regarding its bid on the evening of October 18 and morning of October 19, ValueAct Capital had agreed to:

•	increase its bid from $3.65 to $3.70;

•	reduce the termination fee from three percent of the transaction value to $17 million;

•	limit the expense reimbursement to a maximum amount of $1 million;

•	limit damages for breach of the merger agreement by either party to $17 million;

•	increase the appraisal rights condition to ten percent; and

•	capitalize Parent through the contribution of four million shares of Seitel common stock.

William Blair also reported that ValueAct Capital had again requested to begin discussions with certain Seitel management personnel. William Blair noted that some assurance as to the retention of management would be important to ValueAct Capital. The special committee permitted ValueAct Capital to begin discussions with management, provided William Blair was present to monitor such discussions and ensure that the best interests of Seitel’s unaffiliated stockholders were protected. William Blair also reported that ValueAct Capital’s proposal would require the retirement of the notes through a consent solicitation and debt tender offer process with an assumed consent solicitation fee of approximately $54 million or $0.35 per outstanding share of Seitel common stock. This estimated amount was greater than the approximately $45 million or $0.29 per outstanding share of Seitel common stock that was calculated by William Blair to retire the notes. Based on this information, the special committee instructed William Blair to return to ValueAct Capital and seek an additional increase from $3.70 per share using the differential in cost estimates associated with retiring the notes as partial justification.

Between October 19, 2006 and October 23, 2006, Bracewell and Dechert exchanged revised drafts of the merger agreement. In addition, on October 20, 2006, Bracewell distributed an initial draft of the Support Agreement to Dechert, which included at the request of the special committee a provision which required ValueAct Capital, Parent and their affiliates to vote in favor of the adoption of a Superior Agreement, if Seitel terminates the merger agreement to enter into such a Superior Agreement and pays Parent the Termination Fee. On October 24, 2006, the special committee met to discuss the progress in negotiating the legal and economic terms of the merger agreement. William Blair stated that ValueAct Capital had presented compelling evidence that the defeasance cost associated with retiring the notes would be approximately $55 million or $0.35 per outstanding share of Seitel common stock based on, among other things, the decrease in interest rates that had occurred since the date of William Blair’s calculation. Since the cost to retire the notes increased the effective acquisition cost of Seitel to ValueAct to $4.05 per share, ValueAct Capital declined to raise its bid above $3.70 per share. The special committee instructed William Blair to seek additional concessions from ValueAct Capital regarding certain terms of the merger agreement and support agreement, including (1) an increase in the capitalization of Parent to ten million shares of Seitel common stock, (2) an increase in the upper limit on the parties’ damages from $17 million to $35 million and (3) an increase in the appraisal rights condition percentage from ten to fifteen percent.

On October 30, 2006, Bracewell received a substantially final version of the merger agreement and support agreement that reflected (1) an increase in the capitalization of Parent from four million to 9,459,460 shares of Seitel common stock, (2) an increase in the cap on the parties’ damages from $17 million to $35 million and (3) an increase in the appraisal rights condition percentage from ten to 12.5 percent.

On October 31, 2006, a meeting of the special committee was convened. The meeting opened with Bracewell providing an overview of the special committee member’s fiduciary duties. Next, William Blair reviewed with the special committee William Blair’s financial analysis of the $3.70 per share merger consideration and delivered William Blair’s oral opinion (confirmed in writing) to the special committee that, as of October 31, 2006 and based upon and subject to the assumptions made, matters considered and the limitations and qualifications to the review undertaken in connection with such opinion, the merger consideration was fair, from a financial point of view, to Seitel’s stockholders (other than ValueAct Capital and its affiliates). Finally, Bracewell reviewed the terms of the merger agreement and Support Agreement with the special committee. Upon completion of the presentations by the special committee’s legal and financial advisors, the members of the special committee engaged in a discussion to consider the ValueAct Capital proposal, which discussion included reflections on the activities of the special committee since May of 2005. After a thorough discussion in which the members of the special committee exchanged ideas and actively sought the advice of the special committee’s legal and financial advisors, the special committee unanimously determined that the merger agreement, the support agreement, the merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the unaffiliated stockholders of Seitel and determined to recommend adoption of the merger agreement and the support agreement to the board of directors.

Also on October 31, 2006, a meeting of the board of directors was convened, in which Messrs. Kamin and Spivy did not participate, with the concurrence of the other directors, due to their conflicting interests in the merger because of their positions with ValueAct Capital and their affiliates, and with Mr. Monson recusing himself in anticipation of his having a substantially similar position as an officer and director of the Surviving Corporation and/or Parent after completion of the merger and possibly acquiring an ownership interest in Parent upon completion of the merger. The special committee’s legal and financial advisers gave presentations to the board of directors on, in the case of Bracewell, fiduciary duties owed and the material terms of the proposed merger agreement and Support Agreement and, in the case of William Blair, the fairness, from a financial point of view, to the stockholders of Seitel (other than ValueAct Capital and its affiliates) of the $3.70 per share merger consideration. After completion of the presentations, the special committee unanimously recommended to the board of directors that it (1) find that the merger agreement, the Support Agreement, the merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the unaffiliated stockholders of Seitel, (2) approve the merger agreement, Support Agreement and related documents, (3) issue a press release announcing the merger agreement and (4) recommend to Seitel’s stockholders that they vote for the proposal to adopt the merger agreement at a meeting of the stockholders to be called to consider such proposal. After the board heard from Bracewell and William Blair and received the special committee’s recommendation, the members of the board engaged in a discussion with the members of the special committee and its advisors during which discussion the members of the board and the members of the special committee exchanged ideas with respect to the proposal by ValueAct Capital and other strategic alternatives available to Seitel.

The board of directors paid particular attention to, and engaged in discussions concerning, the unaffiliated stockholder approval requirement contained in the merger agreement. It was noted that this provision had the full support of ValueAct Capital and was considered by both ValueAct Capital and the special committee to be an essential element of the transaction, which ensured that Seitel’s unaffiliated stockholders have an opportunity to cast a meaningful vote in respect of the merger. The board also considered whether the unaffiliated stockholder approval requirement should be defined to require receipt of the affirmative vote of the holders of a majority of the outstanding shares of common stock (whether voted or not), other than shares owned by ValueAct Capital and its affiliates, on the proposal to adopt the merger agreement. However, like the special committee, the board rejected this suggestion on the grounds that unaffiliated stockholders who did not take advantage of the opportunity to vote on the proposal to adopt the merger agreement should not, by their inaction, harm the opportunity of those unaffiliated stockholders who vote on the merger to receive the merger consideration.

Upon conclusion of the discussion, the board, by unanimous decision (without the participation of Messrs. Kamin, Spivy and Monson), (1) determined that the merger agreement, the Support Agreement, the merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the unaffiliated stockholders of Seitel, (2) approved the merger agreement, Support Agreement and related documents; (3) authorized the issuance of a press release announcing the merger agreement, and (4) resolved to recommend to Seitel’s stockholders that they vote for the proposal to adopt the merger agreement at a special meeting of the stockholders. On October 31, 2006, Seitel, Parent and Acquisition Co. executed the merger agreement and ValueAct Capital, Seitel and Parent executed the Support Agreement. On November 1, 2006, Seitel issued a press release announcing the execution and delivery of the merger agreement and Support Agreement.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Adoption of the Merger

The Special Committee. On August 27, 2006, immediately after learning from Mr. Kamin that ValueAct Capital would submit a proposal to buy Seitel, the independent members of the board of directors considered and affirmed the independence of Messrs. Black, Flannery and Golding and reconstituted the special committee. The board then affirmed the special committee’s authority to consider and reject or recommend the ValueAct Capital proposal and any alternate proposals. See “—Background of the Merger” beginning on page      for more information about the formation and authority of the special committee. The special committee continued its relationship with Bracewell and William Blair as its legal and financial advisors, respectively, after confirming that neither firm had any relationship with ValueAct Capital that would impair their ability to exercise independent judgment. The special committee oversaw financial and legal due diligence performed by its advisors, oversaw two processes aimed at soliciting buyers for Seitel, including a separate process following the receipt of ValueAct Capital’s proposal, conducted an extensive review and evaluation of the ValueAct Capital proposal and through its advisors conducted arm’s-length negotiations with ValueAct Capital and its representatives with respect to the merger agreement, the Support Agreement and various other agreements relating to the merger. On October 31, 2006, the special committee, acting with the assistance of its financial and legal advisors, unanimously determined that the merger agreement, the Support Agreement, the merger and the other transactions contemplated thereby were fair to, advisable and in the best interests of Seitel’s unaffiliated stockholders. The special committee also unanimously recommended to the board of directors that it:

•	determine that the merger agreement, the Support Agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Seitel’s unaffiliated stockholders;

•	approve the merger agreement, the Support Agreement, the merger and the other transactions contemplated by the merger agreement;

•	approve various related agreements, including the Support Agreement whereby ValueAct Capital and Parent agree, among other things, to vote or cause to be voted all shares of Seitel common stock owned by them or their respective affiliates in favor of the proposal to adopt the merger agreement or any Superior Agreement (as defined in “The Merger Agreement—Other Covenants and Agreements-No Solicitation of Competing Proposals”);

•	take all actions so that the merger agreement, the merger and the other transactions contemplated thereby would not be subject to any applicable merger, anti-takeover or similar statute or regulation; and

•	recommend to Seitel’s stockholders that they vote in favor of the proposal to adopt the merger agreement.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following substantive positive factors and potential benefits of the merger agreement, the Support Agreement, the merger and the other transactions contemplated thereby, each of which the special committee believed supported its decision:

•	That the special committee viewed the merger consideration of $3.70 per share as more favorable to Seitel’s unaffiliated stockholders than the potential value that might result from other alternatives reasonably available to Seitel, including pursuing other strategic alternatives, including a consent solicitation to amend the terms of the Indenture, pursuit of strategic acquisitions of data providers and/or data libraries, a leveraged recapitalization, a secondary offering to refinance the notes, or continuing with Seitel’s current business plan.

•	That the proposed merger consideration was all cash, so that the transaction allows Seitel’s unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares, especially when viewed against the risks inherent in Seitel’s business plan, including the following:

•	the significant amount of leverage and interest expense resulting from the Indenture, indebtedness of Seitel’s Canadian subsidiaries and other indebtedness in respect of certain capital lease obligations and the numerous restrictive covenants to which Seitel is subject related to such indebtedness;

•	the dependence of Seitel’s business upon exploration and development spending by oil and natural gas companies, which are subject to considerable uncertainties such as the price for oil and natural gas;

•	many of Seitel’s customers consist of independent oil and natural gas companies and private prospect-generating companies that rely primarily on private capital market to fund their exploration, production, development and field management activities, and a significant downturn in the availability of private capital market could have a material adverse impact on the ability of such companies to obtain funding necessary to purchase Seitel’s seismic data, which, in turn, could have a material adverse effect on Seitel’s results of operations and cash flow;

•	Seitel invests significant amounts of money in acquiring and processing new seismic data to add to its data library and looks to customer underwriting and future data licensing fees to recoup some of these expenses, but the amount of underwriting and future data licensing fees are subject to uncertainty, and Seitel may not be able to recover all of its costs associated with seismic data acquisitions;

•	Seitel’s seismic data library is geographically concentrated in onshore North America, and this concentration makes Seitel’s results of operations and cash flow dependent on events in such regions even if conditions in the worldwide oil and natural gas market are favorable; and

•	Seitel’s operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental and health and safety laws, the compliance with which is costly and is difficult to predict in the future, and the modification of which may adversely affect Seitel by reducing demand for its seismic data.

•	That the special committee viewed the merger consideration as fair in light of Seitel’s business, operations, financial condition, strategy and prospects, as well as Seitel’s historical and projected financial performance.

•	The fact that the merger consideration of $3.70 per share represented a premium of approximately (1) 5.7 percent to the $3.50 closing price of Seitel common stock on August 25, 2006, the last trading day before the proposal was made public, (2) 48 percent over the closing price 180 days prior to that announcement, and (3) 120 percent over the closing price 360 days prior to that announcement.

•	That upon the completion of two exhaustive and distinct processes to seek prospective buyers of Seitel, including both financial and strategic buyers, only one other definitive bid was received by Seitel, and it was for $2.80 per share, or approximately 24 percent less than the $3.70 per share to be received in the merger.

•	That special committee believed that recent market prices for Seitel common stock on the OTC Bulletin Board reflected in part the effects of speculation attributable to non-recurring events in the industry and unrelated to Seitel’s operations or financial condition, which made such prices a less reliable indication of value than would otherwise be the case.

•	That the per share cost to ValueAct Capital of consummating the merger includes not only the merger consideration of $3.70 per share to the stockholders but also a projected $0.35 per share cost to retire the notes, which notes must be repaid or amended before any sale of Seitel could be completed.

•	That, because Seitel’s amended and restated certificate of incorporation expressly opts out of the protection provided by Section 203 of the DGCL, should the ValueAct Capital proposal be rejected, ValueAct Capital could pursue alternative avenues for gaining control of Seitel, including buying shares on the open market or conducting a share tender offer, which may result in less value to Seitel’s unaffiliated stockholders than the merger consideration at $3.70 per share, and could allow ValueAct Capital to obtain control of Seitel without paying a control premium.

•

The opinion received by the special committee from its financial advisor, William Blair, delivered orally to the special committee at its meeting on October 31, 2006, and subsequently confirmed in writing to the special committee, that, based upon and subject to the assumptions, considerations, limitations and qualifications set forth in such opinion, the merger consideration of $3.70 per share to be received by the holders of Seitel common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as described in William Blair’s opinion.

•	The presentation of William Blair to the special committee on October 31, 2006 in connection with the above-described opinion which is described under “—Opinion of Financial Advisor” beginning on page .

•	The special committee’s success in obtaining an increase in ValueAct Capital’s bid from $3.65 to $3.70 per share.

•	The special committee’s belief that $3.70 per share was the highest price per share reasonably obtainable.

•	The efforts made by the special committee and its advisors to negotiate and execute a merger agreement and Support Agreement favorable to Seitel under the circumstances, the fact that the negotiations regarding the merger agreement and Support Agreement were held on an arm’s-length basis and that the special committee was able to successfully negotiate terms that were beneficial to Seitel’s unaffiliated stockholders, including:

•	the unaffiliated stockholder approval requirements, which the special committee believes allows Seitel’s unaffiliated stockholders the opportunity to cast a meaningful vote in respect of the merger;

•	the provision of the merger agreement allowing the board of directors to, under certain circumstances, terminate the merger agreement, if a Superior Agreement is presented, subject to a payment by Seitel of the Termination Fee and the requirement pursuant to the Support Agreement that ValueAct Capital and Parent vote, and cause their affiliates to vote, all shares of Seitel common stock held by them for the adoption of such Superior Agreement;

•	the capitalization of Parent by the contribution of 9,459,460 shares of Seitel common stock by ValueAct Capital, providing a creditworthy party to the merger agreement; and

•	the provision in the merger agreement limiting the amount of ValueAct Capital’s transaction expenses that could, in certain cases, be reimbursed by Seitel to $1.0 million.

•	ValueAct Capital’s entry into the Support Agreement whereby it and Parent agree, among other things, to vote or cause to be voted all shares of Seitel common stock owned by them or their respective affiliates in favor of the proposal to adopt the merger agreement or any Superior Agreement, which the special committee believes makes effective Seitel’s right to terminate the merger agreement in favor of a Superior Agreement is important to not foreclose a third party from making a proposal.

•	The availability of appraisal rights under Delaware law to holders of shares of Seitel’s common stock who dissent from the merger and comply with all of the required procedures under Delaware law, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

•	The special committee’s belief that it was fully informed about the extent to which the interests of certain current directors and stockholders in the merger differed from those of Seitel’s other stockholders.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent Seitel’s unaffiliated stockholders, each of which the special committee believed supported its decision and provided assurance of the fairness of the merger to Seitel’s unaffiliated stockholders:

•	That the special committee consists solely of independent directors who are not officers or controlling stockholders of Seitel, or affiliated with or in any way interested in ValueAct Capital or its affiliates.

•	That the special committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by ValueAct Capital.

•	That the members of the special committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the merger agreement and recommending that the board of directors approve the merger agreement and taking the other actions described in this proxy statement.

•	That the members of the special committee will not personally benefit from the completion of the merger in a manner different from Seitel’s unaffiliated stockholders.

•	That the special committee retained and was advised by Bracewell, its legal counsel, who was and is independent of ValueAct Capital.

•	That the special committee retained and was advised by William Blair, its financial advisor, who was and is independent of ValueAct Capital.

•	That, although William Blair had been introduced to the special committee by Mr. Kamin, William Blair emerged as the financial advisor for the special committee through a competitive interview process involving four other investment banking firms.

•	That prior and subsequent to Seitel’s announcement of its receipt of the ValueAct Capital proposal on August 28, 2006, and despite William Blair having had discussions with more than 80 potentially interested parties, only one party other than ValueAct Capital submitted a definitive bid to acquire Seitel and that bid was for $2.80 per share.

•	That the special committee received the opinion of William Blair dated October 31, 2006 which provided, based upon and subject to the assumptions, considerations, limitations and qualifications set forth in the opinion, that the merger consideration to be received by the holders of Seitel’s common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

•	That the adoption of the merger agreement and consummation of the transactions contemplated thereby requires (1) the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to adopt the merger agreement and (2) satisfaction of the unaffiliated stockholder approval requirements.

•	That while the special committee was involved in extensive deliberations over a period of approximately two months regarding the ValueAct Capital proposal, it had been engaged in the process of seeking proposals to acquire Seitel since the middle of April 2006 as well as continuing to explore other strategic alternatives.

•	That the special committee, with the assistance of its legal and financial advisors, negotiated on an arm’s-length basis with ValueAct Capital and its representatives.

•	That the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the board of director’s approval of the merger agreement, as required by Delaware law.

•	That Seitel is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of the Termination Fee, to terminate the merger agreement in order to enter into a Superior Agreement and, if it does so, ValueAct Capital is bound to support such superior transaction.

•	That under Delaware law, the stockholders of Seitel have the right to demand appraisal of their shares.

•	That the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of ValueAct Capital and the directors who were affiliated with ValueAct Capital, and with knowledge of the interests of such stockholder and director participants in the merger.

The foregoing discussion summarizes the material information and factors considered by the special committee in its consideration of the merger. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. Based upon the totality of the information presented to and considered by it, the special committee unanimously approved the merger agreement and the merger and recommended that board of directors approve the merger agreement and submit the merger agreement to the stockholders with the recommendation that the stockholders vote for the proposal to adopt the merger agreement.

The Board of Directors. Seitel’s board of directors consists of nine directors, two of whom, Peter Kamin and Gregory Spivy, are principals of ValueAct Capital and have interests in the merger different from the interests of Seitel’s unaffiliated stockholders. Additionally, Robert Monson, Seitel’s president and chief executive officer and director, as a Rollover Investor, has interests in the merger different from the interests of Seitel’s unaffiliated stockholders. Throughout its consideration of the ValueAct Capital proposal, Messrs. Kamin, Spivy and Monson did not participate in the deliberations of the board of directors related to the ValueAct Capital proposal. In connection with the ValueAct Capital proposal, the board of directors reconstituted the special committee of independent directors after the resignation of Mr. Kamin, to ensure independence of the special committee and to empower it to study, review, evaluate, negotiate and, if appropriate, make a recommendation to the board of directors regarding the proposal from ValueAct Capital. Periodically, the special committee and its advisors apprised the board of the special committee’s work. On October 31, 2006, Seitel’s board of directors (without the participation of Messrs. Kamin, Spivy and Monson) met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the other factors described below, all of the members of Seitel’s board of directors (other than Messrs. Kamin, Spivy and Monson);

•	determined that the merger agreement, the Support Agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, advisable and in the best interests of Seitel’s unaffiliated stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	approved various related agreements, including the Support Agreement whereby ValueAct Capital and Parent agree, among other things, to vote or cause to be voted all shares of Seitel common stock owned by them or their respective affiliates in favor of the proposal to adopt the merger agreement or any Superior Agreement;

•	took all actions so that the merger agreement, the merger and the other transactions contemplated thereby would not be subject to any applicable merger, anti-takeover or similar statute or regulation; and

•	recommended that Seitel’s stockholders vote to adopt the merger agreement.

In determining that the merger agreement is fair to, advisable and in the best interests of Seitel’s unaffiliated stockholders, and approving the merger agreement, the Support Agreement, the merger and the other transactions contemplated by the merger agreement, and recommending that Seitel’s stockholders vote for the adoption of the merger agreement, the board of directors considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the special committee;

•	the opinion received by the special committee from William Blair, delivered orally at the special committee and board meetings on October 31, 2006 and subsequently confirmed in writing, that, based upon and subject to the assumptions, considerations, limitations and qualifications set forth in the opinion, the merger consideration of $3.70 per share to be received by the holders of shares of Seitel common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the financial presentation of William Blair in connection with the above-described opinion that was delivered to the board of directors at the request of the special committee;

•	the fact that the merger consideration and the other terms of the merger agreement resulted from arm’s-length negotiations between the special committee, assisted by its legal and financial advisers, and ValueAct Capital, and the board of directors’ belief that $3.70 per share in cash for each share of Seitel common stock represented the highest price per share that could be negotiated; and

•	the factors considered by the special committee, including the positive factors and potential benefits of the merger agreement, the risks and potentially negative factors relating to the merger agreement, and the factors relating to procedural safeguards.

The foregoing discussion summarizes the material information and factors considered by Seitel’s board of directors in its consideration of the merger. In view of the variety of factors considered in connection with its evaluation of the merger, Seitel’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote FOR the proposal to adopt the merger agreement.

Position of Rollover Investors as to Fairness

Under the rules governing “going private” transactions under Rule 13e-3, the Rollover Investors may be deemed to be engaged in a “going private” transaction and required to express their reasons for the merger to Seitel’s unaffiliated stockholders. These persons are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The view of the Rollover Investors as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement. The Rollover Investors have interests in the merger that are different from, and in addition to, those of the other stockholders of Seitel. These interests are described under “—Interests of Certain Persons in the Merger.”

The unaffiliated stockholders of Seitel were represented by the special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the special committee’s independent financial and legal advisors. Accordingly, the Rollover Investors did not undertake a formal evaluation of the merger or engage a financial advisor for that purpose. The Rollover Investors believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders based upon their knowledge of Seitel, the fact that the special committee was comprised exclusively of independent directors that are not Rollover Investors and was represented by Bracewell, as independent counsel, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders. See “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval and Adoption of the Merger Agreement.” In particular, the Rollover Investors noted that the merger consideration of $3.70 per share represented a premium of approximately (1) 5.7 percent to the $3.50 closing price of Seitel common stock on August 25, 2006, the last trading day before the proposal was made public, (2) 48 percent over the closing price 180 days prior to that announcement, and (3) 120 percent over the closing price 360 days prior to that announcement, and that no alternative transaction proposals had been submitted since the public announcement. Even though they are not entitled to rely on the opinion of William Blair, the Rollover Investors noted that the special committee received an opinion from William Blair to the effect that, as of the date of such opinion, the merger consideration of $3.70 per share to be received by the holders of shares of Seitel’s common stock (other than ValueAct Capital and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “—Opinion of Financial Advisor.”

While the Rollover Investors are current directors or officers of Seitel, because of their differing interests in the merger they did not participate in the board’s or special committee’s evaluation or approval of the merger agreement and the merger. For these reasons, the Rollover Investors do not believe that their interests in the merger influenced the decision of the special committee or the board of directors with respect to the merger agreement or the merger.

The foregoing discussion summarizes the information and factors considered and given weight by the Rollover Investors in connection with their consideration of the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Rollover Investors. The Rollover Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. The Rollover Investors believe that the foregoing factors provide a reasonable basis for their belief that the merger is fair to the unaffiliated stockholders.

Position of the ValueAct Capital Filers Regarding Fairness of the Merger

One or more of Parent, Acquisition Co., VA Partners, LLC, ValueAct Capital Management, L.P. and ValueAct Capital Management, LLC, who are referred to in this proxy statement along with ValueAct Capital as the “ValueAct Capital Filers,” may be deemed to be affiliates of Seitel. The ValueAct Capital Filers are making the statements included in this section of the proxy statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

ValueAct Capital Filers’ views as to fairness of the proposed merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to adopt the merger agreement. The ValueAct Capital Filers believe that the merger is both substantively and procedurally fair to Seitel’s unaffiliated stockholders. However, the ValueAct Capital Filers have not undertaken any formal evaluation of the fairness of the merger to Seitel’s unaffiliated stockholders or engaged a financial advisor for such purposes. Moreover, the ValueAct Capital Filers did not participate in the deliberations of the special committee or receive advice from the special committee’s legal or financial advisors in connection with the merger.

While the ValueAct Capital Filers believe that the merger is substantively and procedurally fair to Seitel’s unaffiliated stockholders, they attempted to negotiate the terms of a transaction that would be most favorable to them, and not to such stockholders and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to such stockholders. None of the ValueAct Capital Filers believes that it has or had any fiduciary duty to Seitel or its stockholders, including with respect to the merger and its terms. Seitel and its stockholders were, as described elsewhere in this proxy statement, represented by an independent special committee that negotiated on their behalf with ValueAct Capital with the assistance of its own advisors.

The belief of the ValueAct Capital Filers that the merger is substantively and procedurally fair to the unaffiliated stockholders of Seitel is based on the following factors:

•	the $3.70 per share merger consideration and other terms and conditions of the merger agreement resulted from negotiations between the special committee and its advisors, on the one hand, and ValueAct Capital and its advisors, on the other hand;

•	the special committee, composed at all times during the negotiation entirely of independent directors, unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of Seitel and Seitel’s unaffiliated stockholders, and accordingly, unanimously recommended that the board of directors approve the merger agreement;

•

the merger agreement was unanimously approved by Seitel’s board of directors without Messrs. Kamin, Spivy and Monson participating in the deliberations or the vote, with Messrs. Kamin and Spivy recusing themselves because of their possible conflicting interests in the merger due to their positions with ValueAct Capital and their affiliates, and with Mr. Monson recusing himself in anticipation of his having a substantially similar position as an officer and director of the Surviving Corporation and/or Parent after completion of the merger and possibly acquiring an ownership interest in Parent;

•	the fact that the adoption of the merger agreement by Seitel’s stockholders and completion of the merger requires (1) under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock entitled to vote on the proposal to adopt the merger agreement and (2) satisfaction of the unaffiliated stockholder approval requirement;

•	notwithstanding that the ValueAct Capital Filers are not entitled to rely thereon, the fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by Seitel’s stockholders (other than ValueAct Capital and its affiliates);

•	the fact that the merger consideration of $3.70 per share represented a premium of approximately (1) 5.7 percent over the $3.50 closing price of Seitel’s common stock on August 25, 2006, the last trading day before ValueAct Capital’s proposal was made public, (2) 48 percent over the closing price 180 days prior to that announcement, and (3) 120 percent over the closing price 360 days prior to that announcement;

•	the fact that the ValueAct Capital Filers viewed the merger consideration as fair in light of Seitel’s business, operations, financial condition, strategy and prospects, as well as Seitel’s historical and projected financial performance;

•	the fact that from April 2006 through July 2006, William Blair contacted 82 potential acquirers of Seitel, both strategic and financial, on behalf of the special committee, William Blair contacted 53 potential acquirers from August through October of 2006 after ValueAct Capital made its proposal on August 28, 2006. In total 31 of those potential acquirers executed confidentiality agreements with Seitel and reviewed confidential information about Seitel, nine of which, including ValueAct Capital undertook detailed due diligence on Seitel, including attending meetings at which the Seitel management team delivered a presentation regarding Seitel’s business and financial results, reviewing data room materials, examining Seitel’s accounting and tax workpapers, engaging various professional service providers, including lawyers, accounting and tax consultants, management consultants, industry consultants and benefits consultants, to review the data room materials and perform in-depth due diligence investigations; in addition to the management presentations, Seitel and William Blair participated in over 60 in person and telephonic due diligence meetings with the prospective buyers and their representatives, covering a variety of diligence topics such as finance, accounting, sales, operations, legal, environmental, industry trends and conditions, and Seitel’s current capital structure; and over the course of this seven-month process the only definitive proposal that was received by the special committee, other than ValueAct Capital’s proposal, was for $2.80 per share, with no other potential acquirers, after completing their due diligence, being able or willing to deliver definitive proposals;

•	the merger will provide the unaffiliated stockholders of Seitel the right to receive the merger consideration entirely in cash, which provides certainty of value;

•	the special committee retained its own legal and financial advisors experienced in transactions similar to the proposed merger;

•	Mr. Kamin, a principal of ValueAct Capital and a member of the special committee until his resignation from the special committee on August 25, 2006, the day Mr. Kamin reported that ValueAct Capital would make a proposal to buy Seitel, and the ValueAct Capital Filers did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee; and

•	the merger agreement provides Seitel with the ability to terminate the merger agreement in order to enter into a Superior Agreement, and, pursuant to the Support Agreement, ValueAct Capital and Parent

agreed to vote all of the shares of Seitel common stock that they own in favor of such a Superior Agreement, subject to certain conditions, including the prior or concurrent payment to Parent of a termination fee of $17 million.

The ValueAct Capital Filers considered each of the foregoing factors to support their determination as to the fairness of the merger to Seitel’s unaffiliated stockholders. The ValueAct Capital Filers did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to such stockholders. In light of the factors described above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, the ValueAct Capital Filers believe that the merger is procedurally fair to Seitel’s unaffiliated stockholders despite the fact that an unaffiliated representative was not retained to act solely on behalf of Seitel’s unaffiliated stockholders.

The ValueAct Capital Filers did not consider Seitel’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to Seitel’s unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Seitel’s equity but rather an indicator of historical costs. The ValueAct Capital Filers also did not consider the liquidation value of Seitel’s assets as indicative of Seitel’s value primarily because of their belief that the liquidation value would be significantly lower than Seitel’s value as an ongoing business and that, due to the fact that Seitel is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to Seitel’s unaffiliated stockholders. The ValueAct Capital Filers did not establish a pre-merger going concern value for Seitel’s equity as a public company for the purposes of determining the fairness of the merger consideration to Seitel’s unaffiliated stockholders because, following the merger, Seitel will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.

The ValueAct Capital Filers’ view as to the fairness of the merger to Seitel’s unaffiliated stockholders is not a recommendation as to how any such stockholder should vote on the merger. The foregoing discussion of the information and factors considered and weight given by the ValueAct Capital Filers while not exhaustive, is believed to include all material factors considered by the ValueAct Capital Filers.

Opinion of Financial Advisor

William Blair was retained to act as the financial advisor to the special committee to render certain investment banking services in connection with a potential business combination. As part of its engagement, the special committee requested William Blair to render an opinion as to whether the $3.70 per share merger consideration to be received by the holders of the outstanding shares of common stock of Seitel (other than ValueAct Capital and its affiliates) was fair to such holders from a financial point of view. On October 31, 2006, William Blair delivered its oral opinion to the special committee and the board of directors and subsequently confirmed in writing to the special committee that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $3.70 in cash per share of common stock of Seitel was fair, from a financial point of view, to the holders of the outstanding shares of common stock of Seitel (other than ValueAct Capital and its affiliates).

William Blair provided the opinion described above for the information and assistance of the special committee in connection with its consideration of the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between the special committee and ValueAct Capital, and were recommended by the special committee for approval by the board of directors and approved by the board of directors. William Blair did not recommend any specific merger consideration to Seitel or the special committee or that any specific merger consideration constituted the only appropriate consideration for the merger.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED OCTOBER 31, 2006, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE SPECIAL COMMITTEE FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE OUTSTANDING SHARES OF COMMON STOCK OF SEITEL (OTHER THAN VALUEACT CAPITAL AND ITS AFFILIATES) IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. A COPY OF THIS OPINION LETTER WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF SEITEL DURING REGULAR BUSINESS HOURS BY ANY INTERESTED STOCKHOLDER OR OTHER PERSON DESIGNATED IN WRITING AS A REPRESENTATIVE OF SUCH STOCKHOLDER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SEITEL TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with its opinion, William Blair examined or discussed, among other things:

•	a draft dated October 28, 2006 of the merger agreement, including the exhibits thereto, including a draft dated October 28, 2006 of the Support Agreement, which we refer to collectively in this proxy statement as the “Transaction Agreements;”

•	a draft dated October 27, 2006 of the debt financing commitment letters and a draft dated October 28, 2006 of the equity financing commitment letter referred to in the merger agreement, which we refer to in this proxy statement as the “Financing Letters;”

•	the audited historical financial statements of Seitel for the three years ended December 31, 2005;

•	the unaudited financial statements of Seitel for the six months ended June 30, 2006;

•	certain internal business, operating and financial information and forecasts of Seitel, which we refer to in this proxy statement as the “Forecasts,” prepared by the senior management of Seitel see “Special Factors—Projected Financial Information” beginning on page .

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of Seitel compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of the common stock of Seitel; and

•	certain other publicly available information on Seitel that William Blair deemed relevant.

William Blair also held discussions with members of the senior management of Seitel to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, including Seitel’s then-current capital structure, and took into account such accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Seitel.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion, including without limitation the Forecasts. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Seitel. William Blair was advised by the senior management of Seitel that the Forecasts examined by William Blair were reasonably prepared on a basis reflecting the best estimates then available and judgments of the senior management of Seitel. In that regard, William Blair assumed, with the consent of the special committee, that (1) the Forecasts would be achieved and (2) all material assets and liabilities (contingent or otherwise) of Seitel were as set forth in Seitel’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based.

William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Seitel or the effect of any other transaction in which Seitel might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of October 31, 2006. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to Seitel and counsel to the special committee, and assumed that the merger would be consummated on the terms described in the draft merger agreement reviewed by it, without any waiver of any material terms or conditions by Seitel, and that the financing will be available in accordance with the terms set forth in the Financing Letters. William Blair also assumed that the executed forms of the Transaction Agreements would conform in all material respects to the last drafts thereof reviewed by William Blair. William Blair did not express any opinion as to the impact of the merger on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due.

As described below, in connection with certain of its financial analyses, William Blair also considered the impact of retiring the notes and thereby removing the restrictions imposed by the Indenture governing the notes, including the restriction on Seitel’s annual capital expenditures that effectively limited the amount of Seitel’s seismic data investments. William Blair noted that, in December 2005, Seitel sought but did not receive the necessary consents from the holders of the Notes to amend the covenant in the Indenture limiting the amount of Seitel’s capital expenditures.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Selected Public Company Analysis. William Blair reviewed and compared certain financial information relating to Seitel to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. The companies selected by William Blair were:

•	Compagnie Générale de Géophysique;

•	Petroleum Geo-Services ASA;

•	Pulse Data Inc.;

•	TGS-NOPEC Geophysical Company ASA; and

•	Veritas DGC Inc.

Among the information William Blair considered was revenue, earnings before interest, taxes, depreciation and amortization, which we refer to in this proxy statement as “EBITDA,” EBITDA less acquisition revenue and non-cash licensing revenue, plus non-cash operating expenses, which we refer to in this proxy statement as “Cash EBITDA,” EBITDA less total capital expenditures, which we refer to in this proxy statement as “Free Cash Flow,” and earnings before interest and taxes, which we refer to in this proxy statement to as “EBIT.” William Blair considered the enterprise value as a multiple of revenue, EBITDA, Free Cash Flow and EBIT for each company for the last twelve months for which results were publicly available, which we refer to in this proxy statement as “LTM.”

William Blair viewed EBITDA as a less accurate proxy of cash generation for Seitel than for the selected public companies. Seitel’s EBITDA includes non-cash licensing revenue and acquisition revenue which immediately flows out of Seitel as a committed capital expenditure. William Blair noted that Seitel’s EBITDA and the selected public companies’ EBITDA differed due to Seitel’s higher proportion of acquisition revenue and non-cash licensing revenue included as a component of total revenue. Seitel generates acquisition revenue when it agrees to create a new seismic survey for a customer and the customer commits to fund or underwrite approximately 70 percent of the total costs of the new survey by paying for an exclusive license to use the seismic data that will be generated by the survey for a limited time. These underwritten amounts are recorded by Seitel as acquisition revenue; however, the cash is committed to fund the capital expenditures for the new seismic survey. William Blair also noted that pre-committing of new seismic surveys is more prevalent for onshore data surveys than offshore data surveys because of the high costs to subsequently replicate the seismic data generated by an onshore survey. Thus, due to Seitel’s predominant focus on onshore seismic data creation and its conservative customer underwriting practices, Seitel had a higher amount of acquisition revenue, or customer prefunding, as a percentage of total revenue than the selected public companies. In addition, Seitel generates non-cash licensing revenue when it takes ownership of a customer’s seismic data in exchange for a seismic data license. As such, William Blair viewed Seitel’s Cash EBITDA, which removes the impact of acquisition revenue, non-cash licensing revenue and non-cash operating expenses from EBITDA, as the comparable measure for EBITDA of the selected public companies as William Blair believed the proportion of acquisition revenue and non-cash licensing revenue included in the selected public companies’ EBITDA was lower than Seitel’s. William Blair also noted that Cash EBITDA, as defined above, is not available in the selected public companies’ publicly disclosed financial information.

The operating results and the corresponding derived multiples for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of October 27, 2006. In the case of Seitel, the operating results and the corresponding multiples were based on the last twelve months as of June 30, 2006 and an assumed stock price of $3.70 per share. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt and expected costs to retire Seitel’s notes, less any excess cash and cash equivalents assumed to be included in the merger.

William Blair then compared the implied transaction multiples for Seitel to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

Multiple	Seitel at $3.70 per share	Selected Public Company Valuation Multiples
		Min	Median	Mean	Max
Enterprise Value/LTM Revenue	4.89x	2.44x	3.11x	3.29x	4.82x
Enterprise Value/LTM EBITDA	6.3x	4.3x	6.6x	6.3x	7.6x
Enterprise Value/LTM Cash EBITDA(1)	8.9x	4.3x	6.6x	6.3x	7.6x
Enterprise Value/LTM Free Cash Flow	16.4x	7.5x	11.8x	13.1x	22.2x
Enterprise Value/LTM EBIT	22.4x	9.4x	14.3x	14.7x	20.4x

(1)	The valuation multiples for the selected public companies in this row are EBITDA multiples. Cash EBITDA, as defined above, is not available in the selected public companies publicly disclosed financial information. As described above, William Blair viewed Seitel’s Cash EBITDA as the comparable measure for EBITDA of the selected public companies.

William Blair noted that the implied transaction multiples based on the terms of the merger were within, and in several instances above, the range of multiples of the selected public companies.

Although William Blair compared the trading multiples of the selected public companies at the date of its opinion to Seitel, none of the selected public companies is identical to Seitel. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis. William Blair performed an analysis of selected recent business combinations consisting of transactions announced subsequent to January 1, 1998 and focused primarily on companies in the seismic data industry that it deemed relevant. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible relevant transactions in the seismic data industry. The six transactions examined were (target/acquirer):

•	Veritas DGC Inc. / Compagnie Générale de Géophysique (pending);

•	WesternGeco LLC (remaining 30%) / Schlumberger Limited;

•	GX Technology Corporation / Input Output Inc.;

•	ReQuest Income Trust / Pulse Data Inc.;

•	Enertec Resource Services Inc. / Veritas DGC Inc.; and

•	Western Atlas Inc. / Baker Hughes Incorporated.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of revenue, EBITDA, Free Cash Flow and EBIT of the target for the latest twelve months prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of revenue, EBITDA, Free Cash Flow and EBIT for the selected transactions to the implied transaction multiples for Seitel.

William Blair viewed EBITDA as a less accurate proxy of cash generation for Seitel than for the target companies in the selected transactions. See the caption “—Selected Public Company Analysis” above for a description of the reasons William Blair viewed Seitel’s Cash EBITDA as the comparable measure for EBITDA of the target companies in the selected transactions and definition of Seitel’s Cash EBITDA. William Blair noted that Cash EBITDA, as defined above, is not available in the publicly disclosed information of the target companies in the selected transactions. Information regarding the multiples from William Blair’s analysis of selected transactions is set forth in the following table:

Multiple	Seitel at $3.70 per share	Selected Transaction Valuation Multiples
		Min	Median	Mean	Max
Enterprise Value/LTM Revenue	4.89x	0.57x	3.04x	2.65x	4.41x
Enterprise Value/LTM EBITDA	6.3x	2.8x	7.5x	6.8x	10.7x
Enterprise Value/LTM Cash EBITDA(1)	8.9x	2.8x	7.5x	6.8x	10.7x
Enterprise Value/LTM Free Cash Flow	16.4x	7.4x	21.0x	16.8x	22.0x
Enterprise Value/LTM EBIT	22.4x	9.1x	20.3x	19.4x	24.7x

(1)	The valuation multiples for the selected transactions in this row are EBITDA multiples. Cash EBITDA, as defined above under the caption “—Selected Public Company Analysis,” is not available in the publicly disclosed financial information for the target companies in the selected transactions. As described above under the caption “—Selected Public Company Analysis,” William Blair viewed Seitel’s Cash EBITDA as the comparable measure for EBITDA of the target companies in the selected transactions.

William Blair noted that the implied transaction multiples based on the terms of the merger were within, and in one instance above, the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of Seitel, none of these transactions or associated companies is identical to the merger or Seitel. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Seitel versus the values of the companies in the selected transactions.

Discounted Cash Flow Analysis. William Blair performed a discounted cash flow analysis to estimate the present value of the free cash flows of Seitel through the fiscal year ending December 31, 2011, using two sets of senior management’s financial projections, a Business Cyclicality Case that assumes there are cyclical down periods in Seitel’s projections and a Steady Growth Case that does not contemplate any cyclical down periods in the projections. The Business Cyclicality Case assumes a down cycle resulting in lower cash resales, operating expenses and seismic data investments during the assumed cyclical down periods. William Blair also analyzed the impact of removing the current annual capital expenditure restrictions imposed by the Indenture in conjunction with the Business Cyclicality Case and the Steady Growth Case, which resulted in a higher level of seismic data investment and thus higher levels of revenue and earnings. William Blair calculated the assumed terminal value of the enterprise at December 31, 2011 by multiplying projected Cash EBITDA in the fiscal year ending December 31, 2011 by multiples ranging from 6.0x to 7.0x. To discount the projected free cash flows and the assumed terminal value to present value, William Blair used discount rates ranging from 14% to 16%. To determine the implied total equity value for Seitel, William Blair subtracted debt and added cash and the estimated present value of Seitel’s net operating losses and deferred tax assets to the implied enterprise value for Seitel. The discounted cash flow analysis did not include the projected costs to remove the capital expenditure restrictions imposed by the Indenture or retire the Notes early, which were estimated to be up to $53.6 million, or $0.35 per outstanding share. This analysis indicated a range of implied per share values of Seitel’s common stock as follows:

Projection Case	Per Share Values
Business Cyclicality Case	$2.88 — $3.59
Business Cyclicality Case Plus Capital Expenditure Constraint Removal	$3.04 — $3.82
Steady Growth Case	$3.16 — $3.94
Steady Growth Case Plus Capital Expenditure Constraint Removal	$3.32 — $4.17

William Blair noted that the consideration per share to be received in the merger by holders of common stock of Seitel (other than ValueAct Capital and its affiliates) was $3.70.

Leveraged Acquisition Analysis. William Blair analyzed the internal rate of return, which we refer to in this proxy statement as “IRR,” to equity investors for Seitel utilizing a leveraged acquisition analysis. In performing this analysis, William Blair analyzed Seitel’s free cash flows for fiscal years 2007–2011 under the Business Cyclicality Case and Steady Growth Case projections. This analysis assumed a five year holding period and a range of exit multiples of projected fiscal year 2011 Cash EBITDA of 6.0x to 7.0x. The leveraged acquisition analysis resulted in an IRR of approximately 12%–16% under the Business Cyclicality Case and an IRR of approximately 15%–19% under the Steady Growth Case.

Premiums Paid Analysis. William Blair reviewed data from 231 acquisitions of publicly traded domestic companies, in which 100 percent of the target was acquired, occurring since January 1, 2003 and with transaction equity values between $250 million and $1 billion. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one month, 180 days and 360 days prior to the announcement of the transaction, for all 231 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on

Seitel’s stock prices one day, one month, 180 days and 360 days prior to August 28, 2006, the date on which Seitel announced that the board of directors of Seitel had received a proposal from ValueAct to acquire all of the outstanding shares of Seitel that ValueAct did not already own at a price of $3.65 per share in cash. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

		Premium Paid Data Percentile
Premium Period Before Announcement	Seitel at $3.70 per share	25th	50th	75th
1 Day	5.7%	10.4%	20.7%	31.6%
1 Month	(7.0%)	13.8%	26.6%	40.5%
180 Days	48.0%	15.4%	34.3%	55.4%
360 Days	120.2%	14.7%	38.6%	72.5%

William Blair noted that the premiums implied by the transaction were below the median of the premiums paid for the referenced transaction group for the one day and one month time periods and above the median of the premiums paid for the referenced transaction group for the 180 day and 360 day time periods.

Take Private Premiums Paid Analysis. William Blair reviewed data from 44 acquisitions of publicly traded domestic companies, in which 100 percent of the target was acquired in a take private transaction involving a financial sponsor acquirer, occurring since January 1, 2003 and with transaction equity values between $250 million and $1 billion. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one month, 180 days and 360 days prior to the announcement of the transaction, for all 44 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on Seitel’s stock prices one day, one month, 180 days and 360 days prior to the date the ValueAct Capital proposal was publicly announced. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

		Premium Paid Data Percentile
Premium Period Before Announcement	Seitel at $3.70 per share	25th	50th	75th
1 Day	5.7%	5.9%	14.0%	27.3%
1 Month	(7.0%)	11.1%	22.0%	34.1%
180 Days	48.0%	3.4%	19.8%	33.9%
360 Days	120.2%	4.8%	24.7%	51.6%

William Blair noted that the premiums implied by the transaction were below the median of the premiums paid for the referenced transaction group for the one day and one month time periods and above the 75th percentile of the premiums paid for the referenced transaction group for the 180 day and 360 day time periods.

Accretion / Dilution Analysis. William Blair analyzed the price at which an all cash acquisition would be break-even to an acquirer’s earnings. William Blair utilized Seitel’s 2006 projected results as set forth in the Steady Growth Case and analyzed an all cash acquisition with the following assumptions: (1) acquisition financed by an acquirer with debt at a range of interest rates from 9%–11%; (2) a range of 20%–30% of the excess purchase price paid over tangible book value allocated to identifiable tangible assets; (3) identifiable intangible assets amortized over seven years; (4) Seitel’s notes retired at a premium; and (5) a marginal tax rate of 35%. The accretion / dilution analysis resulted in an implied equity price per share range for Seitel’s common stock of $1.96 to $2.70.

General. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the common stock of Seitel (other than ValueAct Capital and its affiliates). Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by the special committee, including the solicitation of potential strategic and financial bidders. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Seitel or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of Seitel for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

The special committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated February 8, 2006, William Blair was paid a retainer fee of $100,000 for its role as financial advisor and an additional $500,000 upon the delivery of its opinion, dated October 31, 2006, as to the fairness, from a financial point of view, of the merger consideration to be paid to the shareholders of Seitel (other than ValueAct Capital and its affiliates). In addition, under the terms of the February 8, 2006 letter agreement, William Blair will be entitled to receive an additional fee of approximately $7.7 million upon consummation of the merger. In addition, Seitel has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including reasonable fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Purpose and Reasons of ValueAct Capital, the Rollover Investors, Parent and Acquisition Co. for the Merger

Under the rules governing “going private” transactions under Rule 13e-3, the Rollover Investors, ValueAct Capital, Parent and Acquisition Co. may be deemed to be engaged in a “going private” transaction and required to express their reasons for the merger to Seitel’s unaffiliated stockholders. The aforementioned persons are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the ValueAct Capital Filers, the purpose of the merger is to allow ValueAct Capital and its affiliates to own Seitel and benefit from any future earnings and growth of Seitel after Seitel’s common stock ceases to be publicly traded. The transaction has been structured by the ValueAct Capital Filers as a cash merger in order to provide Seitel’s current stockholders with certainty of value for their shares of Seitel common stock and to provide a prompt and orderly transfer of ownership of Seitel in a single step, without the necessity of financing separate purchases of Seitel’s common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

For the Rollover Investors the primary purpose of the merger for Seitel is to enable its unaffiliated stockholders to immediately realize the value of their investment in Seitel through their receipt of the per share merger price of $3.70 in cash, without interest. In addition, the merger will also allow the Rollover Investors to immediately realize in cash the value of a portion of their respective holdings in Seitel and, through their potential equity investment in Parent, to benefit from any future earnings and growth of Seitel after its stock ceases to be publicly traded.

Plans for Seitel after the Merger

After the effective time of the merger, the ValueAct Capital Filers anticipate that Seitel will continue its current operations, except that it will cease to be a public company and will instead be a wholly owned subsidiary of Parent. Parent, ValueAct Capital, VA Partners, LLC, ValueAct Capital Management, L.P. and ValueAct Capital Management, LLC have each advised Seitel that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Seitel’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Parent, ValueAct Capital, VA Partners, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC and Seitel’s management expect to continuously evaluate and review Seitel’s business and operations following the merger and may develop new plans and proposals that they consider appropriate to maximize the value of Seitel. Parent, ValueAct Capital, VA Partners, LLC, ValueAct Capital Management, L.P. and ValueAct Capital Management, LLC expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Tender Offer and Consent Solicitation

The merger is conditioned upon, among other things, either the amendment to the Indenture to the extent necessary to allow consummation of the transactions contemplated by the merger agreement and the related financing transactions or the termination of the Indenture. Each of Parent, Acquisition Co. and Seitel has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable law or otherwise to fulfill this condition.

In connection with its obligations under the merger agreement, Acquisition Co. intends to commence an offer to purchase any and all of the notes and solicit consents to certain amendments to the Indenture and the notes to remove restrictive covenants.

Pursuant to the tender offer and consent solicitation, Acquisition Co. is expected to offer to purchase the notes at a price, intended to result in a yield to the July 15, 2011 maturity date for the notes, equal to the sum of (i) the yield to maturity of a specified rate for U.S. Treasury Notes due July 15, 2011 and (ii) a spread to be determined prior to launching the tender offer and consent solicitation. The purchase price would be determined, and announced publicly, at least ten business days prior to the expiration of the tender offer. The total consideration offered in the tender offer and consent solicitation is also expected to include a consent payment of a specific cash amount per $1,000 principal amount of notes payable in respect of notes tendered on or prior to the consent payment deadline and purchased in the tender offer. The purchase price for notes tendered after the consent payment deadline, on or before the tender offer expiration date, and purchased in the tender offer would equal the total consideration offered in the tender offer and consent solicitation minus this consent payment. Holders whose notes are purchased pursuant to the tender offer and consent solicitation would also be paid accrued and unpaid interest from the most recent interest payment date to, but not including, the applicable payment date for notes purchased pursuant to the tender offer and consent solicitation.

In connection with the tender offer, Acquisition Co. plans to solicit the consent of the note holders to certain amendments to the Indenture, including amendments to eliminate substantially all of the restrictive covenants and certain events of default, to amend certain of covenants which are triggered or implicated by the merger and the merger agreement, and to make changes to certain terms of the defeasance provisions (and make related changes in the notes).

The closing of the tender offer and consent solicitation would be subject to certain terms and conditions, including the receipt of the requisite consents to approve the amendments to the Indenture, the execution and delivery of the related supplemental indenture, the satisfaction of all of the conditions precedent to the merger as set forth in the merger agreement, the merger having occurred or having occurred substantially concurrent with the purchase of notes pursuant to the tender offer and consent solicitation and the consummation of the financing of the merger described below under “—Financing of the Merger.”

The terms of the tender offer and consent solicitation have not been finalized. As a result, this discussion regarding the terms and structure of the tender offer and consent solicitation may change in all respects. In addition, there is no assurance that the tender offer and consent solicitation will be successful.

Certain Effects of the Merger

At the effective time of the merger, each share of Seitel common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by ValueAct Capital and its affiliates and shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $3.70 in cash, without interest.

At the effective time of the merger, all unvested shares of restricted stock will vest and be converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $3.70, without interest and less any applicable withholding taxes. In addition, at the effective time of the merger, the outstanding option to purchase 100,000 shares of Seitel common stock will, to the extent not already exercised at that time, be cancelled and cease to exist solely in exchange for the right to receive a cash payment equal to $3.70 minus its strike price of $1.30 per share, multiplied by 100,000, or, assuming no options are exercised, $240,000, without interest and less any applicable withholding taxes.

If the merger is consummated, Seitel will be a wholly owned subsidiary of Parent. Parent will be a privately held corporation owned by ValueAct Capital and the Rollover Investors to the extent of any equity rollover, as described below. The Rollover Investors may participate in the ownership of Parent by contributing shares of Seitel common stock to Parent in exchange for equity of Parent in connection with the completion of the merger, which we refer to in this proxy statement as the “equity rollover.” The equity interests of each of the Rollover Investors is more fully described under “Special Factors—Interests of Certain Persons in the Merger—Rollover Investors” beginning on page     . A table detailing the expected capitalization of Parent following the merger, including the effects of this equity rollover by the Rollover Investors, is set forth under “Special Factors—Arrangements with Respect to Parent Following the Merger” beginning on page     .

If the merger is completed, Seitel’s unaffiliated stockholders will have no interest in Seitel’s net book value or net earnings after the merger. The table below sets forth the direct and indirect interests in Seitel’s book value and net earnings of ValueAct Capital and each of the Rollover Investors prior to and immediately following the merger, based on Seitel’s net book value as of September 30, 2006, and net income of Seitel for the nine months ended September 30, 2006.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
ValueAct Capital Master Fund, L.P.(3)	6,600	26.9	8,949	26.9
Robert D. Monson	220	0.9	298	0.9
Kevin P. Callaghan	93	0.4	126	0.4
William J. Restrepo	75	0.3	101	0.3

(1)	Based upon the beneficial ownership as of , 2006 (excluding warrants to purchase 15,037,568 shares of Seitel common stock at $.72 per share) and Seitel’s net book value at September 30, 2006 and net income for the nine months ended September 30, 2006.
(2)	Based upon (a) the agreed upon equity investments and the expected ownership of common stock of Parent after the merger and (b) Seitel’s net book value at September 30, 2006 and net income for the nine months ended September 30, 2006, and without giving effect to any additional indebtedness to be incurred in connection with the merger.
(3)	Represents ownership in net book value and earnings attributable to beneficial ownership of 41,741,886 shares of Seitel common stock (excluding warrants to purchase 15,037,568 shares of common stock at $0.72 per share) owned directly by ValueAct Capital.

A primary benefit of the merger to Seitel’s unaffiliated stockholders will be their right to receive a cash payment of $3.70, without interest, for each share of Seitel common stock held by such stockholders as described above, representing a premium of approximately (1) 5.7 percent to the $3.50 closing price of Seitel common stock on August 25, 2006, the last trading day before the proposal was made public, (2) 48 percent over the closing price 180 days prior to that announcement, and (3) 120 percent over the closing price 360 days prior to that announcement. Additionally, such stockholders will avoid the risk of any possible decrease in the future earnings, growth or value of Seitel following the merger.

The primary detriments of the merger to such stockholders include the lack of an interest of such stockholders in the potential future earnings or growth of Seitel. Additionally, the receipt of cash in exchange for shares of Seitel common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

In connection with the merger, ValueAct Capital and the Rollover Investors will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits of Seitel’s stockholders generally. These incremental benefits and detriments include, with respect to ValueAct Capital and its affiliates, the right to contribute, in a transaction that is intended to be tax-free for U.S. federal income tax purposes, shares of their Seitel common stock to Parent in exchange for shares of Parent, with respect to Rollover Investors, anticipated employment with the Surviving Corporation substantially similar to their current employment with Seitel and, with respect to both ValueAct Capital and the Rollover Investors, certain additional economic and governance rights with respect to ownership of equity interests in Parent following the merger. These incremental benefits and detriments are described in more detail under “Special Factors—Interests of Certain Persons in the Merger” beginning on page     .

The primary benefits of the merger to ValueAct Capital and the Rollover Investors collectively include their right to all of the potential future earnings and growth of Seitel which, if Seitel successfully executes its business strategies, could exceed the value of their original investment in Seitel. Additionally, following the merger, Seitel will be a private company indirectly owned by ValueAct Capital and the Rollover Investors and any additional investors permitted by them, and as such will be relieved of the burdens imposed on public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that Seitel’s directors, officers and beneficial owners of more than ten percent of the shares of Seitel common stock face as a result of the provisions of Section 16 of the Exchange Act. Additionally, following the merger, it is expected that each of the Rollover Investors who are currently officers of Seitel will retain their officer positions with the Surviving Corporation.

The primary detriments of the merger to ValueAct Capital and the Rollover Investors include the fact that all of the risk of any possible decrease in the earnings, growth or value of Seitel following the merger will be borne by the Investors and any additional investors permitted by them. Additionally, the indirect investment of ValueAct Capital and the Rollover Investors and any additional investors permitted by them in Seitel through Parent initially will be illiquid, with no public trading market for such securities, and the equity securities of Parent will be subject to restrictions on transfer pursuant to the terms of a stockholders agreement among ValueAct Capital and the Rollover Investors.

Seitel’s common stock is currently registered under the Exchange Act and is quoted on the OTC Bulletin Board under the symbol “SELA.ob.” As a result of the merger, Seitel will become a privately held corporation, and there will be no public market for its common stock. After the merger, Seitel common stock will cease to be quoted on the OTC Bulletin Board, and price quotations with respect to sales of shares of Seitel common stock in the public market will no longer be available. In addition, registration of Seitel common stock under the Exchange Act will be terminated, although we will still be required to comply with the reporting requirements of the Exchange Act (except for those of Section 16 thereof) to the extent required by any indenture governing our outstanding indebtedness at or after the closing of the merger.

In connection with the closing of the merger, the current members of Seitel’s board of directors will resign from office. As a result of the merger, the directors of Acquisition Co. will become the directors of the Surviving Corporation and we expect that the current officers of Seitel will become the officers of the Surviving Corporation. The certificate of incorporation and bylaws of Seitel will each be amended and restated in its entirety as a result of the merger and, as so amended and restated, will be the certificate of incorporation and bylaws of the Surviving Corporation.

Projected Financial Information

Seitel’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by senior management were made available to ValueAct Capital as well as to the board of directors, the special committee and the special committee’s financial advisors in connection with their consideration of the merger. We have included below the information regarding the projections to give our stockholders access to certain nonpublic information considered by ValueAct Capital, the special committee and the board of directors in connection with evaluating the merger. The inclusion of this information in this proxy statement should not be regarded as an indication that ValueAct Capital, the Rollover Investors, the special committee or the board of directors, William Blair, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections also reflect estimates and assumptions related to the business of Seitel that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Seitel’s control. The financial projections were prepared by Seitel’s senior management for internal use and to assist ValueAct Capital and the financial advisor to the special committee with their respective due diligence investigations of Seitel and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for

preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, Seitel management. BKD, LLP, Seitel’s independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, BKD, LLP does not express an opinion or any other form of assurance with respect thereto. The BKD, LLP report incorporated by reference in this proxy statement relates to Seitel’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Seitel, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. The projections also reflect estimates and assumptions related to the business of Seitel that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Seitel’s control. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Except as required by applicable securities laws, Seitel does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Since the date of the projections, Seitel has made publicly available its actual results of operations for the quarter and nine months ended September 30, 2006. You are encouraged to review Seitel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the material projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The projection information below includes the material elements of each of four sets of projections prepared by Seitel’s management: (i) a Business Cyclicality Case that assumes there are cyclical down periods in Seitel’s projections; (ii) the Business Cyclicality Case, assuming the removal of the current capital expenditure restrictions imposed by the Indenture; (iii) a Steady Growth Case that does not contemplate any cyclical down periods in the projections; and (iv) the Steady Growth Case, assuming the removal of the current capital expenditure restriction imposed by the Indenture. The Business Cyclicality Case assumes a down cycle resulting in lower cash resales, operating expenses and seismic data investments during the assumed cyclical down periods. The Business Cyclicality Case and the Steady Growth Case, in each case assuming the removal of the capital expenditure requirement, resulted in a higher level of seismic data investment and thus higher levels of revenue and earnings. Only the Steady Growth Case with the capital expenditure restriction removal assumption (as described in the foregoing clause (iv)) was provided to ValueAct Capital as part of its consideration of the merger. All four sets of projections were made available to the special committee and William Blair.

Business Cyclicality Case

($ in millions)	For the Projected Years Ended December 31,
	2006E	2007E	2008E	2009E	2010E	2011E
Total Revenue	$193.3	$147.7	$163.4	$217.8	$233.4	$248.6
EBITDA	160.1	121.5	136.3	183.5	197.8	211.7
Cash EBITDA	100.0	82.8	87.5	111.4	127.7	141.6
EBIT	69.6	58.8	70.5	90.8	104.2	120.6
Total Capital Expenditures	97.2	58.7	73.7	117.4	112.8	112.9

Business Cyclicality Case Plus Capital Expenditure Constraint Removal

($ in millions)	For the Projected Years Ended December 31,
	2006E	2007E	2008E	2009E	2010E	2011E
Total Revenue	$193.3	$172.3	$193.4	$254.6	$250.3	$263.1
EBITDA	160.1	145.3	165.2	218.9	213.8	225.5
Cash EBITDA	100.0	83.2	93.1	123.4	143.7	155.4
EBIT	69.6	65.8	81.4	107.2	109.1	115.7
Total Capital Expenditures	97.2	95.0	110.0	153.8	112.8	112.9

Steady Growth Case

($ in millions)	For the Projected Years Ended December 31,
	2006E	2007E	2008E	2009E	2010E	2011E
Total Revenue	$193.3	$202.9	$228.5	$233.8	$247.3	$261.5
EBITDA	160.1	170.0	194.2	198.8	211.1	224.0
Cash EBITDA	100.0	107.9	122.1	126.7	141.0	153.9
EBIT	69.6	89.7	107.5	100.6	103.7	112.4
Total Capital Expenditures	97.2	102.0	117.0	117.4	112.8	112.9

Steady Growth Case Plus Capital Expenditure Constraint Removal

($ in millions)	For the Projected Years Ended December 31,
	2006E	2007E	2008E	2009E	2010E	2011E
Total Revenue	$193.3	$227.6	$259.9	$270.6	$264.2	$276.0
EBITDA	160.1	193.8	224.4	234.1	227.1	237.8
Cash EBITDA	100.0	108.4	129.0	138.7	157.0	167.7
EBIT	69.6	96.8	119.7	117.0	108.8	107.3
Total Capital Expenditures	97.2	138.3	153.3	153.8	112.8	112.9

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and the board of directors with respect to the merger, you should be aware that certain officers and directors of Seitel have interests in the transaction that are different from, or in addition to, the interests of Seitel’s stockholders generally. Seitel’s board of directors and the special committee were aware of these interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and recommend that Seitel’s stockholders vote in favor of the proposal to adopt the merger agreement.

ValueAct Capital and its Managing Partners and Other Affiliates, Parent, Acquisition Co. and Directors and Executive Officers of Acquisition Co.

ValueAct Capital currently is the record and beneficial owner of 56,779,454 shares of Seitel common stock (including warrants to purchase 15,037,568 shares of Seitel common stock at $.72 per share), which amounts to approximately 33.3 percent of the outstanding shares of Seitel common stock. Parent is currently the record and beneficial owner of 9,459,460 shares of Seitel common stock, which amounts to approximately 5.6 percent of the shares of Seitel outstanding common stock. The shares beneficially owned by ValueAct Capital and Parent together represent approximately 38.9 percent of the shares of Seitel outstanding common stock. Shares reported as beneficially owned by ValueAct Capital or Parent also may be deemed to be beneficially owned by (1) VA Partners, LLC, as general partner of ValueAct Capital and sole manager of Parent, (2) ValueAct Capital Management, L.P. as the manager of ValueAct Capital, (3) ValueAct Capital Management, LLC as general partner of ValueAct Capital Management, L.P. and (4) Jeffrey W. Ubben, Peter H. Kamin and George F. Hamel, Jr. as managing members of VA Partners, LLC and ValueAct Capital Management, LLC. As such, VA Partners,

LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin may be deemed the beneficial owners of an aggregate of 66,238,914 shares of Seitel common stock (including warrants to purchase 15,037,568 shares of common stock at $0.72 per share), representing 38.9 percent of the outstanding Seitel common stock. Each of these persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

At the effective time of the merger, ValueAct Capital will indirectly own all of the shares of Seitel common stock outstanding through its ownership of Parent, except for such shares of Parent owned by Rollover Investors. See “— Certain Effects of the Merger.”

Rollover Investors

Equity Rollover. In connection with the merger agreement, the Rollover Investors may enter into agreements with Parent pursuant to which such members of management would contribute shares of Seitel common stock to Parent in exchange for equity of Parent immediately before the completion of the merger. As of the date of this proxy statement the Rollover Investors have not agreed to exchange any of their shares of Seitel common stock for equity of Parent. After the date of this proxy statement, ValueAct Capital may, but is not obligated to, permit additional members of Seitel’s management to exchange their shares of Seitel common stock for equity in Parent. In this event, the aggregate equity commitments and investments of ValueAct Capital will be reduced proportionally. A table setting forth the current expected contributions of Seitel management and the equity of Parent to be issued in respect of such contributions, as well as the expected equity ownership of each of ValueAct Capital and the Rollover Investors immediately following the merger, is set forth under “Special Factors—Arrangements with Respect to Parent Following the Merger” beginning on page     .

Stockholder Agreement of Parent; Interests in Parent following the Merger. In connection with the equity contributions at closing set forth above, ValueAct Capital and each of the members of management of Seitel who is permitted to become a Rollover Investor will enter into a stockholder agreement which will set forth the terms and conditions governing the relationship between ValueAct Capital (and certain of its affiliates) and the Rollover Investors.

Among other things, the stockholder agreement will set forth the terms and conditions governing ValueAct Capital’s and the Rollover Investors’ equity investments in Parent, including governance provisions, restrictions on transfers and registration rights and any economic rights related to their ownership of equity in Parent.

The stockholder agreement and the rights and obligations pursuant to such agreement of ValueAct Capital and the Rollover Investors, are more fully described under “Special Factors—Arrangements with Respect to Parent Following the Merger” beginning on page     .

New Employment Arrangements

As of the date of this proxy statement, none of Seitel’s executive officers has entered into any amendments or modifications to existing employment agreements with Seitel in anticipation of the merger, nor has any executive officer who has plans or is expected to remain with the Surviving Corporation entered into any agreement, arrangement or understanding with the Surviving Corporation or their affiliates regarding employment with the Surviving Corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with the Surviving Corporation or its affiliates regarding employment with the Surviving Corporation.

Seitel Key Employee Retention Plan

In connection with the performance of its function, the special committee required the support of certain key employees. In anticipation of the distraction and additional effort that would be required of such employees as the special committee performed its function, the special committee determined that it was in the best interests of Seitel and its stockholders to take action intended to ensure that Seitel and its subsidiaries would continue to receive the full, undistracted attention and dedication of these key employees, notwithstanding the possibility of the occurrence of a change in control. Therefore, in order to retain certain key employees and to diminish the extent to which the possibility of a change in control would otherwise distract these employees of Seitel from the efficient discharge of their responsibilities to Seitel, the special committee adopted a retention plan for key employees on September 8, 2006.

The retention plan generally provides for cash bonuses to key employees of Seitel payable in two installments, the first installment becoming due upon the occurrence of a change in control and the second installment becoming due on the first anniversary of such change in control if the employee is still employed by Seitel or its subsidiaries or was terminated by Seitel after the change in control but before the first anniversary of such change in control. The retention plan will terminate by its terms if no change in control occurs by September 8, 2007.

The merger will constitute a change in control under the terms of the retention plan and will entitle certain key employees of Seitel to a cash payment upon the consummation of the merger and a second cash payment if the key employee is still employed by Seitel or its subsidiaries or was terminated by Seitel after the consummation of the merger but before the first anniversary of the merger’s consummation.

The following table represents the key executives eligible to participate in the retention plan and the cash payments they may become entitled to receive:

Key Employee Name	First Retention Bonus	Second Retention Bonus	Total Retention Bonus
Robert Monson	$758,000	$758,000	$1,516,000
Kevin Callaghan	$444,000	$444,000	$888,000
Robert Simon	$349,500	$349,500	$699,000
William Restrepo	$283,500	$283,500	$567,000
Garis Smith(1)	$211,000	$211,000	$422,000
Marcia Kendrick	$178,500	$178,500	$357,000
Randall Sides	$137,000	$137,000	$274,000
Richard Kelvin	$137,000	$137,000	$274,000

(1)	In Canadian dollars.

Treatment of Existing Stock Options and Restricted Stock

Upon consummation of the merger:

•	all unvested shares of restricted stock will vest and be converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $3.70, without interest and less any applicable withholding taxes; and

•	the outstanding option to purchase 100,000 shares of Seitel common stock owned by Seitel’s Chairman will, to the extent not already exercised at that time, be cancelled and cease to exist solely in exchange for the right to receive a cash payment equal $3.70 minus its strike price of $1.30 per share, multiplied by 100,000, or, assuming the option is not exercised, $240,000, without interest and less any applicable withholding taxes.

See “The Merger Agreement—Effect of the Merger on the Capital Stock and Stock Options of Seitel and Acquisition Co.” beginning on page      for a more complete description of the treatment of the agreement under which such stock options were issued.

The table below sets forth, as of November 15, 2006, for each of Seitel’s directors, executive officers, and for such persons as a group:

•	the number of shares of restricted stock held by such persons;

•	the aggregate cash payment that will be made in respect of shares of restricted stock upon consummation of the merger;

•	the number of stock options (both vested and unvested) held by such persons; and

•	the cash payment that may be made in respect of such stock options upon consummation of the merger.

	Options					Restricted Stock
	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options	Resulting Consideration	Unvested Shares	Resulting Consideration	Total Consideration
Directors
C. Robert Black	—	—	—	—	—	48,821	$180,637.70	$180,637.70
Kevin S. Flannery	—	—	—	—	—	41,129	$152,177.30	$152,177.30
Jay H. Golding	—	—	—	—	—	41,129	$152,177.30	$152,177.30
Ned S. Holmes	—	—	—	—	—	48,821	$180,637.70	$180,637.70
Peter H. Kamin	—	—	—	—	—	20,833	$77,082.10	$77,082.10
Robert D. Monson(1)	—	—	—	—	—	1,147,002	$4,243,907.40	$4,243,907.40
Charles H. Mouquin	—	—	—	—	—	48,821	$180,637.70	$180,637.70
Gregory P. Spivy	—	—	—	—	—	20,833	$77,082.10	$77,082.10
Fred S. Zeidman	100,000	$1.30	—	—	$240,000	41,129	$152,177.30	$392,177.30
Executive Officers
Kevin P. Callaghan	—	—	—	—	—	461,953	$1,709,226.10	$1,709,226.10
William J. Restrepo	—	—	—	—	—	421,587	$1,559,871.90	$1,559,871.90
Marcia H. Kendrick	—	—	—	—	—	139,484	$516,090.80	$516,090.80
Robert J. Simon	—	—	—	—	—	346,851	$1,283,348.70	$1,283,348.70
Garis C. Smith	—	—	—	—	—	131,255	$485,643.50	$485,643.50
Directors and Executive Officers as a Group	100,000	$1.30	—	—	$240,000	2,959,648	$10,950,697.60	$10,950,697.60

(1)	Mr. Monson also serves as President and Chief Executive Officer.

Arrangements with Respect to Parent Following the Merger

It is expected that Parent will be converted to a Delaware corporation concurrently with the consummation of the merger.

The table below sets forth the expected capitalization of Parent following the merger, detailing the contributions made by ValueAct Capital and each of the Rollover Investors and the equity owned by ValueAct Capital and each of the Rollover Investors:

	Capital Contributions			Capitalization of Parent
	Seitel Common Stock		Cash	Shares of Common Stock	% of Common Stock
	Contributed Shares	Imputed Value
Rollover Investors
Robert D. Monson
Kevin P. Callaghan
William J. Restrepo
ValueAct Capital Master Fund, L.P.

Indemnification and Insurance

For a period of six years from the effective time of the merger, the organizational documents of the Surviving Corporation and each Seitel subsidiary shall contain provisions no less favorable with respect to indemnification and advancement of expenses for directors and officers and exculpation of directors than existed in Seitel’s or such subsidiary’s organizational documents as of immediately prior to the effective time of the merger. Further, for a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Seitel and its subsidiaries or cause the Surviving Corporation to purchase an insurance policy with terms no less advantageous than is provided in Seitel’s existing insurance policy.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page     .

Special Committee Compensation

The board of directors approved a per meeting fee of $1,500 for each in person and telephonic meeting. Compensation of the special committee members was not and is not contingent on the special committee approving or recommending the merger or any other strategic financial alternative or the consummation of the merger or any other strategic financial alternative.

The Seitel board of directors considered, among other things, the complexities inherent in the strategic financial alternatives to be considered and the time expected to be required by the special committee members and chairman, the need for the special committee to evaluate a variety of matters and the publicly-reported compensation of the special committees of the boards of other companies.

Material United States Federal Income Tax Consequences

The following summarizes the material United States federal income tax consequences of the merger to U.S. Holders (as defined below) of shares of Seitel common stock who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code,” existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date of this proxy statement and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to U.S. Holders that hold their shares of Seitel common stock as a capital asset within the meaning of Section 1221 of the Code.

This summary addresses only the material U.S. federal income tax consequences, and not all tax consequences, of the merger that may be relevant to U.S. Holders of shares of Seitel common stock. It also does not address any of the tax consequences of the merger to holders of shares of Seitel common stock that are Non-U.S. Holders (as defined below), to holders who validly exercise appraisal rights with respect to their shares of Seitel common stock or to holders that may be subject to special treatment under United States federal income tax law, such as, for example, financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) and persons holding Seitel common stock through a partnership, persons who hold shares of Seitel common stock as part of straddle, hedge, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar, traders in securities who elect to use the mark-to-market method of accounting, persons who acquired their Seitel common stock through the exercise of employee stock options or other compensation arrangements (including persons holding shares of unvested restricted stock), insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address the U.S. federal estate, gift or alternative minimum tax consequences of the merger, or any state, local or non-U.S. tax consequences of the merger, or the U.S. federal income tax consequences to any person that will own actually or constructively shares of Seitel capital stock following the merger. For example, this summary does not address the United States federal income tax consequences of the merger to the Investors or persons related to the Investors under applicable constructive ownership rules.

Each holder of shares of Seitel common stock should consult its own tax advisor regarding the tax consequences of the merger in light of such holder’s particular situation, including any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Seitel common stock that, for United States federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on the previous day.

If a partnership holds shares of Seitel common stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. A partner of a partnership holding shares of Seitel common stock should consult its own tax advisors regarding the United States federal income tax consequences of the merger.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of Seitel common stock that is not a U.S. Holder. We urge holders of shares of Seitel common stock that are Non-U.S. Holders to consult their own tax advisors regarding the tax consequences of the merger.

Exchange of Shares of Seitel Common Stock. The exchange of shares of Seitel common stock for the cash consideration pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of Seitel common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Seitel common stock exchanged. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, on the date of the completion of the merger, the shares of Seitel common stock exchanged pursuant to the merger were held for more than one year. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses. U.S. Holders should consult their tax advisors regarding the treatment of capital gains and losses.

Backup Withholding Tax and Information Reporting. Payment of the cash consideration with respect to the exchange of shares of Seitel common stock pursuant to the merger may be subject to information reporting and

United States federal backup withholding tax at the applicable rate (currently 28 percent), unless a holder of Seitel common stock properly certifies its taxpayer identification number, which we refer to in this proxy statement as “TIN,” or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules.

A U.S. Holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax, and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS. A U.S. Holder should consult its own tax advisor as to its qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Financing of the Merger

Parent and Acquisition Co.’s obligations to complete the merger are subject to a debt financing condition. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page     . The total amount of funds required to complete the merger and the related transactions, including repaying Seitel’s existing debt and payment of fees and expenses in connection with the merger, is anticipated to be approximately $                     million. This amount is expected to be provided through a combination of:

•	either:

•	an offering of new unsecured senior notes yielding gross proceeds of $400.0 million, which is described in this section under the subheadings “Debt Commitment Letter” and “Unsecured Senior Notes Offering;” or

•	a new $400.0 million senior bridge loan facility, which is described in this section under the subheadings “Debt Commitment Letter” and “Bridge Loan Facility;”

•	an aggregate equity investment by ValueAct Capital and its affiliates in Parent of up to $141.0 million, which is described in this section under the subheading “Equity Commitment Letter;”

•	cash and cash equivalents held by Seitel and its subsidiaries of not less than $78.5 million; and

•	a new $20.0 million senior secured revolving credit facility, which is expected to be undrawn at the closing of the merger, which is described in this section under the subheadings “Debt Commitment Letter” and “Senior Secured Credit Facility.”

The total funded indebtedness of Seitel following the merger is expected to be approximately $403.4 million. To the extent the Rollover Investors exchange any shares of Seitel common stock for equity of Parent, ValueAct Capital’s aggregate equity investment will be correspondingly reduced by the aggregate value of such exchange, see “Special Factors—Interests of Certain Persons in the Merger—Rollover Investors” beginning on page     . In addition, ValueAct Capital may syndicate its equity commitment to its affiliated funds, entities and investment vehicles and to co-investors where ValueAct Capital retains direct or indirect control over voting and disposition. If ValueAct Capital syndicates its equity commitment, ValueAct Capital’s aggregate equity investment will be correspondingly reduced.

Pursuant to the merger agreement, Parent and Acquisition Co. are obligated to use their reasonable best efforts to obtain the financing described below. If any portion of the financing described below becomes unavailable on the terms described in the commitment letters, then Parent and Acquisition Co. are obligated to use their reasonable best efforts to arrange alternative financing, but Parent and Acquisition Co. are not obligated to obtain such alternative financing unless it is on terms and conditions which are in the aggregate not materially less favorable to Parent and Acquisition Co. than the financing terms contained in the commitment letters and from financing sources at least as reputable as the financing sources providing the commitments contained in the commitment letters. Seitel is obligated to provide, and cause its subsidiaries to provide, all cooperation reasonably requested by Parent and Acquisition Co. in connection with the arrangement of, and negotiation of agreements with respect to, the financing or any alternative financing, including making available to Parent, Acquisition Co. and their financing sources and each of their respective personnel and agents (including for participation at organizational meetings, drafting sessions and road shows) and providing such documents and information as may be reasonably requested by Parent, Acquisition Co. and such financing sources, cooperating with financing sources in achieving a timely offering and/or syndication of the financing or any alternative financing and using their reasonable best efforts to cause Seitel’s independent accountants to provide any reports, consents and comfort letters as may be reasonably requested in connection with the financing or any alternative financing.

The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Commitment Letter

Parent has entered into a commitment letter, dated as of October 31, 2006, which we refer to in this proxy statement as the “debt commitment letter,” with Morgan Stanley Senior Funding, Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., UBS Loan Finance LLC and UBS Securities LLC. Subject to the terms and conditions of the debt commitment letter, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Trust Company Americas and UBS Loan Finance LLC, as initial lenders, have committed to provide to Acquisition Co., and, after the closing of the merger, the Surviving Corporation, as the borrower:

•	a senior secured revolving credit facility of up to $20.0 million; and

•	in the event that the contemplated sale by the borrower of $400.0 million of unsecured senior notes has not been consummated at the time the merger is completed, a one-year $400.0 million senior bridge loan facility, the outstanding principal of which, if any, will be satisfied at maturity, subject to certain conditions, through the delivery of the proceeds of six-year senior rollover loans of the borrower equal to such principal amount, which rollover loans, in turn, may be converted, at the option of the bridge lender, into senior exchange notes with the same maturity date as the rollover loans.

The financing described in the debt commitment letter, which we refer to in this proxy statement as the “debt financing.”

The commitment to provide the debt financing are subject to customary conditions for financings of these types, including but not limited to, the following:

•	the preparation, execution and delivery of mutually acceptable loan documentation, which final terms and conditions will be substantially as described in the debt commitment letter;

•	since December 31, 2005, there shall not have been any event, condition, change or development having, or that reasonably would be expected to have with or without the passage of time, an effect that, individually or in the aggregate with other events, conditions, changes or developments:

•	is, or reasonably would be expected to be, materially adverse to the business, operations, assets, financial condition, liabilities or results of operations of Seitel and its subsidiaries, taken as a whole; or

•

does, or reasonably would be expected to, materially impair Seitel’s ability to perform its obligations under the merger agreement; provided, however, that for purposes of analyzing whether any event, change, condition, circumstance or state of facts constitutes such a material adverse effect, neither Parent nor Acquisition Co. will be deemed to have knowledge of any event, condition, change, circumstance or state of facts that is not readily apparent from the Company Disclosure Letter (as defined in the merger agreement) delivered by Seitel, and provided, further, that none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been or would be such a material adverse effect: (1) any adverse effect arising from any action required to be taken by Seitel under the merger agreement; or (2) any adverse effect generally affecting the United States economy or financial markets or the world economy or international financial markets that does not disproportionately affect Seitel and its subsidiaries taken as a whole or any industry in which Seitel or its subsidiaries operate;

•	the initial lenders’ satisfaction with the terms of the equity and debt of Parent and its subsidiaries;

•	the accuracy and completeness in all material respects of all representations made by Parent, and all written information provided by Parent, to the lenders in connection with the financing;

•	the lenders shall be satisfied with all agreements, relating to the equity and debt financings, and the merger agreement and such other related agreements shall not have been altered, amended or otherwise changed or supplemented or any condition thereto waived in any manner materially adverse to the lenders without their prior written consent;

•	the acquisition shall have been consummated in accordance with the terms of the merger agreement and in compliance with applicable law;

•	the refinancing of certain existing debt of Seitel shall have been consummated or shall be consummated concurrently with the initial extension of credit under the debt facilities;

•	all of the capital stock of borrower shall be owned by Parent and all capital stock of the borrower’s subsidiaries shall be owned by the borrower or one or more of the borrower’s subsidiaries, in each case free and clear of any lien, charge or encumbrance not permitted under the loan documentation;

•	in the case of the senior secured credit facility, the lenders under such facility shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other required collateral;

•	in the case of the bridge facility, if the corporate ratings of the borrower are not rated at least B3 by Moody’s and B- by S&P (in each case with at least a stable outlook), the bridge lenders shall have a valid and perfected second priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the same collateral securing the senior secured credit facility;

•	all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made;

•	all filing and recording fees and taxes shall have been duly paid;

•	there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that:

•	could reasonably be expected to (1) adversely affect the ability of the borrower or any guarantor to perform its obligations under the loan documentation for each facility or (2) adversely affect the rights and remedies of the administrative agent and the lenders under the loan documentation; or

•	purports to adversely affect the merger or either of the debt facilities;

•	all governmental and third party consents and approvals necessary in connection with the merger, equity or debt commitments or the debt facilities shall have been obtained (other than any such consent or approval the absence of which could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect) and shall remain in effect;

•	all applicable waiting periods shall have expired without any adverse action being taken by any competent authority;

•	no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the merger or the equity or debt commitments or the debt facilities;

•	all information delivered by Parent, Acquisition Co., Seitel or its subsidiaries shall be true and correct in all material respects; and no additional information shall have come to the attention of the agents or the lenders that is inconsistent in any material respect with such information or that could reasonably be expected to have a material adverse effect;

•	the borrower and each guarantor shall have delivered certificates, in form and substance reasonably satisfactory to the lenders, attesting to the solvency of the borrower and each such guarantor, in each case, individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the merger;

•	the lenders shall have received endorsements naming the administrative agent, on behalf of the lenders, as an additional insured under all insurance policies to be maintained with respect to the properties of the borrower and its subsidiaries forming part of the lenders’ collateral described above;

•	the lenders under each debt facility shall have received:

•	reasonable satisfactory opinions of counsel for the borrower and the guarantors and of local counsel for the lenders as to the transactions contemplated hereby; and

•	such corporate resolutions, certificates and other documents as the lenders under each debt facility shall reasonably request;

•	all accrued fees and expenses of the agents, arrangers and the lenders shall have been paid;

•	in the case of the senior secured credit facility, the senior lenders shall be satisfied with the terms and conditions of the bridge loans or the senior notes, as the case may be, and the senior administrative agent shall have received satisfactory evidence of receipt by the borrower of not less than $400 million cash proceeds from the advance of the bridge loans or the issuance by the borrower of the senior notes;

•	in the case of the bridge facility, the bridge lenders shall be satisfied with the terms and conditions of the senior secured credit facility and the bridge lead arrangers shall have received evidence satisfactory to the bridge lead arrangers that all other conditions to commitments of the senior lenders under the senior secured credit facility have been satisfied;

•	the lenders shall be satisfied that:

•	Cash EBITDA (to be defined in the definitive loan documentation) for the 12-month period ending as of the most recently ended fiscal quarter, on a pro forma basis, is not less than $93 million; and

•	the ratio of total leverage to Cash EBITDA for the 12-month period ending as of the most recently ended fiscal quarter, on a pro forma basis after giving effect to the merger and related financing transactions, is no greater than 4.5:1;

•	in the case of the bridge facility, the borrower shall have provided to the investment banks engaged in respect of the debt financing as soon as practicable and no later than 30 calendar days prior to the loan closing date, a complete printed preliminary offering memorandum or prospectus relating to the issuance of the senior notes or other contemplated permanent financing including financial statements prepared in accordance with generally accepted accounting principles in the United States and substantially all other data that the Securities and Exchange Commission would require in a registered offering of such securities; and

•	in the case of the bridge facility, the borrower shall have cooperated reasonably and in good faith with the marketing of the senior notes or other contemplated permanent financing with the view towards effecting the issuance of such securities in lieu of the borrowing of the bridge loans, and the investment banks marketing such securities shall have had a period of not less than 10 business days to market such securities prior to the closing date.

The commitments of the initial lenders under the debt commitment letter will terminate on the earliest to occur of:

•	the consummation of the merger or another transaction or series of transactions in which Parent or any of its affiliates acquires, directly or indirectly, any material portion of the stock or assets of Seitel;

•	termination of the merger agreement; and

•	5:00 p.m., New York City time, on April 30, 2007, unless the merger closes on or before that date.

Since the final terms of the senior secured credit facility and senior bridge loan facility have not been agreed upon, the final terms and amounts may differ from those set forth above and below and, in certain cases, such differences may be significant. Except to the extent required by applicable law, Seitel does not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

There are no current plans to repay the loans under the senior secured credit facility or the unsecured senior notes which are described in this section of the proxy statement. However, if the senior bridge loan facility is obtained, it is contemplated that it will be paid off through the issuance of the unsecured senior notes.

Senior Secured Credit Facility

General. The senior secured credit facility consists of a revolving credit facility. The borrower under the senior secured credit facility will be Acquisition Co., initially, and following completion of the merger will be Seitel.

The senior secured credit facility is expected to:

•	provide for loans in an aggregate amount of up to $20.0 million;

•	permit reborrowing of repaid amounts, up to the maximum aggregate principal amount available for borrowing;

•	be secured by a first priority lien and security interest, as described in this section under the subheading “Security;”

•	include a letter of credit sublimit up to $10 million, a swingline sublimit up to $5 million and a Canadian subfacility of up to $5 million (or equivalent thereof in Canadian dollars);

•	be used solely to fund Seitel’s and its subsidiaries’ working capital requirements and other general corporate purposes; and

•	have a term of three years from the loan closing date.

No loans under the senior secured credit facility may be used to fund the merger consideration or the other financing transactions contemplated by the merger.

Interest Rates. The loans under the senior secured credit facility will, at the option of the borrower, bear interest at the following rates:

•	a LIBOR-based rate, which is equal to:

•	the London Interbank Offered Rate, or “LIBOR,” for the applicable interest period selected by the borrower, plus

•	an applicable margin of 2.75 percent for the first six months following the loan closing date and thereafter, as determined by a pricing grid to be contained in the final loan documentation; or

•	an alternate base rate, which will be:

•	the sum of the higher of

•	the base rate of interest announced by the administrative agent from time to time as its prime or base commercial lending rate; and

•	the federal funds rate plus 0.50 percent; and

•	an applicable margin of 1.75 percent for the first six months following the closing and thereafter, as determined by a pricing grid to be contained in the final loan documentation.

Other Fees. The senior secured credit facility is expected to bear an annual commitment fee of 0.50 percent on the undrawn portion of that facility for the first six months following the closing and thereafter, as determined by a pricing grid to be contained in the final loan documentation. Interest is payable quarterly in arrears and on the date of termination or expiration of the senior secured credit facility.

Prepayments. The borrower may, upon prior notice, prepay borrowings under the senior secured credit facility in full or in part without premium or penalty. Each prepayment must be in an amount of $2.0 million or in greater amounts in integral multiples of $500,000. Any prepayment with respect to a LIBOR-based loan must include reimbursement for any funding losses of the lenders resulting from the prepayment. The borrower may also from time to time voluntarily reduce the unutilized portion of the commitments under the revolving credit facility without premium or penalty.

Guarantors. All obligations under the senior secured credit facility are expected to be unconditionally guaranteed by Parent and each of Parent’s and the borrower’s direct and indirect wholly owned domestic subsidiaries.

Security. All obligations of the borrower and each guarantor under the senior secured credit facility are expected to be secured by, subject to certain exceptions to be set forth in the loan documentation, a perfected first priority lien and security interest in:

•	all shares of capital stock of or other ownership interest (including intercompany debt) in the borrower and each present and future U.S. subsidiary of the borrower or a guarantor;

•	all non-voting stock and 66 percent of the shares of voting stock of or other ownership interest (including intercompany debt) in each present and future foreign subsidiary of the borrower or a guarantor;

•	all non-voting stock (or other ownership interests) and intercompany debt in each present and future foreign subsidiary of the borrower or a guarantor and 66% of the voting stock of all present and future first-tier foreign subsidiaries;

•	all existing and future property and assets, real and personal, of the borrower or a guarantor (subject to certain exceptions); and

•	all proceeds and products of the foregoing property and assets.

Covenants, Representations and Warranties. The senior secured credit facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, absence of any material adverse change, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, liens and dividends and other distributions. The senior secured credit facility will require the borrower to comply with consolidated leverage and interest coverage ratios.

Events of Default. Events of default under the senior secured credit facility are expected to include, among other things:

•	the failure to pay principal when due or to pay interest or other amounts within three business days after they become due under the loan documentation;

•	any representation or warranty proving to have been materially incorrect when made or confirmed;

•	the failure to perform or observe covenants in the loan documentation within a specified period of time;

•	the incurrence of a default upon other indebtedness in an amount to be agreed upon in the loan documentation;

•	involvement in bankruptcy or insolvency proceedings, with grace periods for involuntary proceedings;

•	the receipt of a monetary judgment in an amount to be agreed upon in the loan documentation;

•	impairment of loan documentation or security;

•	change of ownership or operating control; and

•	standard defaults with respect to provisions of the Employee Retirement Income Security Act of 1974, as amended.

Expenses and Indemnity. The borrower will pay all of the senior administrative agent’s and the senior lead arrangers’ reasonable out-of-pocket expenses upon consummation of the merger and all reasonable out-of-pocket expenses of the administrative agent in connection with the administration and enforcement of the loan documentation. The borrower will indemnify and hold harmless the senior administrative agent, each senior lead arranger, each senior lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the debt financing and related transactions, except to the extent resulting from gross negligence or willful misconduct of the indemnified party.

Unsecured Senior Notes Offering

Seitel is expected to issue new unsecured senior notes yielding gross proceeds of $400.0 million that will be used, together with the other sources of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of Seitel and to pay fees, commissions and expenses incurred in connection with the merger. The senior notes are expected to be offered to “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. As a result, the senior notes are not expected to be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements. The debt commitment letter, which is described in this section under the subheading “Debt Commitment Letter,” provides for a $400.0 million senior bridge loan facility that will be available in the event that the contemplated offering of unsecured senior notes does not take place at the time the merger is completed.

Although the interest rate, interest payment dates, maturity and other material terms of the unsecured senior notes have not been finalized, we expect that the unsecured senior notes will have terms customary for unsecured senior note offerings of issuers similar to the borrower, including customary covenants and closing conditions.

Bridge Loan Facility

General. If the expected offering of $400.0 million of unsecured senior notes by the borrower as described above under “—Unsecured Senior Notes Offering” is not consummated at the time the merger is completed, up to $400.0 million of the senior bridge loan facility will be drawn by the borrower concurrently with the completion of the merger. The bridge loan facility will initially be comprised of senior increasing rate loans, or bridge loans. This indebtedness will be senior to all indebtedness of the borrower, except that it shall be pari passu to the indebtedness under the senior secured credit facility. The proceeds of the bridge loan facility will be used, together with the other sources of funds described in this section of the proxy statement, to finance, in part, the merger, to repay indebtedness of Seitel and to pay costs and expenses incurred in connection with the merger.

The bridge loan facility is expected to mature one year from the date of the borrowing. However, if on the maturity date of the bridge loan facility the bridge loans have not been repaid in full in cash and certain specified defaults do not exist, the then outstanding principal under the bridge loans will be satisfied through the issuance and delivery of an equal principal amount of senior rollover loans. These rollover loans will have a maturity date of six years from the date they are issued.

At the option of a lender under the bridge loan facility, the rollover loans may be exchanged for an equal principal amount of senior exchange notes of the borrower with a maturity date six years from the issuance of the rollover loans. Within 90 days from the issuance date of the rollover loans, the borrower must file with the SEC a shelf registration statement under the Securities Act to cover resales of the senior exchange notes for which the rollover loans may be exchanged. The borrower must use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 150 days from the issuance date of the rollover loans.

Interest Rate. The bridge loans are expected to bear interest initially:

•	if the corporate ratings of the borrower are rated at least B3 by Moody’s and B- by S&P (in each case with at least a stable outlook), an annual rate equal to the greater of (1) three-month LIBOR plus 4.75 percent or (2) 10.0 percent; and

•	if the corporate ratings of the borrower are not rated at least B3 by Moody’s and B- by S&P (in each case with at least a stable outlook), an annual rate equal to the greater of (1) three-month LIBOR plus 5.75 percent or (2) 11.0 percent.

However, if the bridge loans are not repaid in full by the end of the first three months following the issuance date, the applicable interest rate otherwise in effect will increase by 0.50 percent and shall thereafter increase by an additional 0.50 percent at the end of each subsequent three-month period for so long as the bridge loans are outstanding, up to a maximum interest rate of (1) 13.0 percent per year (subject to a 12.5 percent cash interest cap, with the remainder to be amortized) if the expected ratings are achieved and (2) otherwise, 14.0 percent per year (subject to a 13.5 percent per year cash interest cap, with the remainder to be amortized). Interest is payable quarterly in arrears.

Rollover loans will initially bear interest at the applicable interest rate in respect of the bridge loan facility as of the date of the issuance of the rollover loans. This rate will increase by 0.50 percent at the end of each three-month period for so long as the rollover loans are outstanding, up to a maximum interest rate of (1) 13.0 percent per year (subject to a 12.5 percent cash interest cap, with the remainder to be amortized) if the expected ratings are achieved and (2) otherwise, 14.0 percent per year (subject to a 13.5 percent per year cash interest cap, with the remainder to be amortized). The senior exchange notes will initially bear interest at the same rate as the rollover loan for which it is exchanged. Thereafter, the interest rate will continue to increase as provided for rollover loans. Each holder of a senior exchange note will have the option to fix the interest rate on the senior exchange note to a rate that is equal to the then applicable rate of interest borne by the senior exchange notes.

Prepayments and Redemptions. Amounts due under the bridge loan facility may be prepaid, in whole or in part, at the option of the borrower, at any time upon not less than 10 days’ prior written notice at a price of 100 percent of par plus accrued interest to the prepayment date. Each fixed-rate senior note (as described above) will generally not be prepayable for four years from the loan closing date. Thereafter, such senior notes may be prepaid by the borrower at par plus accrued interest, plus a premium equal to 50 percent of the coupon in effect on the date of issuance of the senior notes, which premium will decline ratably on each yearly anniversary to zero two years prior to the maturity of the senior notes.

Subject to exceptions to be contained in the loan documentation and to any prior claims of the lenders under the senior secured credit facility, the borrower must prepay amounts due under the bridge loan facility at 100 percent of the principal amount plus accrued interest to the prepayment date from the net proceeds of:

•	an offering of debt securities under the terms and conditions described in this section under the subheading “—Unsecured Senior Notes Offering;”

•	the issuance of any other debt or equity securities, subject to exceptions to be determined;

•	assets sales, subject to exceptions to be determined; and

•	a percentage to be agreed of excess cash flow of the borrower and its subsidiaries.

The borrower must also prepay amounts due under the bridge loan facility upon any change in control of the borrower at a price of 101 percent of par plus accrued interest.

Guarantors. Each of the guarantors under the senior secured credit facility will guarantee all obligations under the senior bridge loan facility on a senior basis.

Security. If the borrower’s corporate ratings are rated at least B3 by Moody’s and B- by S&P (in each case with at least a stable outlook), the borrower’s obligations under the bridge loan facility will not be secured by any assets of the borrower or its subsidiaries. If the corporate ratings of the borrower are not rated at least B3 by Moody’s and B- by S&P (in each case with at least a stable outlook), the bridge lenders shall have a valid and perfected second priority lien and security interest (subject to an intercredit agreement to be agreed to by the senior lenders, the bridge lenders and the borrowers) in the same collateral securing the senior secured credit facility.

Equity Commitment Letter

On October 31, 2006, ValueAct Capital and Parent entered into a commitment letter, which we refer to in this proxy statement as the “equity commitment letter,” pursuant to which ValueAct Capital committed to provide up to $145.1 million of equity to Parent. The proceeds of this equity investment shall be used solely for the equity contribution required to consummate the merger. The equity commitment is subject to the satisfaction of the conditions to the obligations of Parent to complete the merger as set forth in the merger agreement. ValueAct Capital may assign its interests and obligations under the equity commitment letter to any one or more of its affiliates under common equity ownership without obtaining the consent of Parent. No person or entity other than ValueAct Capital, Parent or Seitel has any rights under the equity commitment letter.

ValueAct Capital’s equity commitment will terminate upon the earlier of:

•	termination of the merger agreement pursuant to its terms; and

•	the consummation of the transactions contemplated by the merger agreement.

At the closing of the equity financing, Parent will cause the surviving corporation to reimburse ValueAct Capital and its affiliates on demand for all reasonable expenses incurred by or on behalf of ValueAct Capital in connection with the equity financing and any related documentation, including the equity commitment letter and the merger agreement, or the administration, amendment, modification or waiver of any of them.

Estimated Fees and Expenses

In general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses.

If the merger is completed, Seitel, as the Surviving Corporation, will pay or reimburse ValueAct Capital and the Rollover Investors, unless certain circumstances exist which cause ValueAct Capital or the Rollover Investors not to be entitled to reimbursement, for any and all out-of-pocket fees and expenses incurred in connection with the merger. If the merger agreement is terminated under certain circumstances described under “The Merger Agreement—Termination Fee and Expenses,” Seitel has agreed to pay Parent all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its affiliates), up to $1 million in the aggregate incurred by Parent or Acquisition Co. or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the financing and all other matters related to the merger, credited in certain circumstances against the Termination Fee, if such fee becomes payable.

Except as set forth below, Seitel will not pay any fees or commissions to any broker, dealer or other person in connection with the merger.

The following is an estimate of fees and expenses to be incurred by Seitel in connection with the merger:

Description	Amount
Financing fees and expenses and other professional fees		$15,500,000
Financial advisory, legal and accounting fees		$12,300,000
HSR Act filing fees		$280,000
SEC filing fees		$41,227
Printing, proxy solicitation and mailing costs	$
Miscellaneous		$800,000

Total		$28,641,227

In addition, it is expected that Parent and/or Acquisition Co. will incur approximately $             million of financing costs, as well as legal and other advisory fees.

These expenses will not reduce the merger consideration to be received by Seitel’s unaffiliated stockholders.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from or notifications to governmental agencies are necessary or appropriate.

Under the H-S-R Act, we cannot complete the merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Both Seitel and Parent have made the necessary initial filings under the H-S-R Act on November 17, 2006. The applicable waiting period under the H-S-R Act will expire at 11:59 pm on December 18, 2006, unless earlier terminated or extended by a request for additional information and documentary material, which we refer to in this proxy statement as a “Second Request.” If the parties receive a Second Request, the waiting period is tolled until Seitel and Parent substantially comply with such Second Request and observe a second thirty calendar-day waiting period, unless earlier terminated. The parties expect to receive clearance under the H-S-R Act prior to the Termination Date in the merger agreement, but there can be no assurance that this will occur. Also, after clearance under the H-S-R Act, nothing prevents the Department of Justice or the Federal Trade Commission from later challenging the merger on antitrust grounds.

In the merger agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. It is a condition to the consummation of the merger that required governmental consents and approvals shall have been obtained before the effective date of the merger.

Litigation Related to the Merger

On November 6, 2006, a purported class action petition was filed in the District Court of Harris County, Texas, 189th Judicial District (No. 2006-71302) by Todd Augenbaum, an alleged stockholder of Seitel. The petition names as defendants Seitel and each member of its board of directors as well as ValueAct Capital, Parent and Acquisition Co. The petition alleges, among other things, that (1) the individual defendants breached fiduciary duties owed to Seitel’s stockholders in connection with Seitel entering into the merger agreement with

Parent and Acquisition Co., (2) Seitel, Parent, Acquisition Co. and ValueAct Capital aided and abetted the alleged breaches of fiduciary duties, and (3) the merger consideration is unfair and inadequate. The plaintiffs seek, among other things, an injunction against the consummation of the merger and attorney’s fees. Seitel believes that the lawsuit is without merit and intends to defend it vigorously. There can be no assurance, however, that Seitel will be successful in its defense of this lawsuit. The allegations in this lawsuit may be amended and additional lawsuits could be filed.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Seitel’s stockholders, other than ValueAct Capital, access to the corporate files of Seitel, any other party to the merger agreement or any Rollover Investor or to obtain counsel or appraisal services at the expense of Seitel or any other such party.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Seitel common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Seitel’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL, which we refer to in this proxy statement as “Section 262,” in order to perfect their rights. Seitel will require strict compliance with the statutory procedures.

The following is intended as a summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect such holder’s appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Seitel’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Seitel a written demand for appraisal of your shares before the vote on the adoption of the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against, abstaining from voting or failing to vote for the adoption of the merger agreement by itself does not constitute a proper demand for appraisal under Section 262.

•	You must not vote in favor of the proposal to adopt the merger agreement. A vote in favor of the proposal to adopt the merger agreement, by proxy, over the Internet, by telephone or in person, will, but failure to vote against such proposal will not, constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Seitel common stock as provided for in the merger agreement, but you will not be entitled to seek appraisal of your shares of Seitel common stock under Section 262.

All demands for appraisal should be addressed to Seitel, Inc., 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Seitel common stock. The demand must reasonably inform Seitel of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Seitel common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Seitel. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Seitel common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the merger, the Surviving Corporation must give written notice that the merger has become effective to each Seitel stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within sixty days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of Seitel common stock. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the Surviving

Corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Seitel common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within sixty days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Seitel common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than sixty days after the effective time of the merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time. Notwithstanding the foregoing, no appraisal proceeding filed in the Chancery Court may be dismissed as to any stockholder without approval of the court and such approval may be conditioned upon such terms as the court deems just.

In view of the complexity of Section 262, Seitel’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Seitel Holdings, LLC, a Delaware limited liability company, was organized on October 27, 2006 at the direction of ValueAct Capital solely for the purpose of acquiring ownership of Seitel and consummating the transactions contemplated by the merger agreement, including the related financings, and is expected to be converted to a Delaware corporation concurrently with the completion of the merger. Seitel Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Parent and was incorporated on October 27, 2006 at the direction of ValueAct Capital solely for the purpose of completing the proposed merger and consummating the transactions contemplated by the merger agreement, including the related financings. Neither Parent nor Acquisition Co. has engaged in any business except as contemplated by the merger agreement, including in connection with arranging the financing for the proposed merger. The principal executive office address and telephone number of each of Parent and Acquisition Co. is c/o ValueAct Capital Master Fund, L.P., 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133, (415) 362-3700.

Parent has no directors or executive officers. Its sole manager is VA Partners, LLC, a Delaware limited liability company, which is also general partner of ValueAct Capital. VA Partners, LLC is controlled by the Managing Members. Each of the directors and executive officers of Acquisition Co. is a citizen of the United States and his principal business address and telephone number is c/o ValueAct Capital Master Fund, L.P., 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133, (415) 362-3700.

ValueAct Capital Master Fund, L.P. is a British Virgin Islands limited partnership, whose general partner is VA Partners, LLC, a Delaware limited liability company, the business of which is to serve as the general partner of ValueAct Capital and sole manager of Parent. ValueAct Capital, along with its affiliates, manages approximately $4.6 billion in investments and seeks to make active strategic-block value investments in a limited number of companies.

The manager of ValueAct Capital is ValueAct Capital Management, L.P., a Delaware limited partnership, the business of which is to render management services to ValueAct Capital and ValueAct Capital Partners Co-Investors, L.P. The general partner of ValueAct Capital Management, L.P. is ValueAct Capital Management, LLC, a Delaware limited liability company. Neither ValueAct Capital, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC nor VA Partners, LLC has any directors or executive officers. Each of the Managing Members is a citizen of the United States and his principal business address and telephone number is c/o ValueAct Capital Master Fund, L.P., 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133, (415) 362-3700.

The following information about the directors and executive officers of Acquisition Co. and the Managing Members is based, in part, upon information provided by such persons.

Name	Occupation or employment
Peter H. Kamin	Mr. Kamin has been President and a director of Acquisition Co. since its inception. He is also a founding member and Managing Partner of ValueAct Capital, a Managing Member of VA Partners, LLC and has been a director of Seitel since March 1, 2006. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment, L.P. (“Peak”) for eight years, a limited partnership organized to make investments in a limited number of domestic public companies. Prior to founding Peak, Mr. Kamin was a Partner with Morningside, N.A., Ltd., the U.S. private equity operation for a wealthy Hong Kong-based family. Mr. Kamin began his investment career in 1984 at Fidelity Management and Research, where he was an Assistant Portfolio Manager and an equity analyst covering both the specialty chemical and special situation areas. Mr. Kamin currently serves on the board of Sirva, Inc. Mr. Kamin served as chairman and a director of Insurance Auto Auctions, Inc., and is a former director of LeCroy Corp., OneSource Information Services, Inc.,

Name	Occupation or employment

Data Transmission Network Corp., Acme United Corp., Hi-Port Industries, and numerous private companies. He has a B.A. from Tufts University and an M.B.A. from Harvard Business School.

Gregory P. Spivy	Mr. Spivy has been Vice President, Secretary and Treasurer and a director of Acquisition Co. since its inception. He is a Partner of ValueAct Capital and has been a director of Seitel since March 1, 2006. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund managing approximately $500 million. Previously, Mr. Spivy was a Managing Director at Fremont Partners (“Fremont”), overseeing a $605 million private equity fund. Prior to joining Fremont, Mr. Spivy was a Director with The Bridgeford Group, a mergers and acquisitions advisory boutique. Mr. Spivy began his career in the mergers and acquisitions department of Lehman Brothers.
Mr. Spivy currently serves as chairman of the board of MSD Performance Group and is a former director of Kerr Group, Inc. and MSC.Software. He has a B.A. from Northwestern University.

Jeffrey W. Ubben	Mr. Ubben has been a director of Acquisition Co. since its inception. He is a founding member, Managing Partner and principal owner of ValueAct Capital and a Managing Member of VA Partners, LLC and ValueAct Capital Management, LLC. Prior to founding ValueAct Capital in 2000, Mr. Ubben was a Managing Partner at BLUM Capital Partners for more than five years. Previously, Mr. Ubben spent eight years at Fidelity Management and Research where he managed two multi-billion-dollar mutual funds, including the Fidelity Value Fund. Mr. Ubben currently serves as a director of Acxiom Corporation, Catalina Marketing Corporation, Gartner Group, Inc. and Per-Se Technologies, Inc. He has a B.A from Duke University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

George F. Hamel, Jr.	Mr. Hamel has been Vice President of Acquisition Co. since its inception. He is a founding member and Managing Partner of ValueAct Capital and a Managing Member of VA Partners, LLC and ValueAct Capital Management, LLC. Prior to founding ValueAct Capital in 2000, Mr. Hamel was a Partner at BLUM Capital Partners for more than four years. Prior to joining BLUM, Mr. Hamel was partner in the investment management firm of Private Capital Management, Inc. In addition, Mr. Hamel was also President of Carnes Capital Corporation, an affiliated NASD member broker dealer. He was previously President of Signet Investment Corporation, the investment subsidiary of Signet Banking Corporation, and was a financial consultant at Merrill Lynch. He has a B.A. from the University of Wisconsin at Madison.

During the last five years, none of Parent, Acquisition Co., the executive officers or directors of Acquisition Co., ValueAct Capital, VA Partners, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC or their respective Managing Members has been (1) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of Seitel stockholders will be held at              Central time, on     ,     , 2007, at             . We are sending this proxy statement to you in connection with the solicitation of proxies by the Seitel board of directors for use at the special meeting and any adjournments or postponements of the special meeting.

Purpose

At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement, as it may be amended from time to time; and

•	to approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement by the Required Vote.

Seitel stockholders also may be asked to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Board Recommendation

The board of directors has concluded that the merger agreement is fair to, advisable and in the best interests of Seitel’s unaffiliated stockholders and has unanimously (with Messrs. Kamin, Spivy and Monson not participating) approved and adopted the merger agreement. Members of the board of directors that are Rollover Investors or are affiliated with ValueAct Capital are not members of the special committee of the board of directors that reviewed and unanimously recommended the merger to the board of directors and took no part in the deliberations or vote on the merger agreement due to their possible conflicting interests. Accordingly, the Seitel board of directors unanimously (with Messrs. Kamin, Spivy and Monson not participating) recommends that all Seitel stockholders vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the meeting if necessary.

Record Date, Outstanding Shares and Voting Rights

The record date for the special meeting is the close of business on     , 2007. Only holders of record of shares of Seitel common stock on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were      outstanding shares of Seitel common stock held by approximately      holders of record. At the special meeting, each share of Seitel common stock will be entitled to one vote on all matters. Votes may be cast at the special meeting in person or by proxy.

Quorum; Vote Required

The holders of a majority of the outstanding shares of common stock entitled to be voted at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. Shares that abstain from voting on the merger agreement will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

If a broker or nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to in this proxy statement as “broker non-votes,” will be treated as present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers who do not have discretionary authority to vote on a particular proposal will not be entitled to vote on the proposal to adopt the merger agreement unless they receive voting instructions from their customers.

Under applicable Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to adopt the merger agreement is required to approve such proposal. For this purpose, failure to vote, abstentions and broker non-votes will have the effect of a vote against such proposal. Additionally, under the terms of the merger agreement, consummation of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock that are voted on such proposal (either for or against), other than shares owned by ValueAct Capital and its affiliates. For this purpose, failure to vote, abstentions and broker non-votes will have no effect and will neither be counted as a vote for nor against such proposal. Approval of the adjournment proposal, if there are insufficient votes at the special meeting to adopt the merger agreement by the Required Vote, requires the affirmative vote of the holders of a majority of the shares of Seitel common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

In order for your shares of Seitel common stock to be included in the vote, you must complete, date and sign your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

We believe our directors and executive officers intend to vote all of their shares of Seitel common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. As of the record date, Seitel’s directors and executive officers beneficially owned approximately      of the outstanding shares, representing approximately      percent of the total outstanding shares, of Seitel common stock. Additionally, as described under “The Merger Agreement—The Support Agreement” beginning on page     , ValueAct Capital and Parent have entered into the Support Agreement pursuant to which they have agreed to vote and have agreed to cause their affiliates to vote all of their respective shares of Seitel common stock in favor of the proposal to adopt the merger agreement. ValueAct Capital, Parent and their affiliates owned      percent of Seitel’s outstanding common stock as of the record date for the special meeting.

Voting of Proxies

All shares of Seitel common stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the meeting, and not properly revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on your properly executed and returned proxy, such proxy will be voted FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. You may also submit your proxy by telephone or Internet by following the instructions on the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement. Your broker, bank or nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or nominee to determine how to vote.

The board does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Rights of Stockholders Who Object to the Merger

Stockholders of Seitel are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, plus a fair rate of interest, if any, as determined by the court. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have been entitled to receive under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Seitel before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Failure to vote against such proposal will not constitute a waiver of appraisal rights, but neither voting against the proposal, nor failing to vote on the proposal, standing alone, will constitute a proper demand for appraisal under Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page      and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Revocation of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitations described below. Proxies may be revoked by:

•	filing with the Corporate Secretary of Seitel, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a date later than the proxy to be revoked;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Seitel before the taking of the vote at the special meeting or submitting a later-dated proxy using the telephone or Internet voting procedures so long as you do so before the deadline of 11:59 p.m. on , 2007; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

You should send any written notice of revocation or subsequent proxy to Seitel, Inc., 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043, Attention: Corporate Secretary, or hand deliver it to the Corporate Secretary of Seitel at or before the taking of the vote at the special meeting.

If your shares of Seitel common stock are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Solicitation of Proxies; Expenses

In connection with the special meeting, proxies are being solicited by, and on behalf of, the Seitel board. Seitel will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited from Seitel stockholders by directors, officers and employees of Seitel in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, Seitel has retained              to assist Seitel in the solicitation of proxies from stockholders for the special meeting for a fee of $                , a nominal fee per stockholder contact and reimbursement of reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Seitel common stock, and Seitel will reimburse them for their reasonable expenses incurred in forwarding these materials.

Please do not send any certificates representing shares of Seitel common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of Seitel common stock will be as described in this proxy statement. See “The Merger Agreement—Payment for Seitel Common Stock in the Merger” beginning on page     .

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and which we incorporate by reference into this document. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Additional information about Seitel may be found elsewhere in this proxy statement and Seitel’s other public filings. See “Additional Information” beginning on page     .

Structure of the Merger

At the closing of the merger, Acquisition Co. will merge with and into Seitel and the separate corporate existence of Acquisition Co. will cease. Seitel will be the Surviving Corporation in the merger and will continue to be a Delaware corporation after the merger but will be a wholly owned subsidiary of Parent. The certificate of incorporation of Seitel, as amended and restated in its entirety pursuant to the merger, will be the certificate of incorporation of the Surviving Corporation. The bylaws of Seitel will be amended in their entirety pursuant to the merger agreement and will be the bylaws of the Surviving Corporation. The directors of Acquisition Co. immediately prior to the closing of the merger will, from and after the closing of the merger, be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable law or until their earlier death, resignation or removal, although it is a condition to closing that Acquisition Co. shall have received the resignations of all directors of Seitel. The officers of Seitel immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation and in accordance with applicable law or until their earlier death, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place on or before the fifth business day after the satisfaction or waiver of the closing conditions stated in the merger agreement, unless another date is agreed to in writing by the parties. The merger will become effective at the time, which we refer to in this proxy statement as the “effective time” of the merger, when the parties to the merger file a certificate of merger with the Secretary of State of the State of Delaware or any later time as the parties agree and specify in the certificate of merger.

Effect of the Merger on the Capital Stock and Stock Options of Seitel and Acquisition Co.

Capital Stock. At the effective time of the merger:

•	Each share of Seitel common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by Seitel or any direct or indirect wholly-owned subsidiary of Seitel, shares of Seitel common stock held by ValueAct Capital, Parent or any of their subsidiaries or affiliates immediately prior to the effective time of the merger and shares of Seitel common stock held by dissenting stockholders, which we refer to in this proxy statement collectively as “Excluded Shares” will be converted into the right to receive a cash payment of $3.70.

•	Each share of Seitel common stock that is owned by Seitel or any direct or indirect wholly-owned subsidiary of Seitel and each share of Seitel common stock that is owned by ValueAct Capital, Parent or any of their subsidiaries or affiliates immediately prior to the effective time of the merger will be automatically canceled without any payment therefor.

Restricted Shares. At the effective time of the merger, Seitel will waive all vesting conditions applicable to shares of its outstanding restricted stock, and each share of restricted stock that vests at the effective time of the merger, other than Excluded Shares, will automatically be converted into the right to receive $3.70 in cash (less applicable taxes) per share.

Stock Options. As of the effective time of the merger, Seitel will cause the outstanding option to purchase 100,000 shares of Seitel common stock, to the extent not previously exercised at the time, to be canceled and to cease to exist in exchange for the right to receive a cash payment equal to $3.70 minus its strike price of $1.30 per share, multiplied by 100,000, or, assuming the option is not exercised, $240,000, without interest and less any applicable withholding taxes. Acquisition Co. will pay this cash payment as soon as practicable but in no event later than five business days after the effective time of the merger. As of the effective time of the merger, the holder of such option will cease to have any rights in respect of such option or any applicable agreement evidencing the grant of a Seitel stock option.

Payment for Seitel Common Stock in the Merger

Prior to the effective time of the merger, Acquisition Co. will deposit, or cause to be deposited, for the benefit of the holders of Seitel common stock with     , as paying agent, sufficient cash to pay to the holders of Seitel common stock the merger consideration of $3.70 per share. No transfers of Seitel common stock will be made on the stock transfer books of Seitel from and after the effective time of the merger. Within five business days of the effective time, the paying agent will mail to each record holder of Seitel common stock (other than holders of Excluded Shares), a letter of transmittal and instructions for use in effecting the surrender of all Seitel common stock certificates held by such record holder in exchange for a cash payment of $3.70 for each share of Seitel common stock owned. You should not send in your Seitel common stock certificates until you receive the letter of transmittal.

If payment is to be made to a person other than the person in whose name the Seitel common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due to Seitel common stockholders under the merger agreement, or that such person establish to the satisfaction of the paying agent that any such taxes have been paid or are not applicable.

Any portion of the payment fund held by the paying agent not distributed to the holders of Seitel common stock one year following the effective time of the merger will be delivered to the Surviving Corporation, and after such transfer, any stockholders of Seitel who have not properly surrendered their stock certificates may look only to the Surviving Corporation for payment of the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of each of Seitel, Parent and Acquisition Co. as to, among other things:

•	corporate organization, existence and good standing (including, as to Seitel, with respect to its subsidiaries);

•	corporate power and authority to execute and deliver the merger agreement and perform their respective obligations under the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of certain conflicts, including certain conflicts with organizational documents and law, the absence of any breach or event of default under any contract, and the absence of any required governmental approvals other than those specified in the merger agreement, in each case arising out of the execution, delivery and performance of the merger agreement;

•	matters relating to required filings with the SEC in connection with the merger; and

•	the absence of any fees owed to brokers or investment bankers in connection with the merger, other than those referenced in the merger agreement.

The merger agreement also contains representations and warranties of Seitel as to, among other things:

•	the capitalization of Seitel and the absence of preemptive rights or other rights to purchase or acquire equity securities of Seitel or any of its subsidiaries;

•	the accuracy of Seitel’s filings with the SEC and the preparation of Seitel’s financial statements;

•	the absence of certain changes since December 31, 2005;

•	the absence of material litigation, material arbitration, governmental orders outstanding against Seitel or its subsidiaries or other action or proceeding pending or threatened against Seitel or its subsidiaries;

•	the absence of violations by Seitel or its subsidiaries of any foreign or domestic laws or regulations, including the Sarbanes-Oxley Act of 2002;

•	the payment by Seitel and its subsidiaries of taxes and the filing of tax returns;

•	the real and personal property leased or owned by Seitel or its subsidiaries;

•	Seitel’s employee benefit plans and other agreements with its employees;

•	Seitel’s compliance with employment laws and regulations and the absence of labor disputes;

•	the intellectual property owned or otherwise used by Seitel or its subsidiaries;

•	the validity of, and absence of any default under, certain of Seitel’s and its subsidiaries’ contracts;

•	environmental matters and compliance with environmental laws;

•	the insurance policies carried by or covering Seitel and its subsidiaries;

•	the absence of certain related party transactions;

•	the absence of certain undisclosed liabilities;

•	the opinions of the special committee’s financial advisors;

•	the absence of any anti-takeover statutes, rules, or regulations; and

•	the acknowledgement that Parent’s and Acquisition Co.’s representations and warranties are limited to those set forth in the merger agreement.

The merger agreement also contains representations and warranties of Parent and Acquisition Co. as to, among other things:

•	the absence of any vote or consent of the holders of any class or series of limited liability company interests of Parent needed to approve the merger agreement and the transactions contemplated by the merger agreement;

•	Parent’s and Acquisition Co.’s ability to finance certain costs of the merger;

•	the absence of any previous conduct by Acquisition Co. other than in connection with the transactions contemplated by the merger agreement; and

•	the acknowledgement that Seitel’s representations and warranties are limited to those set forth in the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause, or by disclosures of Seitel in the Company Disclosure Letter delivered by Seitel. For purposes of the merger agreement, “material adverse effect” means, with respect to Seitel, any event, condition, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, operations, assets, financial condition, liabilities or results of operations of Seitel and its subsidiaries, taken as a whole, or does or would reasonably be expected to materially impair its ability to perform its obligations under the merger agreement; however, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a material adverse effect: (1) any adverse effect arising from any action required to be taken by Seitel under the merger agreement; (2) any adverse effect generally affecting the United States economy or financial markets or the world economy or international financial markets that does not disproportionately affect Seitel and its subsidiaries taken as a whole or any industry or industry sector in which Seitel or its subsidiaries operate; and (3) any event, change or development attributable to, or the effects of, or changes in, oil, gas or other commodity prices. For purposes of the merger agreement, “material adverse effect” means, with respect to Acquisition Co., any event, change or development having, or which does or could reasonably be expected to have, a material adverse effect on the ability of Acquisition Co. or Parent to perform their obligations under the merger agreement.

Agreements Related to the Conduct of Business

The merger agreement provides that, subject to certain exceptions or as consented to in writing by Acquisition Co., during the period from the signing of the merger agreement on October 31, 2006 to the effective time of the merger, Seitel, among other things, will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course and use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationship with customers, suppliers and others having business dealings with it and to keep available the services of its officers and key employees on terms and conditions comparable to those in effect as of October 31, 2006 and maintain its current rights and franchises, in each case, consistent with past practice and will not, and will not permit any of its subsidiaries to:

•	adopt or propose to adopt any change in its certificate of incorporation, bylaws or other organizational documents;

•	declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends or distributions paid by a subsidiary of Seitel to Seitel or a subsidiary of Seitel;

•	split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in respect of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of its subsidiaries;

•	issue, sell, grant, pledge or otherwise encumber any shares of its capital stock of any class, or other securities convertible into shares of its capital stock, including stock options, other than as permitted in the merger agreement;

•	merge or consolidate with another entity or acquire assets or equity of another entity, except for in the ordinary course of business;

•	sell, lease, license, subject to certain liens, encumber or otherwise dispose of any assets, property or rights in an amount in excess of $500,000 in the aggregate, other than as permitted in the merger agreement;

•	incur indebtedness other than as permitted in the merger agreement;

•	materially modify benefits or materially accelerate payments or the vesting of benefits under any Seitel benefit plan, except as required by an existing agreement, plan or law;

•	make capital expenditures that, together with expenditures made to date in fiscal year 2006, would cause the aggregate amount of all capital expenditures during 2006 to exceed the amount allowable under the Indenture;

•	increase compensation or benefits of directors, officers, employees, consultants, representatives or agents, other than as required by existing plans or arrangements and increases in the ordinary course of business consistent with past practice;

•	enter into or modify change of control, severance, consulting, retention or employment agreements with any senior officer or any change of control, severance, consulting, retention or employment plan, program or arrangement;

•	hire or terminate the employment or contractual relationship of any officer or employee, other than in the ordinary course consistent with past practice or that would not result in a material increase in the number of persons providing services in such capacities or in the aggregate payroll, and in the case of terminations, would not create a material liability in excess of the cost savings derived from any terminations;

•	settle or compromise any litigation, other than settlements involving amounts not in excess of $1 million or otherwise material to Seitel and its subsidiaries, taken as a whole; any settlement or compromise including any admission of liability or consent to non-monetary relief; or enter into any consent, decree or similar restraint or form of equitable relief in settlement of any material proceeding except those settlements and compromises that relate to taxes and that individually or in the aggregate are not material to Seitel or its subsidiaries, taken as a whole;

•	other than in the ordinary course consistent with past practice, enter into or amend, modify, renew or terminate certain agreements;

•	other than in the ordinary course, and except as are not, individually or in the aggregate, material to Seitel’s business or to Seitel and its subsidiaries taken as a whole, make or rescind any material election relating to taxes, settle or compromise any proceeding relating to taxes, seek any tax ruling, other than a ruling related to the tax qualified status of an employee benefit plan, enter into any material agreement with a taxing authority or, except as required by law, change any of its tax reporting methods from those employed in the preparation of Seitel’s December 31, 2005 federal income tax returns;

•	enter into, renew or extend any agreements that restrict Seitel or its subsidiaries or will restrict the Surviving Corporation from engaging or competing in any line of business or in any geographic area;

•	change any method of accounting or accounting principles or practices, except as required by a change in Generally Accepted Accounting Principals;

•	cancel or modify any material insurance policy, which is not replaced by a comparable amount of insurance coverage;

•	pay, discharge, satisfy, or cancel any indebtedness in excess of $1 million in the aggregate, other than in the ordinary course of business and consistent with past practice or waive or assign any claims or rights of substantial value;

•	take or omit to take any actions that would or would be reasonably likely to result in any of the conditions to the merger agreement not being satisfied or materially impairing the ability of the parties to consummate the merger or materially delay the closing of the merger;

•	permit any material item of intellectual property owned by Seitel or any of its subsidiaries to become abandoned, cancelled, invalidated, permitted to lapse, or dedicated to the public, except as may be required by law;

•	enter into any new line of business; or

•	alter the corporate structure of Seitel through merger, liquidation, restructuring, or other reorganization.

Other Covenants and Agreement

Notification of Certain Matters. Seitel must give prompt notice to Parent and Acquisition Co., and Parent and Acquisition Co. must give prompt notice to Seitel, of the occurrence or failure to occur of any event that would cause (1) any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect, or (2) any material failure of Seitel, Parent or Acquisition Co., as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. Seitel must give prompt notice to Acquisition Co. of any material development with respect to any litigation, suit, investigation, inquiry or proceeding or the issuance of an order relating to the merger agreement or the transactions contemplated by the merger agreement or affecting Seitel or any of its subsidiaries.

Indemnification of Directors and Officers; Insurance. Until the sixth anniversary of the effective time of the merger, the right to indemnification, advancement of expenses and exculpation of officers and directors provided for in the organizational documents of Seitel and its subsidiaries on terms no less favorable than as in effect on the date of the merger agreement will be maintained with respect to matters occurring prior to the effective time.

Until the sixth anniversary of the effective time of the merger, the Surviving Corporation must maintain officers’ and directors’ liability insurance covering Seitel’s present and former officers and directors at the effective time of the merger with respect to matters occurring prior to the effective time of the merger, on terms with respect to coverage and amount no less favorable to the beneficiaries of such policies than those of the applicable policies in effect on the date of the merger agreement.

The Surviving Corporation will, from and after the effective time of the merger, to the fullest extent permitted under applicable law and the company’s constituent documents, defend and hold harmless each present and former director and officer of Seitel or any Seitel subsidiary against any costs or expenses (including reasonable attorney’s fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the negotiation and approval of the merger agreement or the transactions contemplated by the merger agreement.

Access and Information. Seitel must afford to Parent and Acquisition Co. reasonable access during normal business hours, during the period prior to the effective time of the merger, to all of its books and records, facilities, personnel, management reports and other information.

All Reasonable Efforts; Approvals and Consents. Seitel, Parent and Acquisition Co. must cooperate and use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including using all reasonable efforts to (1) obtain certain necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that Seitel will not be required to make any payments or provide any economic benefits prior to the effective time of the merger in order to obtain any waivers, consents or approvals from third parties, (2) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (3) lift or rescind any injunction or restraining order or other order adversely affecting the ability of Seitel, Parent and Acquisition Co. to consummate the transactions contemplated by the merger agreement, (4) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (5) fulfill all conditions to the merger agreement.

No Solicitation of Competing Proposals. Seitel and its subsidiaries are prohibited from directly or indirectly (1) initiating, soliciting, facilitating or knowingly encouraging any inquiry or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or agreement in principle providing for or relating to a Takeover Proposal, (2) accepting a Takeover Proposal (as defined below) or entering into any agreement relating to any Takeover Proposal or entering into any agreement or agreement in principle requiring

Seitel to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement, or (3) continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information or data with respect to Seitel, or otherwise cooperating with or taking any other action to facilitate any such inquiries, proposals, discussions or negotiations that (a) constitute, or would reasonably be expected to lead to (or that are intended to lead to), a Takeover Proposal or (b) require Seitel to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement. In addition, any violation of the foregoing restrictions by any representative of Seitel or any of its subsidiaries, whether or not such person is purporting to act on behalf of Seitel or such subsidiary, shall be deemed to be a breach of the foregoing restrictions by Seitel.

However before the stockholder vote at the special meeting, Seitel may, if it has otherwise satisfied in all material respects its non-solicitation obligations under the merger agreement, in response to an unsolicited written Takeover Proposal that the board of directors of Seitel (acting through the special committee if such committee still exists) believes in good faith to be bona fide:

•	furnish information or data with respect to Seitel and its subsidiaries to the person making such Takeover Proposal and its representatives pursuant to and in accordance with a confidentiality agreement that (1) does not contain any provisions that would prevent Seitel from complying with its obligation to provide the required disclosure regarding receipt of such Takeover Proposal to Parent pursuant to the merger agreement and (2) contains terms and provisions no less favorable to Seitel than those contained in the confidentiality agreement with ValueAct Capital so long as information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person; and

•	participate in discussions or negotiations with such person or its representatives regarding such Takeover Proposal;

provided, in each case, that the board of directors of Seitel (acting through the special committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, that (1) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties under applicable law and (2) such Takeover Proposal constitutes or may reasonably be expected to lead to a Superior Proposal (as defined below).

Within one business day after the receipt by Seitel of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, Seitel shall (1) provide oral and written notice to Parent of such Takeover Proposal or inquiry, the identity of the person making any such Takeover Proposal or inquiry and the true and complete material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto), or (2) provide copies to Parent of all such Takeover Proposals that are written and related correspondence and documents containing or relating to such Takeover Proposal sent or provided to Seitel or any of its representatives from any person. Seitel shall inform Parent as promptly as practicable of any changes in the material terms of such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof.

Prior to the receipt of Seitel stockholder approval of the merger agreement, the board of directors of the Seitel (acting through the special committee if such committee still exists) may enter into, a definitive agreement containing a Takeover Proposal, but only if (1) Seitel has complied in all material respects with its obligations regarding the solicitation of and responses to Takeover Proposals, (2) such Takeover Proposal constitutes a Superior Proposal, (3) Seitel has provided the requisite notice to Parent advising Parent that Seitel has received a Superior Proposal, (4) Parent does not, within five business days of receipt of such notice (or longer as required by the terms of the merger agreement) and after negotiations with Seitel, make an offer that the board of directors of Seitel (acting through the special committee if such committee still exists) determines in good faith, after consultation with outside legal and financial advisors, to be more favorable to Seitel’s stockholders than such

Superior Proposal, (5) the merger agreement is terminated pursuant to the section thereof requiring payment of a $17 million termination fee and expenses to Parent, (6) the definitive agreement relating to the Superior Proposal obligates the payment of the $17 million termination fee called for in the merger agreement and requires the potential purchaser to require Seitel to comply with the merger agreement, and (7) promptly following the execution and delivery of the definitive agreement relating to the Superior Proposal, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent.

Neither the board of directors of Seitel nor any committee thereof shall directly or indirectly (1) withdraw (or modify in a manner adverse to Parent and Acquisition Co.), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition Co.), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of the merger agreement, or the merger or the other transactions contemplated by the merger agreement or (2) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Takeover Proposal, including any Superior Proposal. However, Seitel and its board of directors, upon the recommendation of the special committee, if such committee still exists, shall be permitted to make an adverse recommendation change if Seitel’s board of directors has determined in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. A definitive agreement with respect to a Superior Proposal is referred to in this proxy statement as a “Superior Agreement.”

As used in the merger agreement, “Takeover Proposal” means any inquiry, proposal or offer in respect of (1) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving Seitel or any its subsidiaries with any person other than ValueAct Capital, Parent or any affiliate thereof pursuant to which such third party would acquire beneficial ownership of 20% or more of the outstanding capital stock of Seitel, (2) Seitel’s acquisition of any third party in a business combination transaction in which the stockholders of the third party immediately prior to consummation of such business combination transaction will own 20% or more of Seitel’s outstanding capital stock immediately following such business combination transaction, including the issuance by Seitel of 20% or more of its outstanding capital stock as consideration for assets or securities of a third party, or (3) any direct or indirect acquisition by any third party of (a) the outstanding capital stock of any one or more subsidiaries of Seitel whose collective business constitutes 20% or more of the net revenues, net income or consolidated assets of Seitel and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (b) assets representing 20% or more of the net revenues, net income or consolidated assets of Seitel and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

As used in the merger agreement, “Superior Proposal” means any bona fide written Takeover Proposal made by a third party (but changing the references to “20% or more” in the definition of “Takeover Proposal” to “50% or more”), which the board of directors of Seitel (acting through the special committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside counsel and its independent financial advisor, (1) is or would result in a transaction that if consummated would be more favorable to the stockholders of Seitel (in their capacity as stockholders) from a financial point of view than the merger and the other transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such proposal and of the merger agreement (including any proposal by Parent to amend the terms of the merger agreement), (2) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal and (3) is such that a failure by the board of directors (acting through the special committee if such committee still exists) to accept and recommend such Takeover Proposal would be inconsistent with the directors’ fiduciary duties under applicable law.

Proxy Statement; Schedule 13E-3. On November 22, 2006, Seitel filed with the SEC this preliminary proxy statement, and Seitel, Parent, Acquisition Co., ValueAct Capital and the Rollover Investors filed with the SEC a Schedule 13E-3. Seitel has agreed to use all reasonable efforts to have the proxy statement and Schedule 13E-3 cleared by the SEC and to cause the proxy statement to be mailed to Seitel’s stockholders as promptly as practicable. Seitel, Parent and Acquisition Co. have agreed to cooperate with each other in the preparation of the proxy statement and Schedule 13E-3 and to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement.

Stockholders Meeting. Seitel, as soon as reasonably practicable after the proxy statement is cleared by the SEC, must duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption of the merger agreement. The board of directors of Seitel recommends that stockholders adopt the merger. However, Seitel may withdraw or modify its recommendation in certain circumstances in accordance with the terms of the merger agreement as described above.

Conditions to Completion of the Merger

The obligations of Seitel, Parent and Acquisition Co. to consummate the merger are subject to the satisfaction or waiver, at or before the closing date of the merger, of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Seitel common stock entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding shares of Seitel common stock (other than shares held by ValueAct Capital and its affiliates) entitled to vote and voted thereon (for or against) at the stockholders meeting;

•	the expiration or early termination of any applicable waiting period under the H-S-R Act and the receipt of other regulatory approvals;

•	the termination or amendment of the Indenture to allow the consummation of the transactions contemplated by the merger agreement without violating the terms of the Indenture; and

•	the absence of any order, decree, ruling or other action issued or taken by a court of competent jurisdiction or United States federal or state governmental entity enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement.

The obligation of Parent and Acquisition Co. to consummate the merger is subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

•	the representations and warranties of Seitel set forth in the merger agreement, made as if none of the representations and warranties of Seitel contained any qualifications or limitations as to materiality or Company Material Adverse Effect (as defined in the merger agreement), being true and correct as of the date of the merger agreement and as of the date of the closing date of the merger as though made on the closing date, except (with certain exceptions) where the failure of such representations and warranties, individually or in the aggregate, to be true and correct does not constitute a Company Material Adverse Effect;

•	Seitel’s performance or compliance in all material respects with all agreements and covenants to be performed by it under the merger agreement at or prior to the closing date and Acquisition Co. shall have received a certificate of Seitel to that effect;

•	the absence of the occurrence of any Company Material Adverse Effect since October 31, 2006, the date of the merger agreement;

•	the availability to Parent and/or Acquisition Co. of funds resulting from the contemplated financing, or in some circumstances, certain alternative financing;

•	the absence of any pending action or proceeding by any person (other than a governmental entity or stockholders or note holders of Seitel) that, Acquisition Co. reasonably determines in good faith, has a reasonable likelihood of success or any governmental entity, seeking to restrain or prohibit the completion of the merger or any other transaction contemplated thereby or seeking to obtain from Seitel, Parent or Acquisition Co. any material damages;

•	the receipt by Seitel of resignations of each of its directors, other than those directors designated by Acquisition Co., which resignations shall be valid and effective immediately prior to the effective time of the merger and delivery of such to Acquisition Co.;

•	all amendments necessary, if any, to Seitel’s 401(k) plan and Canadian group benefit plan to eliminate investment in Seitel common stock as an investment option and make matching contributions in Seitel common stock no longer permitted; and

•	less than 12.5 percent of the outstanding shares of common stock properly demanding appraisal in accordance with Delaware law.

The obligation of Seitel to consummate the merger is subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

•	the representations and warranties of Parent and Acquisition Co. set forth in the merger agreement, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or Buyer Material Adverse Effect (as defined in the merger agreement),, being true and correct as of the date of the merger agreement and as of the closing date of the merger agreement as though such representations were made on the closing date, except (with certain exceptions) where the failure of such representations and warranties to be true and correct does not constitute a Buyer Material Adverse Effect; and

•	Parent’s and Acquisition Co.’s performance or compliance in all material respects with all agreements and covenants to be performed by Parent and Acquisition Co. under the merger agreement at or prior to the closing date.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after Seitel’s stockholders adopt the merger agreement by the required votes:

(1)	by mutual written consent of Parent and Seitel;

(2)	by either Parent or Seitel, if:

(a)	the merger has not been consummated by the Termination Date, provided, however, that the right to terminate the merger agreement pursuant to this provision is not available to the Party seeking to terminate if (1) any action of such party or (2) any failure of such party to perform or fulfill any of its obligations under the merger agreement, has been the cause of, or resulted in, the failure of the effective time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of the merger agreement;

(b)	any governmental entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any law or order (which the party seeking to terminate the merger agreement has used all of its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the merger and such law or order has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by the merger agreement illegal or that otherwise prohibits consummation of such transactions; or

(c)	the requisite approval of Seitel’s stockholders shall not have been obtained at the special meeting or any adjournment or postponement thereof; provided that the right to terminate the merger agreement pursuant to this provision is not available to Seitel if it has breached the provisions of the merger agreement regarding (1) the solicitation of and responses to Takeover Proposals and (2) the special meeting and proxy material, in a manner that could reasonably be expected to adversely effect the result of the special meeting;

(3)	by Parent if:

(a)	(1) Seitel has breached its obligations regarding the solicitation of and responses to Takeover Proposals, (2) an adverse recommendation change has occurred (other than in respect of Seitel’s recommendation of a Superior Proposal), (3) the board of directors of Seitel has failed to recommend to Seitel’s stockholders that they adopt the merger agreement, the merger and the transactions contemplated hereby at the special meeting, (4) a tender or exchange offer that would constitute a Takeover Proposal is commenced on or after the date of the merger agreement and the board of directors of Seitel or any committee thereof fails to recommend against such tender or exchange offer by the stockholders of Seitel (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of Seitel) within ten business days from the commencement thereof, (5) Seitel has failed to call the special meeting in accordance with the provisions of the merger agreement or has failed to deliver the proxy statement in accordance with the provisions of the merger agreement in material breach of applicable provisions of the merger agreement such that the special meeting cannot be held at least three business days prior to the Termination Date or (6) if the board of directors of Seitel or any committee thereof resolves to take any of the foregoing actions; or

(b)	(1) (a) any of the representations and warranties of Seitel contained in the merger agreement shall fail to be true and correct such that the condition set forth in the merger agreement with respect to the representations of Seitel being true and correct as of the closing date would not be satisfied or (2) Seitel has breached or failed to comply with any of its obligations under the merger agreement such that the condition set forth in the merger agreement with respect to the performance in all material respects of all covenants of Seitel as of the closing date would not be satisfied (in either case other than as a result of a material breach by Parent or Acquisition Co. of any of their respective obligations under the merger agreement), and in either case such breach or failure to perform is incapable of being cured by Seitel prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Seitel has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the second day preceding the Termination Date);

(4)	by Seitel if:

(a)	Seitel accepts a Superior Proposal, so long as all requirements of the merger agreement regarding the solicitation of and responses to Takeover Proposals have been complied with in all material respects by Seitel;

(b)

(1) (a) any of the representations and warranties of Parent or Acquisition Co. contained in the merger agreement shall fail to be true and correct such that the condition set forth in the merger agreement with respect to the representations and warranties of Parent and Acquisition Co. being true and correct as of the closing date would not be satisfied or (b) Parent or Acquisition Co. has breached or failed to comply with any of their obligations under the merger agreement such that the condition set forth in the provisions of the merger agreement with respect to the performance in all material respects of all covenants of Parent and Acquisition Co. as of the closing date would not be satisfied (in either case other than as a result of a material breach by Seitel of any of its obligations under the merger agreement), and in either case which breach or failure to perform is incapable of being cured by Parent or Acquisition Co. prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Parent or Acquisition Co., as applicable, has received written notice from Seitel of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the second day preceding the Termination Date) or (2) (a) the representations and warranties of Parent or ValueAct Capital contained in the Support Agreement shall fail to be true and correct in all material respects or (b) Parent or ValueAct Capital has breached or failed to comply in all material respects with any of their obligations under the Support Agreement, and in either case which breach or failure to perform

(x) does not coincide with a prior breach by Seitel of the merger agreement or a failure to perform under the merger agreement by Seitel and (y) is incapable of being cured by Parent or ValueAct Capital prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Parent or ValueAct Capital, as applicable, has received written notice from Seitel of the occurrence of such failure or breach (provided that in no event shall such ten-day period extend beyond the second day preceding the Termination Date).

Termination Fee and Expenses

Seitel will be required to pay a Termination Fee to Parent and/or expenses of Parent if the merger agreement is terminated in the following situations:

(1)	If the merger agreement is terminated pursuant to (3)(a) or (4)(a) above, then (1) Seitel shall pay to Parent concurrently with such termination an amount equal to its Transaction Expenses (as defined in the merger agreement) in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of the merger agreement if Seitel terminates the merger agreement, or within five business days after termination of merger agreement if Parent terminates the merger agreement, (2) if the merger agreement is terminated pursuant to (4)(a) above, then Seitel shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of the merger agreement and (3) if the merger agreement is terminated pursuant to (3)(a) above, and within twelve months after the date of such termination, Seitel consummates a transaction with respect to a Takeover Proposal, then Seitel shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, concurrently with the consummation of the transaction with respect to the Takeover Proposal.

(2)	If the merger agreement is terminated by Parent or Seitel under (2)(c) above, then Seitel shall pay to Parent an amount equal to its Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of the merger agreement if Seitel terminates the merger agreement, or within five business days after termination of the merger agreement if Parent terminates the merger agreement and, if (1) a proposed takeover proposal shall have been communicated to the board of directors of Seitel or the special committee or publicly announced prior to the special meeting and not irrevocably withdrawn prior to such meeting, (2) within twelve months after such termination pursuant to (2)(c) above, a definitive agreement is entered into with respect to a transaction that would have constituted a Takeover Proposal under the merger agreement, which we refer to in this proxy statement as a “Subsequent Transaction,” or such a Subsequent Transaction is consummated, and (3) the Subsequent Transaction referred to in clause (2) above is consummated, then Seitel shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (2) above.

(3)	If (1) the merger agreement is terminated by Parent or Seitel under (2)(a) above, (2) a Takeover Proposal shall have been communicated to the board of directors of Seitel or the special committee or publicly announced prior to the Termination Date and not irrevocably withdrawn prior to the Termination Date, (3) within twelve months after such termination pursuant to (2)(a) above, a definitive agreement is entered into with respect to a Subsequent Transaction or a Subsequent Transaction is consummated, and (4) the Subsequent Transaction referred to in clause (3) above is consummated, then Seitel shall pay to Parent the Termination Fee and an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (3) above.

(4)

If (1) the merger agreement is terminated by Parent under (3)(b) above, (2) the breach or failure to perform that causes the representations and warranties or obligations under the merger agreement not to be satisfied is a knowing breach or failure to perform, as the case may be, (3) at the time of such breach or failure to perform, a Takeover Proposal shall have been communicated to the board of directors of Seitel or the special committee or publicly announced and not irrevocably withdrawn prior to such date, (4) within twelve months after such termination pursuant to (3)(b) above, a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, and (5) the Subsequent Transaction referred to in clause (4) above is consummated, then Seitel shall pay to Parent the Termination Fee and an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (4) above.

Effect of Termination; Remedies

If the merger agreement is terminated in accordance with its terms, it will become void and have no effect, and there shall be no liability on the part of Parent, Acquisition Co. or Seitel or their respective affiliates, officers or directors, except that the agreements of the parties with respect to (1) publicity, (2) brokers, (3) the effect of termination, (4) Termination Fees and Transaction Expenses, (5) the confidentiality of certain information and (6) certain other provisions related to the merger and the merger agreement shall survive, and no party shall be relieved from any liability or damages arising from a willful or intentional breach of the merger agreement.

Parent and Acquisition Co., collectively, shall have no liability to Seitel in respect of the amount of any claims for monetary damages that Seitel may bring against Parent and/or Acquisition Co. pursuant to or in connection with the merger agreement that is in an aggregate amount, including all other such claims that have been brought by Seitel against Parent and/or Acquisition Co., in excess of $35 million.

Seitel shall have no liability to Parent and/or Acquisition Co. in respect of the amount of any claims for monetary damages that Parent and/or Acquisition Co. may bring against Seitel pursuant to or in connection with the merger agreement that is in an aggregate amount, including all other such claims that have been brought by Parent and/or Acquisition Co. against Seitel, in excess of $35 million, inclusive of the Transaction Expenses, the Termination Fee and any other monetary damages.

Amendments and Waivers

The merger agreement may not be amended, modified or supplemented and no waiver, consent or approval by or on behalf of Seitel may be granted except pursuant to an instrument in writing signed by or on behalf of Seitel following approval of such action by Seitel’s board of directors (after receiving the recommendation of the special committee, if such committee still exists) and signed by Acquisition Co. and Parent; provided, however, that following stockholder approval at the stockholder meeting, if applicable, no term or condition contained in the merger agreement shall be amended or modified in any manner that by law requires further approval of the stockholders of Seitel without so obtaining such stockholder approval. At any time prior to the effective time of the merger, the special committee on behalf of Seitel on the one hand, and Parent and Acquisition Co. on the other hand may, as applicable, (1) extend the time for the performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the other party pursuant to the merger agreement, or (3) waive compliance by the other party with any of the agreements or with any conditions to such party’s obligations.

The Support Agreement

Contemporaneously with the execution and delivery of the merger agreement, Seitel, ValueAct Capital and Parent entered into the Support Agreement. Under the Support Agreement, ValueAct Capital and Parent have agreed that they will, and will cause their affiliates to, vote all shares of Seitel common stock held by them in favor of the adoption of the merger agreement and against approval of any proposal made in opposition to or competition with such proposal. In addition, they agreed that, if the merger agreement is terminated in favor of a Superior Proposal in accordance with the requirements of the merger agreement, they will vote all such shares in favor of the Superior Proposal and against certain other proposals that could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect such Superior Proposal so long as Parent shall have been paid the Termination Fee and been reimbursed for its Transaction Expenses in accordance with the merger agreement.

In addition, under the Support Agreement, ValueAct Capital has capitalized Parent with 9,459,460 shares of Seitel common stock in order to provide financial support to the obligations of Parent under the merger agreement and provide Parent with assets against which Seitel could seek recourse in the event of a breach of the merger agreement by Parent. In the Support Agreement, Parent agreed that it will not sell or otherwise transfer such shares or create, incur or permit a lien on such shares.

The Support Agreement also contains a “standstill provision” under which ValueAct Capital and Parent will not, and will cause their affiliates to not, purchase or initiate a tender offer to purchase shares of Seitel common stock.

The Support Agreement terminates at 11:59 p.m. Houston, Texas time on the date of the merger or, if earlier, the date the merger agreement is terminated, unless the merger agreement is terminated because Seitel accepts a Superior Proposal, in which case, the Support Agreement terminates on the first anniversary of the termination of the merger agreement or, if earlier, the date upon which the transaction constituting such Superior Proposal is consummated. Notwithstanding the foregoing, Parent’s obligation to retain unencumbered 9,459,460 shares of Seitel common stock will survive until the 30th day following the termination date described in the previous sentence and, if prior to the expiration of such 30-day period any claim (including a counter-claim) is made by Seitel against Parent or ValueAct Capital with respect to the Support Agreement or the merger agreement, then the obligation of Parent to retain such shares will remain in effect until the final resolution of all such claims.

ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement by the Required Vote. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement by the Required Vote. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of holders of a majority of the shares of common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

The board of directors recommends that you vote FOR the adjournment of the special meeting, if necessary, to solicit additional proxies for the proposal to adopt the merger agreement by the Required Vote.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of stockholders. Stockholders may make proposals to be considered at the 2007 annual stockholders meeting. To be included in the proxy statement and form of proxy for the 2007 annual stockholders meeting, the stockholder’s proposal must be received at Seitel’s principal executives offices not later than December 11, 2006. If a stockholder wishes to present a proposal from the floor at the 2007 annual stockholder meeting, the stockholder’s proposal must be received at Seitel’s principal executives offices not later than December 11, 2006. The notice must have complied with the requirements of Section 2.8 of Seitel’s bylaws and indicate whether the stockholder has solicited or intends to solicit proxies in support of such proposal. These deliveries and notices must be made to the Corporate Secretary at the principal executive offices of Seitel at 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043.

OTHER IMPORTANT INFORMATION REGARDING SEITEL

Directors and Executive Officers of Seitel

The following persons are the directors and executive officers of Seitel as of the date of this proxy statement. Each director has been elected for a term ending as stated below. The merger agreement provides, however, that the directors of Acquisition Co. immediately prior to the effective time of the merger will be the initial directors of the Surviving Corporation. Of our current directors, only Messrs. Kamin, Spivy and Monson are expected to be directors of the Surviving Corporation following the merger. Each executive officer will serve until a successor is elected by the board of directors of the Surviving Corporation or until the earlier of his or her resignation or removal. The merger agreement provides that the officers of Seitel immediately prior to the closing of the merger will be the initial officers of the Surviving Corporation. Neither any of these persons nor Seitel has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Except for Kevin P. Callaghan, who is a citizen of the United Kingdom, and William J. Restrepo, who is a citizen of Italy, all of the directors and executive officers of Seitel are citizens of the United States, and all of the directors and executive officers can be reached c/o Seitel, Inc., 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043.

Name	Age	Position(s) with Seitel	Director Class
Fred S. Zeidman	60	Chairman of the Board of Directors	Class I

C. Robert Black	71	Director	Class I

Peter H. Kamin	44	Director	Class I

Ned S. Holmes	62	Director	Class II

Charles H. Mouquin	69	Director	Class II

Gregory P. Spivy	37	Director	Class II

Kevin S. Flannery	62	Director	Class III

Jay H. Golding	61	Director	Class III

Robert D. Monson	51	President and Chief Executive Officer and Director	Class III

Class I Directors—Term expiring 2007

Fred S. Zeidman has been a director since 1997. He was named chairman of the board of directors on June 3, 2002 and served as Seitel’s interim president and chief executive officer from October 5, 2004 until December 15, 2004. He also served as interim chief executive officer from November 6, 2002 to December 6, 2002. Since July 9, 2004, he has been a Senior Director of Governmental Affairs of Greenberg Traurig, LLP and lobbies on behalf of that firm’s clients. Mr. Zeidman also currently serves as a director of First Prosperity Bank and as Chairman of the United States Holocaust Memorial Council in Washington, D.C. Mr. Zeidman was a director of InterSystems, Inc. from July 1993 through October 2000. He served as president of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm Capital Group, Inc., engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman has a B.S. degree in finance from Washington University and an M.B.A. from New York University.

C. Robert Black has been a director since July 2, 2004. Mr. Black is the former chairman of and continues to serve on the board of Texas Tech University System Board of Regents and serves on the board of directors of public companies Coastal Energy Company and Nova Biosource Fuels, Inc. and private company Madagascar Oil Ltd. Mr. Black had over 40 years of service with Texaco Inc. (“Texaco”). He served Texaco in various executive positions culminating in his appointment in 1998 as senior vice president in the office of the chairman, where he had responsibilities for developing and managing Texaco’s relationship with industry on a worldwide basis as well as building relationships in regions where Texaco is active. In addition he had oversight responsibility for Texaco’s Technology Division along with Corporate Reserves Audit Group and served as corporate compliance officer. Mr. Black received a B. S. degree in petroleum engineering from Texas Tech University. Texas Tech awarded him the Distinguished Alumni Award in 1979 and the Distinguished Engineer Award in 1980.

Peter H. Kamin has been a director since March 1, 2006. He is a founding member and Managing Partner of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment, L.P. (“Peak”) for eight years, a limited partnership organized to make investments in a limited number of domestic public companies. Prior to founding Peak, Mr. Kamin was a Partner with Morningside, N.A., Ltd., the U.S. private equity operation for a wealthy Hong Kong-based family. Mr. Kamin began his investment career in 1984 at Fidelity Management and Research, where he was an Assistant Portfolio Manager and an equity analyst covering both the specialty chemical and special situation areas. Mr. Kamin currently serves on the board of Sirva, Inc. Mr. Kamin served as chairman and a director of Insurance Auto Auctions, Inc., and is a former director of LeCroy Corp., OneSource Information Services, Inc., Data Transmission Network Corp., Acme United Corp., Hi-Port Industries, and numerous private companies. He has a B.A. from Tufts University and an M.B.A. from Harvard Business School.

Class II Directors—Term expiring 2009

Ned S. Holmes has been a director since July 2, 2004. Mr. Holmes is currently the Chairman of Holmes Investments, Inc. Mr. Holmes currently serves as chairman of the board of Prosperity Bancshares, Inc., which is traded on the NASDAQ. Mr. Holmes is chairman emeritus of the Port of Houston Authority, director and former chairman of the Greater Houston Partnership and trustee of the publicly traded (NYSE) Archstone Smith Trust. In addition, he is a Commissioner of the Texas Parks & Wildlife Commission and serves on the board of numerous not-for-profit organizations. Mr. Holmes received his B.B.A. from the University of Texas, and his J.D. from the University of Texas School of Law.

Charles H. Mouquin has been a director since July 2, 2004. Mr. Mouquin currently acts as manager for the stock accounts of a few select clients. Mr. Mouquin has more than 40 years experience as a securities analyst. In 1962, he served as a security analyst for Parrish Securities. In 1971, he joined Central National Gottesman, and in 1976 was appointed senior vice president. From 1976 to 1987, he was senior vice president and director of research for Fiduciary Trust Company International. He has served as a consultant to Fiduciary Trust Company International, Hamershlag Kempner and Company as well as the Norman Shethar Company. Mr. Mouquin has a B. S. degree in economics from the University of California at Berkley.

Gregory P. Spivy has been a director since March 1, 2006. He is a Partner of ValueAct Capital. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund managing approximately $500 million. Previously, Mr. Spivy was a Managing Director at Fremont Partners (“Fremont”), overseeing a $605 million private equity fund. Prior to joining Fremont, Mr. Spivy was a Director with The Bridgeford Group, a mergers and acquisitions advisory boutique. Mr. Spivy began his career in the mergers and acquisitions department of Lehman Brothers. Mr. Spivy currently serves as chairman of the board of MSD Performance Group and is a former director of Kerr Group, Inc., and MSC.Software. He has a B.A. from Northwestern University.

Class III Directors—Term expiring 2008

Kevin S. Flannery has been a director since December 15, 2004. Mr. Flannery has been President and Chief Executive Officer of Whelan Financial Corporation since 1992. He also currently serves as Chairman of the Board of FPM Heat Treating LLC, Vice Chairman of the Board of Texas Petrochemicals Inc. and as a director of Atkins Nutritionals Inc. He was Chairman of the Board and Chief Executive Officer of RoweCom, Inc. from

April 2002 to October 2004 and Chairman of the Board of Telespectrum Worldwide from May 2002 to August 2004.

Jay H. Golding has been a director since December 15, 2004. Mr. Golding currently serves as President of Port Chester Industries, a privately held merchant banking entity. He is an advisory director of Texas Capital Bank, Inc. From 1981-1989 he served as either president or chairman and chief executive officer of Hi-Port Industries. Mr. Golding is a former director of Sterling Electronics, Data Transmission Network Corp., Falcon Oil & Gas and several private companies. Mr. Golding serves on the board of the Houston Jewish Community Foundation as well as other non-profit organizations. Mr. Golding has a B.S. degree in finance from Lehigh University and a Masters of Business Administration from New York University.

Robert D. Monson was named president and chief executive officer and director on December 15, 2004. He previously served as Seitel’s chief financial officer from May 10, 2004 until December 15, 2004 and served as secretary from August 31, 2004 until December 15, 2004. Mr. Monson has over 20 years of experience in the oil and gas industry, including over four years in the international seismic industry. Prior to joining Seitel, he served in various financial capacities with Schlumberger Limited, a New York Stock Exchange, Inc. listed company, since 1985. Most recently, Mr. Monson served as business segment chief financial officer for Schlumberger Well Services and the worldwide controller for Oilfield Technology Centers. Prior to this he served as worldwide director of human resources for financial personnel of Schlumberger Limited. From 1998 to 2000 he served as chief financial officer of Schlumberger Oilfield Services-UK. From 1985 to 1998 he served as either treasurer or controller to other Schlumberger entities, including assignments in the New York headquarters and various international locations. Mr. Monson received a B.S. degree in accounting from the University of Minnesota.

Executive Officers

Seitel’s executive officers who are not also directors are as follows:

Name	Age	Position with Seitel
Kevin P. Callaghan	54	Chief Operating Officer and Executive Vice President

William J. Restrepo	47	Chief Financial Officer, Executive Vice President and Secretary

Marcia H. Kendrick	46	Chief Accounting Officer, Senior Vice President and Treasurer

Robert J. Simon	51	President—Seitel Data, Ltd.

Garis C. Smith	57	President—Olympic Seismic Ltd.

Kevin P. Callaghan has been chief operating officer and executive vice president of Seitel since June 2002. Prior to this date, Mr. Callaghan had been senior vice president of Seitel Data, Ltd. since January 1998. He was president of Olympic Seismic Ltd., a wholly-owned subsidiary of Seitel, from June 2002 until December 2004, interim president of Olympic Seismic Ltd. from July 2001 until June 2002 and vice president of Olympic Seismic Ltd. from January 2001 until July 2001. Mr. Callaghan joined Seitel in August 1995 as vice president of onshore operations of Seitel Data, Ltd. From June 2000 until December 2002, he served as an outside director of Aeroscan International Inc., a privately held Canadian company previously engaged in digital imaging services.

William Restrepo joined Seitel in July 2005 as chief financial officer, executive vice president and secretary. From 1985 to 2005 Mr. Restrepo held various financial and operational positions at Schlumberger Limited (“Schlumberger”), including regional vice president and general manager, corporate treasurer, and other senior financial executive and controller positions with international posts in Europe, South America and Asia. His last position at Schlumberger was chief financial executive for the North and South America area.

Marcia H. Kendrick, CPA, was named senior vice president in September 2001. Ms. Kendrick has been chief accounting officer and assistant secretary since August 1993. She also served as our interim chief financial officer from December 2004 to July 2005 and from June 2002 to May 2004. Prior to joining Seitel in 1993, she was employed by Arthur Andersen LLP, where her last position was director of finance and administration.

Robert J. Simon was named president of Seitel Data, Ltd. in June 2002. He joined Seitel in September 1984 as a marketing representative. In August 1985, he was promoted to regional sales manager. In 1987, Mr. Simon was promoted to vice president of marketing and in 1992 to senior vice president. In 1996, Mr. Simon was promoted to executive vice president, where he served until becoming president of Seitel Data, Ltd.

Garis C. Smith joined Seitel in June 2004 as division manager of Olympic Seismic Ltd. and was named President of Olympic Seismic Ltd. in December 2004. Mr. Smith has over 20 years of experience in the oil and gas industry and eight years in the IT managed services and outsourcing sector. Prior to joining Seitel, he held various executive positions with subsidiaries of Getronics NV, an Amsterdam based global IT company, from 1995 to 2004. Mr. Smith served as Director of Dell Global Alliance from February 2002 to March 2004; President and General Manger, Caribbean Region, of Wang Global, from August 1999 to February 2002; and President and General Manger, Columbia and Venezuela, of I-Net from October 1995 to August 1999. From 1973 to 1995, Mr. Smith held various positions with various seismic and data processing companies, including Digicon Geophysical Corp., Seismograph Service Corporation and Geosource, Inc.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data of Seitel. The financial data has been derived from the audited financial statements contained in Seitel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited financial statements contained in Seitel’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2005 and 2006. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and the Forms 10-Q, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Seitel with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information” beginning on page     .

	9 Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Statement of Operations Data:
Revenue	$139,117	$107,817	$149,178	$137,675	$131,465	$149,795	$115,238
Expenses and Costs
Depreciation and amortization	67,839	76,363	98,373	168,201	82,638	129,856	49,448
Gain on sale of seismic data	(231)	—	—	—	—	—	—
Cost of Sales	203	143	185	332	815	928	1,196
Selling, general and administrative	26,309	23,018	34,910	30,160	33,814	71,857	34,490
Impairment of seismic data library	—	—	—	—	29,959	82,964	—

Subtotal	94,120	99,524	133,468	198,693	147,226	285,605	85,134

Income (loss) from operations	44,997	8,293	15,710	(61,018)	(15,761)	(135,810)	30,104
Interest expense and other, net	(14,770)	(17,572)	(23,224)	(24,436)	(19,950)	(20,856)	(13,461)
Foreign currency exchange gains (losses)	1,125	1,161	963	2,372	4,136	125	(315)
Gain on extinguishment of liabilities	—	—	—	—	681	—	—
Reorganization items	—	—	—	(12,498)	(5,984)	—	—
Loss on sale of marketable securities	(1)	(11)	(11)	—	—	(332)	—

	9 Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	31,351	(8,129)	(6,562)	(95,580)	(36,878)	(156,873)	16,328
Provision (benefit) for income taxes	(2,079)	(4,906)	(4,776)	(3,338)	2,199	(18,304)	6,748

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	33,430	(3,223)	(1,786)	(92,242)	(39,077)	(138,569)	9,580
Income (loss) from discontinued operations, net of tax	(142)	41	47	144	1,139	(62,709)	(24,573)
Cumulative effect of changes in accounting principles, net of tax	—	—	—	—	—	(11,162)	—

Net income (loss)(1)(2)	33,288	(3,182)	(1,739)	(92,098)	(37,938)	(212,440)	(14,993)

Earnings (loss) per share:(3)
Basic:
Income (loss) from continuing operations	.22	(.02)	(.01)	(1.20)	(1.54)	(5.48)	.38
Income (loss) from discontinued operations	—	—	—	—	.04	(2.48)	(.98)
Cumulative effect of accounting changes	—	—	—	—	—	(.44)	—

Net income (loss)	.22	(.02)	(.01)	(1.20)	(1.50)	(8.40)	(.60)

Diluted:
Income (loss) from continuing operations	.20	(.02)	(.01)	(1.20)	(1.54)	(5.48)	.37
Income (loss) from discontinued operations	—	—	—	—	.04	(2.48)	(.95)
Cumulative effect of accounting changes	—	—	—	—	—	(.44)	—

Net income (loss)	.20	(.02)	(.01)	(1.20)	(1.50)	(8.40)	(.58)

Weighted average shares:
Basic	150,852	152,294	152,592	76,991	25,376	25,300	24,986
Diluted	166,019	152,294	152,592	76,991	25,376	25,300	25,692

	As of September 30,		As of December 31,
	2006	2005	2005	2004	2003	2002	2001
Balance Sheet Data:
Cash and cash equivalents	$96,973	$49,553	$78,097	$43,285	$44,362	$21,517	$25,223
Seismic data library, net	122,422	122,802	111,946	151,230	247,541	284,396	455,845
Total assets	280,463	234,622	246,671	263,482	367,089	398,136	661,469
Total debt	189,056	189,618	188,600	194,717	267,434	272,061	268,350
Stockholders’ equity (deficit)	24,550	(16,217)	(11,161)	(15,829)	3,722	37,036	243,587
Stockholders’ equity (deficit) per common share outstanding	$.16	$(.11)	$(.07)	$(.10)	$.15	$1.46	$9.71
Common shares outstanding	155,344	152,716	153,604	151,414	25,376	25,376	25,075
Ratio of Earnings / Fixed Charges(4)	2.7	0.5	0.7	—	—	—	1.8

(1)	In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life of offshore data from ten to five years and onshore data from ten to seven years. The effect from this change on reported results was a reduction in net income of $58.8 million or $2.32 per share for the year ended December 31, 2002.
(2)	In the third quarter of 2004, we further evaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life of all of our seismic data to four years. The effect from this change on reported results was a reduction in net income of $70.6 million or $.92 per share for the year ended December 31, 2004.
(3)	In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the data’s useful life and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Pro forma net income for the year ended December 31, 2001 assuming the new seismic data amortization policy had been applied retroactively in such year, was as follows:

Year Ended December 31, 2001
Pro Forma Statement of Operations Data:
Income from continuing operations	$5,178
Income from continuing operations per share:
Basic	$.21
Diluted	$.20
Net loss	$(19,395)
Net loss per share:
Basic	$(.78)
Diluted	$(.75)

(4)	During the years ended December 31, 2002, 2003 and 2004, earnings were insufficient to cover fixed charges by $157,537,000, $36,878,000 and $95,580,000, respectively.

Price Range of Common Stock and Dividend Information

Our common stock is traded in the over-the-counter market on the OTC Bulletin Board, its primary trading market, under the symbol “SELA.ob”. The following table sets forth the high and low sale prices as reported by the OTC Bulletin Board for the periods indicated. The OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
2004
1st Quarter	$4.14	$1.73
2nd Quarter(1)	$4.51	$1.20
3rd Quarter	$1.58	$0.90
4th Quarter	$1.28	$0.69
2005
1st Quarter	$1.64	$1.15
2nd Quarter	$1.54	$1.24
3rd Quarter	$1.80	$1.37
4th Quarter	$2.32	$1.45
2006
1st Quarter	$3.29	$2.08
2nd Quarter	$5.01	$3.20
3rd Quarter	$4.09	$3.35
4th Quarter (through December , 2006

(1)	On June 23, 2004, our common stock commenced trading on an “X-warrant” basis.

As of     , 2006, there were      stockholders of record and      shares of our common stock outstanding.

We have not declared or paid any cash dividends on our common stock during our two most recent fiscal years. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Covenants within our revolving credit facility and our senior notes restrict our ability to pay cash dividends on our capital stock. Future declaration and payment of cash dividends, if any, on our common stock will be determined in light of factors deemed relevant by our board of directors, including our earnings, operations, capital requirements and financial condition and restrictions in our financing agreements.

On August 25, 2006, the last trading day before the Investors made their proposal to take us private, the high and low sales prices of our common stock were $3.53 and $3.48, respectively. On October 31, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of our common stock were $3.52 and $3.43, respectively. On     , 2006, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $     and $    , respectively. You are urged to obtain a current market price quotation for our common stock.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information with respect to the beneficial ownership of Seitel’s common stock by: (1) each person known by Seitel to own beneficially more than five percent of the outstanding shares of common stock; (2) each executive officer of Seitel; (3) each director of Seitel; and (4) all current directors and executive officers as a group. Unless otherwise noted, the beneficial ownership information is based on 155,272,250 shares of Seitel common stock outstanding as of November 20, 2006.

Name and Address of Owner(1)	Shares Beneficially Owned		Percent of Ownership
VA Partners, LLC 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	66,238,914	(2)(3)	38.9%
Peter H. Kamin	66,259,747	(4)	38.9%
Robert D. Monson	1,392,169		*
Kevin P. Callaghan	587,327		*
William J. Restrepo	473,072		*
Robert J. Simon	405,234		*
Charles H. Mouquin	257,713		*
Marcia H. Kendrick	215,090		*
Garis C. Smith	203,334		*
Jay H. Golding	151,129		*
Fred S. Zeidman	150,329	(5)	*
Ned S. Holmes	58,821		*
Kevin S. Flannery	56,129		*
C. Robert Black	48,821		*
Gregory P. Spivy	20,833		*
All executive officers and directors as a group (14 persons)	70,279,748	(3)	41.2%

*	Less than one percent
(1)	Except as otherwise noted, the address for all persons is 10811 South Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043, and each named holder has, to the best of Seitel’s knowledge, sole voting and investment power with respect to the shares indicated. The holdings of the directors and executive officers include restricted stock.
(2)	Information with respect to the beneficial ownership of VA Partners, LLC is derived from a Schedule 13D/A, dated November 3, 2006, filed jointly by ValueAct Capital, VA Partners, LLC, ValueAct

Capital Management, L.P., ValueAct Capital Management, LLC and the Managing Members. ValueAct Capital is the beneficial owner of 56,779,454 shares of common stock (including warrants to purchase 15,037,568 shares of common stock), representing approximately 33.3% of the shares outstanding. Seitel Holdings, LLC is the beneficial owner of 9,459,460 shares of common stock, representing 5.6% of the shares outstanding. VA Partners, LLC, ValueAct Capital Management L.P., ValueAct Capital Management LLC and the Managing Members may each be deemed the beneficial owner of an aggregate of 66,238,914 shares of common stock (including 15,037,568 shares issuable upon exercise of warrants), representing approximately 38.9% of the outstanding common stock.

(3)	Includes 15,137,568 shares which may be acquired from Seitel within 60 days upon exercise of options and warrants at exercise prices ranging from $.72 to $1.30.
(4)	Includes 20,833 shares of restricted stock awarded to Peter H. Kamin in connection with his service on the board of directors of Seitel. Additionally, Mr. Kamin may be deemed a beneficial owner of the shares as a Managing Member of VA Partners and ValueAct Management, LLC.
(5)	Includes 100,000 shares which may be acquired from Seitel within 60 days upon exercise of options at an exercise price of $1.30.

Prior Purchases and Sales of Seitel Common Stock

On October 19, 2006, Kevin Callaghan, William Restrepo, Robert Simon and Marcia Kendrick delivered to Seitel restricted stock in satisfaction of the tax liability associated with the vesting of restricted stock awarded to them on October 19, 2005. On October 31, 2006, in accordance with the terms of the Support Agreement, ValueAct Capital transferred 9,459,460 shares of Seitel common stock to Parent without payment. See “The Merger Agreement—The Support Agreement” beginning on page     . Except for the foregoing, there were no transactions with respect to Seitel common stock during the past 60 days effected by any of Seitel and Acquisition Co. and the executive officers and controlling persons of such corporations, Parent, ValueAct Capital, VA Partners, LLC and the Managing Members.

The following table sets forth information regarding purchases of Seitel common stock by ValueAct Capital, showing for each fiscal quarter beginning November 1, 2004 the number of shares of Seitel common stock purchased, the range of prices paid for those shares, and the average price paid per quarter for those shares. None of Seitel, Parent, Acquisition Co. or the Rollover Investors purchased any shares of Seitel common stock during this period.

Quarter Ended	Range of Price ($)	Average Price ($)	Number of Shares
12/31/04	$0.88 - $1.06	$ 0.97	1,802,265
03/31/05	$1.23 - $1.28	$ 1.25	1,722,273
06/30/05	$1.28 - $1.37	$1.325	6,607,997
12/31/05	$1.57 - $1.60	$1.585	945,000
03/31/06	$2.75 -	$ 2.75	21,499,983

On March 1, 2006, ValueAct Capital purchased warrants to acquire 15,037,568 shares of Seitel common stock at $0.72 per share for a purchase price of $2.00 per warrant. On March 22, 2006 ValueAct Capital purchased 382,298 shares of Seitel common stock at $3.17 per share in a private transaction from an affiliate, ValueAct Capital Co-Investors, L.P.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we filed with the SEC by reference to our corporate name. You may also read and copy any document we file at the SEC’s public reference room located at:

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

Because the merger is a “going private” transaction, Seitel, Parent, Acquisition Co., ValueAct Capital and the Rollover Investors have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement and before the special meeting:

•	Seitel’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	Seitel’s Definitive Proxy Statement for Seitel’s 2006 Annual Meeting, filed with the SEC on April 7, 2006;

•	Seitel’s additional definitive proxy soliciting materials and Rule 14(a)(12) material filed with the SEC on November 2, 2006 and November 3, 2006;

•	Seitel’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Seitel’s Current Reports on Form 8-K, filed with the SEC on January 5, 2006; January 6, 2006; February 15, 2006; March 3, 2006; March 9, 2006; March 17, 2006; April 18, 2006; May 19, 2006; August 28, 2006; September 12, 2006; November 2, 2006; and November 13, 2006; and

•	Seitel’s Registration Statement on Form 8-A12G containing a description of Seitel common stock.

We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

Seitel, Inc.

10811 S. Westview Circle Drive, Building C, Suite 100

Houston, Texas 77043

(713) 881-8900

or

The information concerning Seitel contained or incorporated by reference in this document has been provided by Seitel, and the information concerning Parent and Acquisition Co. contained in this document has been provided by Parent.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated     , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of the proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of Seitel incorporated in this proxy statement by reference to its Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of BKD, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Seitel at December 31, 2003, and for the year then ended, which is referred to and made a part of this proxy statement has been audited by Ernst & Young, LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEITEL HOLDINGS, LLC,

SEITEL ACQUISITION CORP.

AND

SEITEL, INC.

DATED AS OF OCTOBER 31, 2006

A-i

(continued)

A-ii

(continued)

A-iii

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

Exhibit C	Form of Support Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2006, is entered into by and among SEITEL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), SEITEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SEITEL, INC., a Delaware corporation (the “Company” and, collectively with Merger Sub and Parent, the “Parties”). Terms used herein and not defined have the meanings ascribed to them in Section 8.12.

RECITALS

WHEREAS, the Board of Directors of the Company, based on the recommendation of the Strategic Financial Alternatives Committee of the Board of Directors of the Company (the “Special Committee”), has (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the DGCL, with the Company remaining as the surviving corporation, whereby shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) (other than Excluded Shares) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $3.70 per share (the “Merger Consideration”), is fair to, and in the best interests of, holders of the shares of the Common Stock not owned by ValueAct Capital Master Fund, L.P. (“ValueAct Capital”) and its Affiliates, (ii) adopted a resolution approving this Agreement and the transactions contemplated hereby, and declared their advisability, and (iii) recommended the adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement; and

WHEREAS, the Board of Directors of each of Parent and Merger Sub has (i) deemed it advisable and in the best interests of their respective companies and stockholders to agree to the Merger, upon the terms and subject to the conditions set forth herein and (ii) adopted a resolution approving this Agreement and the transactions contemplated hereby, and declared their advisability;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, conditions, and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall continue to exist as the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) all of the rights, properties, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. When being referred to with respect to post-Merger periods, the Company is sometimes referred to herein as the “Surviving Corporation”.

Section 1.2. Effective Time; Closing. The consummation of the Merger (the “Closing”) shall take place as soon as practicable, and in any event no later than the fifth Business Day, after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (subject to applicable Law), unless this Agreement has been theretofore terminated and the Merger has been abandoned pursuant to Section 7.1 or unless another date is agreed to in writing by the Parties (such date, the “Closing Date”). The Closing shall be held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112, or at such other place as the Parties shall agree in writing. On the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Parties and is specified in the Certificate of Merger (the “Effective Time”).

Section 1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

Section 1.4. Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and the DGCL, and (ii) the bylaws of the Company shall be amended in their entirety as set forth in Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with their terms and the DGCL.

Section 1.5. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by applicable Law. The Company shall obtain and deliver to Merger Sub the valid resignations, effective as of the Effective Time, of each director of the Company and each Company Subsidiary (except those directors as may be designated by Merger Sub to the Company in writing prior to Closing).

Section 1.6. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by applicable Law.

Section 1.7. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Common Stock:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration. At the Effective Time, all shares of Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Common Stock (a “Certificate”) shall cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.1(b), without interest.

(b) Each share of Common Stock that is owned by the Company or by any Company Subsidiary (the “Treasury Shares”), and each share of Common Stock that is owned by ValueAct Capital, Parent or any of their Subsidiaries or Affiliates immediately prior to the Effective Time (the “ValueAct Held Shares”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration or other payment shall be paid or delivered in respect therefor.

(c) Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation at the Effective Time.

Section 1.8. Treatment of Company Restricted Shares, Options, and Company Warrant.

(a) Restricted Shares. Pursuant to the Company’s 2004 Stock Option Plan (the “Incentive Plan”) or the Directors’ Inducement Awards, as the case may be, and the applicable agreement evidencing the grant of any Company Restricted Shares, at the Effective Time (i) the Company shall, to the extent necessary, waive any vesting conditions applicable to any outstanding Company Restricted Shares and (ii) each Company Restricted Share that vests at the Effective Time pursuant to clause (i) of this Section 1.8(a) or pursuant to an applicable agreement evidencing the grant of any such Company Restricted Shares shall (A) automatically be converted into the right to receive the Merger Consideration at or after the Effective Time as provided in Section 1.7(a) hereof and (B) shall be treated the same as other shares of Common Stock for purposes of this Agreement. Prior to the Effective Time, the Company shall take any and all actions necessary, if any, to effectuate this Section 1.8(a).

(b) Options. At the Effective Time, the Company shall cause the Nonstatutory Stock Option Agreement, to the extent unexercised at the Effective Time, to be cancelled and to cease to exist solely in exchange for the right to receive a cash payment (less applicable withholding taxes) equal to the product of (i) the excess of (A) the Merger Consideration, over (B) $1.30, multiplied by (ii) 100,000. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay any such cash payment as soon as practicable following, but in no event later than five Business Days after, the Effective Time. As of the Effective Time, the holder of the Nonstatutory Stock Option Agreement shall cease to have any rights in respect thereof except as described in this Section 1.8(b). Prior to the Effective Time, the Company shall take any and all actions necessary, if any, to effectuate this Section 1.8(b).

(c) Company Warrant. The warrant to purchase 15,037,568 shares of Common Stock pursuant to the Reorganization Plan and the Funding Agreement that is owned by ValueAct Capital (the “Company Warrant”), as of the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration or other payment shall be paid or delivered in respect therefor. As of the Effective Time, the holder of the Company Warrant shall cease to have any rights in respect thereof, or under the Reorganization Plan and the Funding Agreement evidencing the grant of such Company Warrant. Prior to the Effective Time, the Company shall take any and all actions necessary, if any, to effectuate this Section 1.8(c).

ARTICLE II

PAYMENT FOR SHARES

Section 2.1. Exchange of Certificates and Cash.

(a) Paying Agent. As soon as practicable after the execution of this Agreement, Merger Sub, Parent and the Company shall enter into an agreement providing for the matters set forth in this Section 2.1 (the “Paying Agent Agreement”) with the transfer agent and registrar of the Common Stock or such other Person as the Parties may determine (the “Paying Agent”), authorizing such Paying Agent to act as paying agent in connection with the Merger. Prior to or concurrent with the Effective Time, Merger Sub shall, and Parent shall cause Merger Sub to, deposit with or for the account of the Paying Agent, for the benefit of the holders of shares of Common Stock, funds in an amount necessary for payment of the aggregate Merger Consideration upon surrender of the Certificates, pursuant to Section 1.7 and Section 1.8(a). Cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund”. The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the per share Merger Consideration out of the Merger Fund.

(b) Exchange Procedures. As soon as reasonably practicable, and in any event within five Business Days after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares (other than Excluded Shares) of Common Stock (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions, return envelopes and other customary documents for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 1.7 hereof. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock (other than Excluded Shares) formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents to the Paying Agent and the acceptance thereof by the Paying Agent. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on, or will accrue on any cash payable as, Merger Consideration. Until surrendered in accordance with this Section 2.1(b), each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock (other than Excluded Shares) formerly represented by such Certificate. The Merger Fund is for the benefit of the holders of Certificates and shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Merger Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares.

(c) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any permitted investments thereof) which remains undistributed to the holders of Common Stock after the expiration of one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws. No Party shall be liable to any Person for any portion of cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable Law.

(d) No Liability. None of the Surviving Corporation, Merger Sub, Parent, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any such amounts remaining unclaimed by any stockholder of the Company immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Investment of the Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund in an interest bearing money market account as directed by the Surviving Corporation on a daily basis;

provided, however, that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, to the extent permitted under the Indenture, the Surviving Corporation shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(f) Withholding Rights. Each of the Surviving Corporation, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) has been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. If required by the Surviving Corporation, the holder of any such lost, stolen or destroyed Certificate(s) shall also execute and deliver an indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation or post a bond in such reasonable amount as the Surviving Corporation may require against any claim that may be made against Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

Section 2.2. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Common Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be cancelled and exchanged for the Merger Consideration pursuant to the terms in this Article II.

Section 2.3. Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by stockholders of the Company (i) who have neither voted for approval and adoption of this Agreement or the Merger nor consented thereto in writing and (ii) who are entitled to and have properly demanded appraisal for such shares of Common Stock pursuant to, and in compliance with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time as provided in Section 1.7(a) hereof unless and until the holder of such shares of Common Stock fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, but, instead, the holder of such shares of Common Stock shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the Merger Consideration, without interest thereon in the manner provided in Section 1.7(a) hereof. The Company shall give Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company prior to the Effective Time. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed to Merger Sub in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (with reference to the section numbers of the representations and warranties in this Article III to which the information in such letter relates, unless it is reasonably apparent from a reading of such disclosure that the disclosure is applicable to other representations and warranties), or as disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders of the Company and the quarterly reports on Form 10-Q of the Company for the periods ended March 31, 2006 and June 30, 2006 and any Current Reports on Form 8-K filed prior to the date hereof with respect to events occuring since December 31, 2005 (collectively, the “Current SEC Reports”) (it being understood that (i) nothing disclosed in the Current SEC Reports shall be deemed disclosed for purposes of any subsection of this Article III unless it is reasonably apparent that the matters so disclosed in such Current SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a Current SEC Report shall be ignored for purposes of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. The Company and each Company Subsidiary is a corporation, partnership, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate, partnership, limited liability company or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing or to have such power and authority do not constitute a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed does not constitute a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), the state or other jurisdiction of its organization, the respective form of organization and the record owner(s) of its outstanding capital stock. The Company has heretofore made available to Parent and Merger Sub complete and correct copies of the Constituent Documents of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in violation of, or default under, the provisions of any such Constituent Documents, except for any violations or defaults that do not constitute a Company Material Adverse Effect. All outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens (other than Permitted Liens). No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance.

Section 3.2. Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Stockholder

Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Board of Directors of the Company, based on the recommendation of the Special Committee, has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Common Stock, (ii) approved this Agreement and the transactions contemplated hereby, and declared its and their advisability, and (iii) recommended the adoption of this Agreement by the stockholders of the Company, subject to the terms and conditions set forth herein.

(c) Under applicable Law and this Agreement, (i) the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon outstanding on the record date established by the Board of Directors of the Company in accordance with the bylaws of the Company and applicable Law, at the Company Stockholders Meeting and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock voted thereon (either for or against) at the Company Stockholders Meeting, excluding shares held by ValueAct Capital or any Affiliates thereof, (collectively, the “Company Stockholder Approval”) shall be required to adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and is the only remaining action required under the DGCL to authorize the Merger and the transactions contemplated by this Agreement.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of the close of business on October 31, 2006 (the “Capitalization Date”), (i) 155,272,250 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were issued and held in treasury by the Company, (iii) 100,000 shares of Common Stock were reserved for issuance upon the exercise of options pursuant to the Nonstatutory Stock Option Agreement, (iv) 7,500,000 shares of Common Stock were reserved for award under the Incentive Plan, of which 4,025,518 shares were outstanding Company Restricted Shares and 2,641,893 shares were available for award, (v) 38,460 shares of Common Stock were reserved for award under the Directors’ Inducement Awards, of which 38,460 shares were outstanding Company Restricted Shares and no shares were available for award, (vi) 15,037,568 shares of Common Stock were reserved for issuance under the Company Warrant, and (vii) no shares of preferred stock, $.01 par value per share, were issued and outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.

(b) Section 3.3(b) of the Company Disclosure Letter contains a schedule as of the date of this Agreement setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding Company Restricted Share, Company Warrant and option or award under the Nonstatutory Stock Option Agreement, Directors’ Inducement Awards or Incentive Plan, which includes all options issued or outstanding with respect to any Common Stock or other equity of the Company or any Company Subsidiary, including but not limited to pursuant to the Incentive Plan.

(c) There are no preemptive rights provided by statute or any contract to which the Company is a party in favor of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders or other equity holders of the Company or any Company Subsidiary on any matter submitted to their respective stockholders or other equity holders. Other than shares of Common Stock issuable upon the exercise of Company stock options pursuant to the Nonstatutory Stock Option Agreement outstanding on the Capitalization Date, as of the Capitalization Date, there are no (1) outstanding shares of capital stock of the Company or other securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, or (2) “phantom” stock rights, stock appreciation rights, restricted stock awards (other than pursuant to the Incentive Plan and Directors’ Inducement Awards), dividend equivalent awards or other stock-based awards or rights, stock-based performance units, commitments, contracts, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is or may be bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such agreement or arrangement as described in subsection (i) above or (iii) giving any Person the right to receive any payment, economic benefit or other consideration derived from, based upon, relating to or valued by reference to, the capital stock of the Company, the dividends paid on the capital stock of the Company, or the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary other than pursuant to the Incentive Plan.

(d) Except for this Agreement and the Support Agreement, there are not now, and at the Effective Time there will not be, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of capital stock of the Company. All registration rights agreements, stockholders’ agreements and voting agreements to which the Company or any Company Subsidiary is a party are identified on Section 3.3(d) of the Company Disclosure Letter.

(e) Except for the capital stock or other equity interests of the Company Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of the Company Subsidiaries is subject to any obligation to acquire any such interest.

Section 3.4. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not:

(a) (i) conflict with or violate the Company’s Constituent Documents, or the Constituent Documents of any of the Company Subsidiaries, (ii) provided that all consents, approvals, authorizations and other actions required under Section 3.4(b) have been obtained and all filings and obligations described under Section 3.4(b) have been made or fulfilled, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a Lien on any property or assets or under any contract, agreement, note, bond, mortgage, deed of trust, indenture, Company Benefit Plan, Company Permit, lease, license, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound or affected; or

(b) require any material consent, approval, franchise, license, certificate of need, Order, registration or authorization or permit of, or filing with or notification, application or declaration to, or permit, inspection, waiver or exemption from any court, tribunal, judicial body, governmental arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”) with respect to the Company or any Company Subsidiary, except for (i) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Company Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”), (2) the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) and (3) such other reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of appropriate documents as required by the DGCL in connection with the Merger and the transactions contemplated hereby, (iii) the approvals from other regulatory agencies set forth in Section 3.4(b) of the Company Disclosure Letter (collectively, the “Governmental Approvals”), and (iv) such other items as may be required solely by reason of the business, ownership or identity of Merger Sub or Parent;

except, in the case of Section 3.4(a)(ii) and (iii) and Section 3.4(b), for any of the foregoing that do not constitute a Company Material Adverse Effect.

Section 3.5. SEC Filings and Financial Statements. The Company has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since July 2, 2004 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities laws as of the date thereof and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the related notes thereto (the “2005 Annual Financial Statements”), and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, including the related notes thereto (the “2006 Interim Financial Statements” and, together with the 2005 Annual Financial Statements, the “Company Financial Statements”), when filed (i) were prepared from, and in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of the 2006 Interim Financial Statements, to normal year-end adjustments as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and (iv) fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the dates thereof or for the periods presented therein. The chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are, to the knowledge of the Company, complete and correct; and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the OTC Bulletin Board or NASDAQ, as applicable. The composition of all committees of the Company’s Board of Directors is, and has at all times been, in compliance with such committees’ respective charters, and all proceedings and actions of such committees have been conducted in compliance with such charters in all material respects.

Section 3.6. Ordinary Course. Since December 31, 2005, each of the Company and the Company Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with activities of the Special Committee and the negotiation and execution and delivery of this Agreement).

Section 3.7. Company Material Adverse Effect. Since December 31, 2005, there has not been a Company Material Adverse Effect.

Section 3.8. Litigation. There is no suit, action, audit, arbitration, proceeding, claim or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, or any Person that the Company or any such Company Subsidiary has agreed to indemnify in respect thereof (“Company Litigation”), which has had or, if determined adversely to the Company and/or any Company Subsidiary or any Person that the Company or any Company Subsidiary has agreed to indemnify, would constitute a Company Material Adverse Effect. There is (x) no Order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary which is material to the Company and the Company Subsidiaries, taken as a whole and (y) to the knowledge of the Company, no Order outstanding affecting the properties, assets or business operations of the Company and the Company Subsidiaries, the operation or effect of which constitutes a Company Material Adverse Effect.

Section 3.9. Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries has been in compliance with all applicable Laws (including, to the extent applicable and effective, the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)), except where such failures of compliance do not constitute a Company Material Adverse Effect. Since July 21, 2003, to the knowledge of the Company, neither the Company nor any Company Subsidiary has been under investigation with respect to, and has not been threatened to be charged with or given written notice of, any material violation of any Law. The Company has made available to Parent all correspondence since July 21, 2003 with Governmental Entities relating to material compliance issues.

(b) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, none of the Company, any Company Subsidiary or any of their respective Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of a personal loan to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

(c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the management of the Company by others within those entities, (ii) has evaluated the effectiveness of its disclosure controls and procedures and internal control over financial reporting, each as required by Rule 13a-15 under the Exchange Act, and to the extent required by applicable law, presented in any applicable report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of its disclosure controls and procedures as of the end of the period covered by such report or amendment on such evaluation and (iii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that have materially adversely affected or are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of (x) any such disclosure described in clause (A) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2005, and (y) any such disclosure described in clause (B) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2005. There are no “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act) effected by any of the Company and the Company Subsidiaries since January 1, 2005, which “off-balance sheet arrangements” would reasonably be expected to have a current or future material effect on the Company’s financial condition, changes in financial condition, revenue or expense, results of operation, liquidity, capital expenditures or capital resources.

(d) Since December 31, 2005, the Company has not received any written notification of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standards No. 60, as in effect on the date hereof.

(e) The Company and the Company Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the Business (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof does not constitute a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received written notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or could reasonably be expected to result in a violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such events that do not constitute a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement does not require any consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action of any Governmental Entity relating to any Company Permit other than such consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action that if not received would not constitute a Company Material Adverse Effect.

Section 3.10. Taxes.

(a) The Company and each Company Subsidiary has (i) duly and timely filed, or had filed on its behalf, with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown due on such Tax Returns, and all other material Taxes due and payable by it, (iii) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (iv) complied in all material respects with all laws applicable to the payment and withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or asserted in writing against or with respect to the Company or any Company Subsidiary by any Taxing Authority in respect of any Taxes or Tax Returns, and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any Taxing Authority. No claim has been made in writing by a Taxing Authority in a jurisdiction in which the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to taxation in that jurisdiction. There are no Liens for Taxes (other than for real and personal property Taxes not yet due and payable) upon any of the material assets of the Company or any Company Subsidiary.

(c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes have expired) for all periods through and including December 31, 1999, and no material deficiencies were asserted as a result of such examinations that have not been resolved and, to the extent that such resolution resulted in a deficiency, fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary (i) is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement regarding Taxes with any entity not included in the Company Financial Statements or (ii) has any material liability for the Taxes of any other Person other than the Company and the Company Subsidiaries (x) under Treasury Regulation § 1.1502-6 (or similar provision of state, local or foreign Law), (y) as transferee or successor or (z) by contract.

(e) Within the past two years, neither the Company nor any Company Subsidiary has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Company or any Company Subsidiary been distributed in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any Company Subsidiary (i) has since July 2, 2004 elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing.

(g) Neither the Company nor any Company Subsidiary will be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or any similar transaction that has occurred prior to the Closing Date.

(h) The Company has delivered or made available to Parent true, correct and complete copies of all federal income Tax Returns filed with respect to the Company and each Company Subsidiary since January 1, 2004 and all examination reports and statements of deficiencies asserted against the Company or any Company Subsidiary and received since January 1, 2004.

(i) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of June 30, 2006, exceed the reserve for Taxes (determined without regard to any reserve for any deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s interim balance sheet as of June 30, 2006, and do not exceed that reserve as adjusted for the passage of time through the date of this Agreement in accordance with the past practice of the Company and the Company Subsidiaries in filing their Tax Returns.

Section 3.11. Title to Assets.

(a) The Company or one of the Company Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any Company Subsidiary (the “Company Leased Real Property”), which leasehold interest is free and clear of all Liens (other than Permitted Liens) and except for any failures or adverse interests which do not constitute a Company Material Adverse Effect. Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all leases which the Company or a Company Subsidiary is a party relating to the Company Leased Real Property and all amendments thereto. Except as does not constitute a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries has the right to use and occupancy of the Company Leased Real Property for the full term of the lease or sublease relating thereto, subject to the terms of the applicable lease or sublease, (ii) all leases for the Company Leased Real Property are in good standing, binding, valid, effective and enforceable agreements of the Company or a Company Subsidiary and, to the knowledge of the Company, of the other parties thereto in accordance with their respective terms, and neither the Company nor any Company Subsidiary has received written notice of any material default (or any condition or event, which, after notice or a lapse of time or both, would constitute a material default thereunder) and (ii) neither the Company nor any of the Company Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby. To the knowledge of the Company, there are no pending or threatened condemnation proceedings with respect to the Company Leased Real Property.

(b) The Company or one of the Company Subsidiaries has good and valid title to all material tangible personal property used in the Business and reflected in the Company’s consolidated balance sheet included in the 2006 Interim Financial Statements, free and clear of all Liens (other than Permitted Liens), other than (i) such assets as have been sold in the ordinary course of business since the date of such balance sheet or (ii) such assets which the Company or a Company Subsidiary holds under lease, contract or similar arrangement.

(c) Neither the Company nor any Company Subsidiary owns any real property (nor do any of them utilize, have legal or equitable title in, or have a leasehold interest in, any real property, other than the Company Leased Real Property) and have not owned any real property since January 1, 2005.

Section 3.12. Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, incentive, pension, profit sharing, deferred compensation, stock compensation, stock option, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates (collectively referred to as the “Company Benefit Plans”).

(b) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Company Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material amount of Taxes, fees, penalties or levies under applicable Laws. There are no material actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, audits, investigations, arbitrations or other proceedings which are pending or, to the Company’s knowledge, threatened in respect of any of the Company Benefit Plans or their assets. No Company Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

(c) The Company has made available to Merger Sub true, correct and complete copies of all of the Company Benefit Plans, as amended, (or, in the case of any unwritten Company Benefit Plan, a description thereof) together with all related actuarial reports, and the Company has made available to Merger Sub all other related documentation including, without limitation, funding agreements, trust agreements, funding and financial information returns and statements with respect to each Company Benefit Plan, and current plan summaries, booklets and personnel manuals. The Company has made available to Merger Sub a true and complete copy of (i) the most recent annual report on Form 5500 filed with the United States Internal Revenue Service or Department of Labor with respect to each Company Benefit Plan in respect of which such a report was required, and (ii) the most recent annual information return filed with the Canada Revenue Agency with respect to each Company Benefit Plan in respect of which such a return was required.

(d) All of the Company Benefit Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms (except that in any case in which any Company Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision) and the terms of agreements between the Company or a Company Subsidiary, as the case may be, and their respective employees.

(e) All obligations of the Company or a Company Subsidiary regarding the Company Benefit Plans have been satisfied in all material respects. All contributions or premiums required to be made by the Company or an ERISA Affiliate, as the case may be, under the terms of each Company Benefit Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Company Benefit Plans.

(f) Each Company Benefit Plan that is subject to insurance or funding requirements is fully insured or fully funded in accordance with the assumptions disclosed in the most recent applicable actuarial report and in good standing with such regulatory authorities as may be applicable and, as of the date of this Agreement, no notice of underfunding, noncompliance, failure to be in good standing or otherwise has been received by the Company or the Company Subsidiaries from any such regulatory authority.

(g) No commitments by the Company, any Company Subsidiary or ERISA Affiliate to improve or otherwise amend any Company Benefit Plan have been made except as required by applicable Laws.

(h) No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(i) All Company Benefit Plans intended to be tax-qualified in the United States have been the subject of determination letters from the IRS to the effect that such Company Benefit Plans and their related trusts are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and nothing has occurred in operation of the Company Benefit Plan that could adversely affect the qualified status of such plan. As to any such Company Benefit Plan, there has been no termination or partial termination of such Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(j) Neither the Company Benefit Plans, any trusts created thereunder, the Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to the Company’s knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA) or any other activity that could subject any thereof to any tax or penalty (including without limitation, the taxes or penalties on prohibited transactions imposed by Code section 4975) or any sanctions imposed under Title I of ERISA.

(k) No amount or benefit that could be received (whether in cash or property, the vesting of property or the acceleration of the exerciseability of stock options) as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect will fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code; and no employee remuneration payable to a covered employee shall fail to be allowed as a deduction under Section 162(m) of the Code.

(l) None of the Company Benefit Plans is now or ever has been a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any other applicable Law, nor has the Company or any ERISA Affiliate been obligated to contribute to any such multiemployer plan at any time within the past six years, or incurred any withdrawal liability.

(m) No employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan provides for payment of a benefit, the increase of a benefit amount, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause such payment, increase, acceleration, or vesting to be triggered).

(n) To the extent that any Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Benefit Plan has been operated in good faith compliance with Section 409A of the Code and the official guidance thereunder.

(o) No awards (and no agreement or promise by the Company to make awards) under any Company Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity (“Equity Plans”) have been backdated awards or awards granted with an effective grant date that is other than the date on which the committee or other administrator of such Equity Plans having authority thereunder to make such awards, (i) has taken all necessary corporate action to complete such awards (unless such committee or other administrator has specified a future grant date on the date it so acts and such action has been (or will be) completed prior to such future grant date) and (ii) has timely communicated all of the terms of the awards to the recipients in accordance with the Company’s customary human resource practices and applicable accounting standards. In addition, no awards made under the Equity Plans have been (or will be) altered in a manner that would result in or have the effect of failing to comply with the foregoing sentence.

(p) No Company Benefit Plan other than the Company 401(k) Plan or the Canadian Group Plan invests in or is funded with Common Stock.

(q) In all material respects, the Company and all Company Subsidiaries have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company and each Company Subsidiary.

Section 3.13. Employees; Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to, or is, as of the date hereof, in negotiation to become party to, any collective bargaining agreement. As of the Closing Date, any and all notices to, or filings or registrations with, any labor organizations, works council or any similar entity, council or organization, required to be made prior to the Effective Time by the Company Subsidiaries in connection with the execution of this Agreement will have been timely given or made. Since January 1, 2005 there has not occurred nor, to the knowledge of the Company, has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any current or former employee, officer, director or contract worker of the Company or any of the Company Subsidiaries, except for such disputes or petitions which do not constitute a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have complied with all Laws pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failures so to comply which do not constitute a Company Material Adverse Effect.

Section 3.14. Intellectual Property Rights.

(a) Each of the Company and each Company Subsidiary owns, or is validly licensed or otherwise has the right to use, all Intellectual Property the use of which is material to the operation of the Business.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a complete list of all current subsisting patents, registered trademarks, registered copyrights, domain name registrations, and all applications for issuance or registration of any of the foregoing anywhere in the world used in the conduct of the Business or filed on behalf of the Company or a Company Subsidiary for use in the conduct of the Business, setting forth as to each such item: (i) the item or title, (ii) the jurisdiction in which the item/title is registered, issued or pending, (iii) the registration, issuance or application number and (iv) the date of issuance, registration or application, as applicable. To the knowledge of the Company, all of the registered or issued items set forth in Section 3.14(b) of the Company Disclosure Letter are valid and subsisting, and there is no opposition, cancellation, interference, reexamination or other proceeding challenging the extent or validity of any such items, or the Company’s or any Company Subsidiary’s ownership thereof.

(c) To the knowledge of the Company, the conduct of the Business does not infringe, misappropriate or otherwise conflict with the rights of any Intellectual Property of any third Person. To the knowledge of the Company, none of the Company Intellectual Property is being infringed, misappropriated or otherwise used or being made available for use by any Person without a license or permission from the Company to the extent of an occurrence of a Company Material Adverse Effect.

(d) No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or misappropriating, or has infringed or misappropriated, the Intellectual Property of any third Person.

(e) Each of the Company and each Company Subsidiary has taken all actions reasonably necessary to maintain the secrecy of all non-public Company Intellectual Property, including Trade Secrets, used in the Business so that no Company Material Adverse Effect has occurred, and to the knowledge of the Company, there has been no unauthorized release, disclosure, or dedication to the public of any such non-public Company Intellectual Property.

(f) The Company owns rights in and to the seismic data contained within seismic databases of the Company (“Company Databases”), free and clear of all Liens (other than Permitted Liens), and subject to nonexclusive licenses granted to customers. To the knowledge of the Company, none of the Company Databases has been misappropriated by any Person.

(g) No Intellectual Property owned by the Company or any Company Subsidiary was developed, in whole or in part (i) pursuant to or in connection with the participation by the Company or any Company Subsidiary, or any officer, director, employee, agent, consultant or contractor of the Company or any Company Subsidiary, in the development of any professional, technical or industry standard, (ii) under contract with or to any Governmental Entity, or (iii) using any software, software development toolkits, databases, libraries, scripts, or other similar modules or components of software that are subject to “open source” or similar license terms, including by way of example and not limitation, the GNU General Public License or GNU Limited General Public License such that a Company Material Adverse Effect could reasonably be expected to occur.

(h) The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business by the Company, including all computer hardware, software, firmware, process automation and telecommunications systems used in the Business of the Company, perform reliably and in material conformance with the appropriate specifications or documentation for such systems. The Company has taken commercially appropriate steps, in accordance with industry practice, (i) to mitigate the risk that the computer software and software systems used in the Business do not contain any viruses, “worms”, trapdoors, or other disabling or malicious code and (ii) to provide reasonable means for the back up, archival and recovery of the critical Business data (including but not limited to the Company Databases) of the Business in the event of a disaster.

Section 3.15. Company Contracts.

(a) Subsections (1) through (11) of Section 3.15(a) of the Company Disclosure Letter each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Company Subsidiary is a party and which are effective as of the date of this Agreement, together with all amendments, waivers or other changes thereto:

(1) (A) all seismic data licensing contracts (excluding any contract providing for (x) seismic data to be acquired, in whole or in part, at the ultimate expense of the customer and (y) an exclusive license of any or all of such newly acquired data to a customer for any period of time) entered into on or after January 1, 2006 in the ordinary course of business pursuant to which the non-cancelable, non-refundable value of the contract to the Company and/or any Company Subsidiary is more than $2,000,000, (B) all seismic data licensing contracts which, among other things, provide for the acquisition of seismic data and an exclusive license thereof to a customer for any period of time entered into on or after January 1, 2006 in the ordinary course of business pursuant to which the non-cancelable, non-refundable value of the contract to the Company and/or any Company Subsidiary (net of any seismic data acquisition costs underwritten by a customer that is party to such agreement) is more than $2,000,000 and (C) each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation to which the Company and/or any Company Subsidiary is currently a party which is reasonably likely to involve aggregate annual payments by the Company or any Company Subsidiary of more than $1,000,000;

(2) all employment, independent contractor, consulting, director or officer indemnification, executive compensation plans, bonus plans, deferred compensation, severance or similar agreements under which the Company or any of the Company Subsidiaries is or could become obligated to provide annual compensation or benefits in excess of $250,000 or that have rights triggered as a result of or in connection with this Agreement or the transactions contemplated hereby;

(3) all collective bargaining agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

(4) all contracts and agreements relating to Indebtedness and any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(5) all contracts and agreements with any Governmental Entity (not including any Company Permits);

(6) all contracts and agreements that (A) limit the ability of the Company and/or any Company Subsidiary or Affiliate of, or successor to, the Company, or, to the knowledge of the Company, any executive officer of the Company, to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Company Subsidiary or Affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of its material requirements or needs, (C) limit or purport to limit in any material respect the ability of the Company and/or any Subsidiary or Affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, (D) require the Company and/or any Subsidiary or Affiliate of, or successor to, the Company to provide to the other parties thereto “most favored nations” pricing or (E) require the Company and/or any Subsidiary or Affiliate of, or successor to, the Company to market or co-market any products or services of a third party;

(7) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary of the Company with any third Person;

(8) all contracts, agreements and arrangements entered into since July 2, 2004 by the Company or any of the Company Subsidiaries and any other Person providing for the acquisition by the Company or such Company Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person in an amount in excess of $5,000,000, in the aggregate;

(9) all confidentiality, non-disclosure and/or standstill agreements entered into by the Company or any of the Company Subsidiaries (other than in the ordinary course of business) except those which have expired by their terms;

(10) all contracts, agreements and arrangements providing for the Company or any of the Company Subsidiaries to indemnify any other Person (other than in the ordinary course of business); and

(11) all other contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations entered into by the Company or any Subsidiary of the Company other than in the ordinary course of business a breach of or default under which by the Company or any other party thereto would constitute a Company Material Adverse Effect.

(b) True, correct and complete copies of each written contract and agreement required to be listed on Section 3.15(a) of the Company Disclosure Letter (including all modifications and amendments thereto and waivers thereunder, the “Company Contracts”) have been made available to Merger Sub, and there are no oral contracts entered into by the Company or any Company Subsidiary required to be listed on Section 3.15(a) of the Company Disclosure Letter.

(c) All contracts, leases, licenses or other agreements or instruments to which the Company or any Company Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any SEC Reports or described therein have been filed as an exhibit to such SEC Reports and/or described therein. All the Company Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that does not constitute a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in material violation of or in material breach or in default under (with or without the lapse of time or the giving of notice or both), and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in material default or material breach under (with or without the lapse of time or the giving of notice or both) the terms of, or has provided any notice of intention to terminate, any of the Company Contracts, and, to the knowledge of the Company, no event or circumstance has occurred or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that with notice or lapse of time or both, would constitute an event of default thereunder or would result in a termination thereof, and except for such violations, defaults, notices or terminations that do not constitute a Company Material Adverse Effect.

Section 3.16. Environmental Matters.

(a) The Company and each Company Subsidiary have complied and are in compliance with all applicable Environmental Laws and have obtained and complied and are in compliance with all Environmental Permits, except where a failure to do so does not constitute a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary has received in writing any notice of violation, notice of liability, demand, request for information, citation, summons or order, arising out of any Environmental Law, that could reasonably be expected to result in a Company Material Adverse Effect. No complaint has been filed, no penalty or fine has been assessed, and no investigation, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person under any Environmental Law against the Company or any Company Subsidiary that could reasonably be expected to result in a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) no Release of Hazardous Substances has occurred at any properties currently owned, leased, operated or used by the Company or any Company Subsidiary, (ii) no Release of Hazardous Substances occurred at or from any properties while formerly owned, leased, operated or used by the Company or any Company Subsidiary that requires notice, further investigation or response action under applicable Environmental Law, and (iii) no Release of Hazardous Substances occurred at or from any property at which the Company or any Company Subsidiary has performed services that is caused by the acts or omissions of the Company or any Company Subsidiary and that could reasonably be expected to result in any notice, investigation or remediation obligation of the Company or any Company Subsidiary under applicable Environmental Law.

(d) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person (including any predecessor in interest to the Company or any Company Subsidiary), has caused or taken any action that could reasonably be expected to result in any liability, investigation or remediation obligation of the Company or any Company Subsidiary that could reasonably be expected to result in a Company Material Adverse Effect, with regard to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(e) The Company has made available to Merger Sub copies of all environmental site assessments, audits, investigations and reports in the possession, custody or control of the Company or any of the Company’s Subsidiaries that (i) concern any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary, and (ii) that discuss environmental matters that could reasonably be expected to result in material liability under Environmental Law.

(f) Except for the representations and warranties in Sections 3.4(b), 3.5, 3.7 and 3.9(a) (to the extent related to matters relating to Hazardous Substances or Environmental Laws), the representations and warranties given by the Company under this Section 3.16 shall be the sole representations given by the Company with regard to Environmental Law, Hazardous Substances, Releases of Hazardous Substances, and Environmental Permits.

Section 3.17. Insurance Coverage. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and the Company Subsidiaries that are customary in all material respects for companies of similar size and financial condition in the Company’s Business. All insurance policies carried by or covering the Company and the Company Subsidiaries (the “Insurance Policies”) are in full force and effect, and, as of the date of this Agreement, no notice of cancellation or non-renewal or a material decrease in coverage or a material increase in deductible or self-insurance retention has been received by the Company or any of the Company Subsidiaries with respect to or in connection with any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. None of the Company or any of the Company Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company or any of the Company Subsidiaries under or in connection with any of their existing Insurance Policies.

Section 3.18. Related Party Transactions. Except for the Confidentiality Agreement, any other agreement to which ValueAct Capital is a party, this Agreement and the transactions as contemplated by this Agreement, as of the date of this Agreement, there are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements, leases, licenses, instruments, obligations, understandings or other transactions entered into other than in the ordinary course of business between the Company or any Company Subsidiary (or, whether or not the Company or a Company Subsidiary is a party, which are binding on any of the Company’s or any Company Subsidiary’s properties or assets), on the one hand, and any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) Person which has record and beneficial ownership of five percent or more of the voting securities of the Company or (iii) Affiliate of any such officer, director, family member or beneficial owner, on the other hand.

Section 3.19. Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are required to be reflected on the consolidated balance sheets of the Company and the Company Subsidiaries in accordance with GAAP, except liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005 that, in the aggregate, do not constitute a Company Material Adverse Effect and liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, and liabilities incurred in connection with the transactions contemplated by this Agreement.

Section 3.20. Opinion of Independent Financial Advisor. The Special Committee and the Board of Directors have received the written opinion of William Blair & Company, dated the date hereof (a copy of which the Company has delivered to Parent), to the effect that, as of the date hereof and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than ValueAct Capital and its Affiliates).

Section 3.21. Brokers. No broker, finder or investment banker (other than William Blair & Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has hereto for furnished to Merger Sub a complete and correct copy of all agreements between the Company and William Blair & Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.22. State Takeover Statutes. The Company has taken all action necessary to render the provisions of any anti-takeover statute, rule or regulation that to the Company’s knowledge may be applicable to the Merger and the other transactions contemplated by this Agreement (including Section 203 of the DGCL) inapplicable to Parent, Merger Sub and their respective Affiliates, and to the Merger, this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 3.23. Parent and Merger Sub Representations and Warranties. The Company agrees that except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other information provided to the Company by or on behalf of Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1. Organization.

(a) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c) Parent beneficially owns and owns of record all of the outstanding capital stock of Merger Sub free and clear of all Liens (other than any Liens created pursuant to the Financing). Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the Governmental Approvals.

Section 4.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the sole Manager of Parent or the Board of Directors of Merger Sub, as applicable, and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other limited liability company or corporate proceedings, as applicable, on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, including the Merger.

(b) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Merger Sub of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, including the Merger.

(c) Assuming that all consents, approvals, authorizations and other actions required under Section 3.4(b) have been obtained and all filings and obligations required under Section 3.4(b) have been made or fulfilled, the execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the other transactions contemplated hereby by Parent will not, require any consent, approval, franchise, license, certificate of need, Order, registration or authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Merger Sub Material Adverse Effect.

(d) Assuming that all consents, approvals, authorizations and other actions required under Section 3.4(b) have been obtained and all filings and obligations required under Section 3.4(b) have been made or fulfilled, the execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Merger Sub will not, require any consent, approval, franchise, license, certificate of need, Order, registration or authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Merger Sub Material Adverse Effect.

(e) As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that does not constitute a Buyer Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby, including the Merger.

Section 4.4. Vote/Approval Required. No vote or consent of the holders of any class or series of limited liability company interests of Parent is necessary to adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the Merger or the transactions contemplated hereby.

Section 4.5. Broker. No broker, finder or investment banker (other than UBS Loan Finance LLC and UBS Securities LLC and/or Morgan Stanley Senior Funding, Inc. and/or such other financial institutions as might become entitled to fees pursuant to the application of Section 5.6(c) and/or Section 5.10) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6. Financing.

(a) Parent and Merger Sub have delivered to the Company correct and complete copies of (i) the commitment letter and related term sheet provided by Morgan Stanley Senior Funding, Inc. for the debt financing and bridge loan contemplated by Parent and Merger Sub in connection with this Agreement (the

“Debt Financing Letter”), and (ii) a commitment letter from ValueAct Capital (the “Equity Investor”) for the equity financings of the transaction contemplated by Parent in connection with this Agreement (the “Equity Financing Letter” and, collectively with the Debt Financing Letter, the “Financing Letters”). As of the date of this Agreement, the Financing Letters are valid and in full force and effect and have not been amended or modified, and the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. The aggregate proceeds contemplated by the Financing Letters will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and to pay all related fees and expenses. The financing sources’ obligations to fund the commitments under the Financing Letters are not subject to any conditions or contingencies other than as set forth in the Financing Letters. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Financing Letters on the part of Parent or Merger Sub. Neither Parent nor Merger Sub is aware of any reason, fact or circumstance existing on the date of this Agreement that (A) has caused or is reasonably likely to cause any Financing Letter to not be in full force and effect or (B) precludes or is reasonably likely to preclude the satisfaction by Parent and Merger Sub of the conditions set forth in the Financing Letters to be satisfied by them. Parent has paid all commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof (and will pay all such fees that are required to be paid after the date hereof).

(b) The execution and delivery of its Equity Financing Letter have been duly authorized by all requisite limited partnership action on the part of the Equity Investor, such Equity Financing Letter has been executed by a Person authorized to bind such Equity Investor and such Equity Financing Letter constitutes the valid and binding obligation of such Equity Investor, enforceable in accordance with its terms.

Section 4.7. Formation. Parent and Merger Sub each were formed specifically for the transactions contemplated by this Agreement and have conducted no operations and incurred no material obligations other than in connection with their organization or conversion and the transactions contemplated by this Agreement. As of the date hereof, all of the limited liability company interests of Parent are owned by ValueAct Capital.

Section 4.8. Company Representations and Warranties. Each of Parent and Merger Sub agrees that except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any other information provided to Parent or Merger Sub by or on behalf of the Company.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1. Conduct of Business of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all of its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, the Company shall not and shall not permit any Company Subsidiary to:

(a) amend or propose to amend or otherwise adopt or propose any change in its Constituent Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than cash dividends or distributions declared, set aside, made or paid by any Company Subsidiary wholly-owned by the Company or another Company Subsidiary wholly-owned by the Company to the Company or such other Company Subsidiary), (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests other than in connection with the surrender of shares of employees pursuant to tax withholding rights contained in the Incentive Plan;

(c) issue, deliver, hypothecate, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any other security directly or indirectly exercisable or exchangeable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of the options granted under the Nonstatutory Stock Option Agreement in accordance with its present terms, (ii) pursuant to the exercise of the Company Warrant in accordance with its present terms, (iii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary, (iv) delivery of capital stock upon the vesting of any Company Restricted Shares, (v) matching grants under the Seitel, Inc. 401(k) Plan (“Company 401(k) Plan”) to the extent provided by the Company 401(k) Plan as of the date hereof or (vi) issuances of not more than an aggregate 1,320,716 Company Restricted Shares to be granted to the executive officers, management employees or non-employee directors of the Company listed in an annex to Section 3.3(c) of the Company Disclosure Letter;

(d) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof or acquire or agree to acquire any assets, except for acquisitions of seismic data or equipment and software in the ordinary course of business and consistent with past practice;

(e) sell, lease, license (other than in the ordinary course of business, consistent with past practices), subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments as listed in Section 5.1 of the Company Disclosure Letter or (ii) in the ordinary course, consistent with past practice, so long as the value of all assets so disposed is not in excess of $500,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or otherwise make any investments in, any other Person other than (A) by the Company or any Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary existing on the date of this Agreement or (B) advances to employees (provided that all such advances (1) are in the ordinary course of business consistent with past practice and (2) do not exceed $10,000 in the aggregate), (ii) (A) create, incur, guarantee or assume any Indebtedness, other than any Indebtedness created, incurred, guaranteed or assumed in an aggregate amount not exceeding $1,000,000 at any time outstanding (and excluding any such Indebtedness incurred in the ordinary course of business consistent with past practice for working capital and cash management purposes under the Credit Facilities), (B) issue or sell any debt securities or warrants or rights to acquire any debt securities, (C) guarantee any other obligations of any other Person or (D) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect, or (iii) make any Capital Expenditure that, together with Capital Expenditures made to date in fiscal year 2006, would cause the aggregate amount of all Capital Expenditures during 2006 to exceed the amount of Capital Expenditures allowable under the Indenture for fiscal year 2006;

(g) materially amend or otherwise materially modify benefits under any Company Benefit Plan, materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any

Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by an existing agreement, plan or applicable Law or as contemplated by this Agreement;

(h) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary other than as required by any plan or arrangement in effect on the date hereof and payments and increases in the ordinary course of business consistent with past practice;

(i) enter into or amend or modify any change of control, severance, consulting, retention or employment agreement, plan, program or arrangement with any Senior Officer(s) or other employee(s) or consultant of the Company or any Company Subsidiary;

(j) hire or terminate the employment or contractual relationship of any officer or employee of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course of business consistent with past practice or that, individually and in the aggregate, would not result (i) in a material increase in the number of persons providing services to the Company and the Company Subsidiaries in all such capacities, (ii) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary (such increase to be determined, in the case of a hiring to replace an employee or other service provider in a pre-existing position based solely on the costs in excess of the costs associated with the replaced service provider), and (iii) in the case of terminations, a material liability to the Company or any of the Company Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

(k) settle or compromise any pending or threatened claims, liabilities or obligations in any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each a “Proceeding”) (i) involving potential payments by or to the Company and the Company Subsidiaries in excess of $1,000,000 in the aggregate or otherwise material to the Company and the Company Subsidiaries taken as a whole, (ii) involving any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding, (iii) with a settlement or compromise including any admission of liability or consent to non-monetary relief, or (iv) that if adversely determined would constitute a Company Material Adverse Effect;

(l) other than in the ordinary course of business, and except as are not, individually or in the aggregate, material to the Business or the Company and the Company Subsidiaries, taken as a whole, (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a material written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;

(m) other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary or (iii) enter into any new agreement that would have been considered a Company Contract if it had been entered into at or prior to the date hereof;

(n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or competing with any other Person;

(o) change any method of accounting or accounting principles, procedures or practices by the Company or any Company Subsidiary, or change the fiscal year or revalue any material assets of the Company or any Company Subsidiary, except for any such change required by GAAP;

(p) terminate, cancel, amend or modify any material insurance policy maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(q) (i) pay, discharge or satisfy any Indebtedness (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness in excess of $1,000,000 in the aggregate, (iii) waive or assign any claims or rights of substantial value or (iv) waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of the Company Subsidiaries is a party (except for the Confidentiality Agreement);

(r) Except as permitted by Section 5.7, knowingly or intentionally take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VI not being satisfied (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) materially impair the ability of the Company or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(s) enter into any license with respect to Company Owned Intellectual Property unless such license is non-exclusive (or if exclusive, only for an exclusive period of not more than 12 months pursuant to a contract (provided, however, that such contract may be modified or amended to extend such exclusive period not more than an additional number of months such that the aggregate length of any and all such exclusive periods would not exceed 18 months from the beginning of the first exclusive period) with a customer that is underwriting at least 65% of the cost of acquiring the data to be so licensed) and entered into in the ordinary course of business consistent with past practice;

(t) permit any material item of Company Owned Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public except as may be required by applicable Law;

(u) enter into any new line of business;

(v) abandon, cancel, permit to lapse or dedicate to the public domain any Intellectual Property owned by the Company or any Company Subsidiary except as may be required by applicable Law;

(w) enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a violation of such contract, agreement or arrangement;

(x) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of the Company Subsidiaries or authorize, recommend, propose or announce an intention to do so; or

(y) agree or commit to do any of the foregoing.

Section 5.2. Notification of Certain Matters. Each Party shall give prompt written notice to each other Party of (a) the occurrence, or failure to occur, of any event which occurrence or failure to occur that has caused or could reasonably be expected to cause (x) any representation or warranty of such Party contained in this Agreement to be, or become as of any time between the date of this Agreement and the Effective Time, untrue or inaccurate in any material respect (or if such representation or warranty is already qualified by materiality, such representation or warranty being or becoming untrue or inaccurate in any respect), or (y) any material failure of such Party to comply with or satisfy any covenant, obligation, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the performance by the Parties hereunder, (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (c) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby. The Company shall give prompt notice to Merger Sub of (i) the commencement or threat of, or any material development with respect to, any Company Litigation or any litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of an Order relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement, and (ii) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of any Order affecting the Company or any of the Company Subsidiaries or any of their respective properties or assets, which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.8. The delivery of any notice pursuant to this Section 5.2 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

Section 5.3. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent, Merger Sub and the Company agree that, to the fullest extent permitted by applicable Law, all rights to indemnification, advancement of expenses and exculpation, and all limitations with respect thereto, now existing in favor of each current (as of the Effective Time) and former officer or director of the Company or any Company Subsidiary in their capacity as such and not as stockholders or optionholders of the Company or any Company Subsidiary and each individual who served at the request of the Company or any of the Company Subsidiaries as an officer, director, employee, trustee or fiduciary of another corporation, partnership, joint venture, trust, or other enterprise (each an “Indemnified Person”) as provided in, as applicable, the Constituent Documents of the Company or any Company Subsidiary, any resolution of the stockholders or Board of Directors of the Company or any Company Subsidiary in effect as of the date hereof (complete and correct copies of which, specifically identified for Parent as resolution(s) of the stockholders or Board of Directors of the Company providing for such indemnification, have previously been made available to Parent), listed in Section 5.3 of the Company Disclosure Letter or any contract providing for indemnification, in effect as of the date hereof and listed in Section 5.3 of the Company Disclosure Letter (complete and correct copies of which have previously been provided to Parent), shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time; provided, however, that nothing in this Section 5.3 shall impair any rights or obligations of any Person, including pursuant to the respective Constituent Documents of Parent, the Company, the Surviving Corporation or their respective Subsidiaries, under the DGCL or otherwise. The Constituent Documents of the Surviving Corporation and each Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who are or were directors and officers of the Company or any Company Subsidiary (or are or were serving, at the request of the Company, as an officer, director, employee, trustee or fiduciary of another Person) than are set forth in the Constituent Documents of such Person as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(b) Without limiting the generality of Section 5.3(a), from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each Indemnified Person against all costs and expenses (including reasonable attorneys’ fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether asserted or claimed before or after the Effective Time), whether civil, criminal, administrative or investigative, based on the fact that such Indemnified Person is or was a director or officer of the Company or any of the Company Subsidiaries or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, trustee or fiduciary of another corporation, partnership, joint venture, trust, other enterprise and arising out of or pertaining to any action or omission occurring at or before the Effective Time, including in respect of this Agreement, the Merger and the other transactions contemplated hereby.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain and maintain in effect, for a period of six years from the Effective Time, at no cost to the Indemnified Persons, directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby, covering Indemnified Persons who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms no less advantageous to the Indemnified Persons than is provided by such existing insurance policies.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) jointly and severally assume the obligations of the Surviving Corporation (or their respective successors or assigns) contained in this Section 5.3. The provisions of this Section 5.3 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons and may be enforced by them. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.3 shall be in addition to, and not in limitation of, other rights such Indemnified Person may have under the Company’s or any Company Subsidiary’s Constituent Documents or other indemnification agreements or the DGCL and nothing in this Section 5.3 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company’s or any Company Subsidiary’s Constituent Documents or other indemnification agreements or the DGCL with respect to matters occurring prior to the Effective Time. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.3 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.4. Access and Information. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, Merger Sub and their Representatives (including financing sources and their Representatives) such access during normal business hours throughout the period from the date hereof to the Effective Time to the Company’s and the Company Subsidiaries’ books, records (including tax returns and the work papers of the Company’s independent auditors), facilities, personnel, management reports and to such other information as Parent or Merger Sub shall reasonably request, subject to any existing confidentiality obligations (it being understood that the Parties shall each use all of their respective reasonable best efforts to cause such information to be provided in a manner that does not violate such obligations) of the Company and applicable Law or unless the disclosure of any information would violate any attorney-client privilege or attorney-client work product doctrine (it being understood that the Parties shall each use all of their respective reasonable best efforts to cause such information to be provided in a manner that does not result in such violation); provided, that such access shall be conducted in a manner so as not to interfere unreasonably with the operations of the Company or the Company Subsidiaries. All information obtained by Parent and Merger Sub pursuant to this Section 5.4 shall continue to be governed by the Confidentiality Agreement.

Section 5.5. Publicity. Parent and the Company have agreed upon the text of a press release to be issued with respect to the execution of this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation and mutual agreement with the other Parties, except as may be required by Law, in which case the Party proposing to issue such press release or make such public announcement shall use all of its reasonable best efforts to consult in good faith with the other Parties before issuing any such press release or making any such public announcement.

Section 5.6. All Reasonable Best Efforts.

(a) Subject to the terms and conditions hereof, each of the Parties hereto agrees to use all of its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts; provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (ii) obtain all Governmental Approvals and other necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) effect any necessary registrations and filings and submissions of information requested by any Governmental Entity, and (v) fulfill all conditions to this Agreement.

(b) If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the Parties shall direct their respective officers and directors to take all such necessary action.

(c) The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of, and the negotiation of agreements with respect to, the financing contemplated by the Financing Letters (the “Financing”) or any Alternative Financing, including (i) by making available to Parent and Merger Sub and such financing sources and their Representatives and personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows) personnel, Representatives, documents and information of the Company and the Company Subsidiaries as may reasonably be requested by Parent or Merger Sub or such financing sources, (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of the Financing or any Alternative Financing reasonably satisfactory to Parent and Merger Sub and such financing sources and (iii) by using all of its reasonable best efforts to cause the Company’s independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing or any Alternative Financing.

Section 5.7. No Solicitation.

(a) Except as expressly permitted by Sections 5.7(b) and (d), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and the Company Subsidiaries shall not, and shall direct or authorize their respective Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage (including by way of providing information) (A) any prospective purchaser in a manner that, (B) the invitation or submission of any inquiries, proposals or offers that, or (C) any other efforts or attempts or the making of any proposal that, in the case of any of (A), (B) or (C), constitutes or would reasonably be expected to lead to (or that is intended to lead to) a Takeover Proposal or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Takeover Proposal, (ii) accept a Takeover Proposal or enter into any agreement relating to any Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iii) continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to the Company, or otherwise cooperate with or take any other action to facilitate any such inquiries, proposals, discussions or negotiations that (A) constitute, or would reasonably be expected to lead to (or that are intended to lead to), a Takeover Proposal or (B) require the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Subject to Section 5.7(b), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, the Company Subsidiaries or any of their Representatives with respect to any Takeover Proposal or any inquiries, proposals, discussions or negotiations that could reasonably be expected to lead to (or that are intended to lead to) a Takeover Proposal or require the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.7 by any Representative of the Company or any of the Company Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 5.7 by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, if the Company has otherwise satisfied in all material respects its obligations under this Section 5.7, the Company may, in response to a written Takeover Proposal that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide:

(1) furnish information or data with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement. As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement. Such Acceptable Confidentiality Agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.7(c); and provided further, however, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(2) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties under applicable Law and (ii) such Takeover Proposal constitutes or may reasonably be expected to lead to a Superior Proposal. Nothing contained in this Agreement shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.7.

(c) The Company shall keep Parent generally informed on a current basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations in respect of any Takeover Proposal (including the identity of the Person making any such inquiry, solicitation or proposal and as to the material terms and price in respect of any Takeover Proposal), and as promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to (or that is intended to lead to), any Takeover Proposal, and in any case within one Business Day after the receipt thereof, the Company shall (i) provide oral and written notice to Parent of such Takeover Proposal or inquiry, the identity of the Person making any such Takeover Proposal or inquiry and the true and complete material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto), or (ii) provide copies to Parent of all such Takeover Proposals that are written and related correspondence and documents containing or relating to such Takeover Proposal sent or provided to the Company or any Company Representatives from any Person. The Company shall inform Parent as promptly as practicable of any changes in the material terms of such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may resolve to enter into, and enter into, a definitive agreement containing a Takeover Proposal from a Third Party (a “Superior Agreement”), but only if (i) the Company shall have complied in all material respects with its obligations under Section 5.7, (ii) such Takeover Proposal constitutes a Superior Proposal, (iii) the Company shall have provided oral and written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying in writing the true and complete final terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (iv) Parent does not, within five Business Days of Parent’s receipt of the Notice of Superior Proposal and the terms and conditions thereof (or longer as required by this Section 5.7(d)), make an offer that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than such Superior Proposal; provided that during such five Business Day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company shall deliver to Parent an additional written Notice of Superior Proposal, and the five Business Day period referenced above shall be extended for an additional two Business Days after Parent’s receipt of such additional Notice of Superior Proposal, (v) simultaneously with Parent failing to make the offer described in clause (iv) above in the time allotted or the Board of Directors making the determination required by clause (iv) above that any such offer of Parent is not more favorable to the Company’s stockholders (in their capacities as stockholders) than such Superior Proposal, as applicable, this Agreement is terminated pursuant to Section 7.1(d)(1), (vi) the Superior Agreement obligates (A) the Company and any successor thereto to comply with, and (B) the potential purchaser of the Company to cause the Company and any successor thereto to comply with, the Company’s obligations under this Agreement, including Section 7.3 hereof, and (vii) promptly following the execution and delivery of such Superior Agreement by all of the parties thereto, such Superior Agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent.

(e) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw (or modify in a manner adverse to Parent and Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent and Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Takeover Proposal, including any Superior Agreement (any action described in this clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”); provided, that the Company and the Company’s Board of Directors, upon the recommendation of the Special Committee, if such committee still exists, shall be permitted to make an Adverse Recommendation Change if the Company’s Board of Directors has determined in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Except as provided in Section 5.7(d) and in this Section 5.7(e), the Company’s Board of Directors shall not make an Adverse Recommendation Change. Notwithstanding the foregoing, if an Adverse Recommendation Change occurs in accordance with this Section 5.7(e) and the Merger Agreement has not been terminated in accordance with Section 7.1, this Agreement and the transactions contemplated by this Agreement still must be brought before the stockholders of the Company at the Company Stockholders Meeting for their consideration and a vote to adopt this Agreement and the transactions contemplated by this Agreement as required by Section 5.13(b). Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure to the stockholders of the Company if the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law.

Section 5.8. Third Party Consents and Approvals; State Takeover Laws.

(a) Parent, Merger Sub and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Such Parties will use all of their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity. Each of the Parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith. Notwithstanding anything to the contrary, Parent shall not be required to agree to sell or hold separate any assets, businesses or any interests in any assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company or any of their Affiliates of any assets or businesses, or any interests in any assets or businesses), or agree to any change in or restriction on the operation by Parent or the Company or any of their Affiliates of any of their assets or businesses.

(b) Each Party hereto shall cooperate and use all of its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all of its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use all of its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and the Company Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

(c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

(d) Without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary or otherwise reasonably requested by Parent or Merger Sub to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

Section 5.9. Benefits to Company Employees.

(a) After the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, credit employees of the Company and the Company Subsidiaries (“Continuing Employees”) with service with the Company and the Company Subsidiaries and their respective predecessors for purposes of eligibility and vesting under any employee benefit plan or program which is analogous to any Company Benefit Plan established, maintained or provided by Merger Sub, Company or their respective

Subsidiaries, as applicable, for the benefit of such employees to the same extent service was credited by the analogous Company Benefit Plan. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause all waiting periods under such employee benefit plan or program that would otherwise be applicable to newly hired employees to be waived with respect to the Continuing Employees. Following the Closing Date and for at least one year thereafter, but in no event later than such time as a Continuing Employee ceases to provide services to the Surviving Corporation or any of its Subsidiaries following the Effective Time, Parent shall use all of its reasonable best efforts to, and shall cause the Surviving Corporation and its Subsidiaries to use all of their reasonable best efforts to, cause Continuing Employees to be provided with compensation and employee benefits that are substantially comparable in the aggregate to the compensation and benefits (other than equity-based incentive plans, programs, agreements or arrangements and other than employment agreements) provided by the Company and the Company Subsidiaries immediately prior to the Closing Date.

(b) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees credit, for purposes of paid vacation or other paid leave benefit programs, for their accrued and unpaid vacation or paid leave balance as of the Closing Date.

(c) Parent shall use all of its reasonable best efforts to, and shall cause the Surviving Corporation and its Subsidiaries to use all of their reasonable best efforts to, credit toward the applicable deductibles, co-payment limits and any other applicable out-of-pocket maximums under its group health plans the same amounts credited under the Company’s group health plans for each Continuing Employee. Parent shall use all of its reasonable best efforts to, and shall cause the Surviving Corporation and its Subsidiaries to use all of their reasonable best efforts to, cause the Surviving Corporation’s welfare plans to waive the application of pre-existing condition and proof of insurability provisions for all conditions that Continuing Employees and covered dependents have as of the Closing Date.

(d) The Company shall take all actions necessary to amend each of the Company 401(k) Plan and the Canadian Group Plan and their respective related documents such that, effective at least five Business Days prior to the Effective Time (and at the Effective Time), to the extent such actions have not already been taken prior to the date hereof, Common Stock is eliminated as an investment option and matching contributions are no longer permitted to be made in Common Stock. The Common Stock held by the trust under the Company 401(k) Plan or the Canadian Group Plan, as applicable, shall receive the Merger Consideration except to the extent such Common Stock consists of Excluded Shares. The Company shall use its best efforts to cause the trustee of the trust under the Company 401(k) Plan or any similar fiduciary of the Canadian Group Plan to vote in favor of the Merger contemplated by this Agreement.

Section 5.10. Merger Sub Funding Conditions. Parent and Merger Sub shall, and Parent shall cause Merger Sub to, use all of their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Letters, including all of their respective reasonable best efforts to (i) maintain in effect the Financing commitments, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Letters or on other terms not materially less beneficial to Parent and Merger Sub, including with respect to conditionality, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein, and (iv) consummate the Financing at or prior to Closing. If any portion of the financing described in the Debt Financing Letter becomes unavailable on the terms and conditions described in the Debt Financing Letter, then Parent and Merger Sub shall use all of their respective reasonable best efforts to obtain any such portion from alternative sources (the “Alternative Financing”); provided, that Parent and Merger Sub shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate not materially less favorable to Parent and Merger Sub than the terms of the Debt Financing Letter from financial sources at least as reputable as the financing sources providing the commitments pursuant to the Debt Financing Letter. Parent shall give the Company prompt written notice of any material breach by any party of the Debt Financing Letter of which it has knowledge or any termination of the Debt Financing Letter. Parent and Merger Sub shall (i) keep the Company informed of the status of its efforts to arrange the Financing on a reasonably current basis and of all material developments with respect to all of their respective reasonable best efforts to arrange the financing for the transactions contemplated hereby, (ii) provide to the Company copies of all documents related to the Financing (other than any ancillary documents subject to confidentiality agreements) and (iii) shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Letter without (A) the prior written consent of the Company (acting through the Board of Directors of the Company, acting through the Special Committee if such committee still exists) if such amendment, modification or waiver would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained and (B) in the case of an amendment not covered by clause (A), notice to the Company.

Section 5.11. Information Supplied by the Company. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time it is first mailed to the holders of the Common Stock or on the date (the “Meeting Date”) of the related Company Stockholders Meeting, or in the case of the Schedule 13E-3, on the date that it is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 to be filed with the SEC. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be timely so described by the Company therein. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the Exchange Act, and each document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.12. Information Supplied by Parent and Merger Sub. None of the information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time it is first mailed to the holders of the Common Stock and on the Meeting Date, or, in the case of the Schedule 13E-3, on the date it was filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, Parent shall promptly notify the Company of such event.

Section 5.13. Stockholders’ Meeting; Proxy Material.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act the Proxy Statement and Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders and file the Proxy Statement and Schedule 13E-3 with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use all of its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Each Party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which has become false or misleading in any material respect.

(b) The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Constituent Documents of the Company, (i) duly take all lawful action to call, give notice of, convene and hold a special meeting of its stockholders on a date as soon as reasonably practicable (and in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company) after the Proxy Statement is cleared by the SEC (the “Company Stockholders Meeting”) to consider and vote upon adoption of this Agreement and the transactions contemplated by this Agreement in the manner provided for in this Agreement and (ii) use all lawful efforts to solicit proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement. Except as provided in Sections 5.7(d) and (e), the Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement and the transactions contemplated by this Agreement (the “Company Recommendation”), together with a copy of the opinion referred to in Section 3.20, and the Company Recommendation shall not be withdrawn, modified or amended, subject to any withdrawal, modification or amendment permitted by Sections 5.7(d) and (e). Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.13(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal or any Adverse Recommendation Change pursuant to Section 5.7(e). Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(d)(1), the Company’s obligations pursuant to this Section 5.13(b) shall terminate.

(c) The Company will use all of its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall consult with Parent in connection with the preparation of all such documents or responses and give due consideration to all comments reasonably proposed by Parent in respect of such documents and responses) prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

Section 5.14. Litigation.

(a) In the event of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such litigation, and no settlement related to such litigation shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) In the event of any litigation against Parent, Merger Sub or their Affiliates relating to this Agreement and the transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and their Affiliates shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such litigation, and no settlement related to such litigation shall be agreed to without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.15. Brokers.

(a) The Company represents, as to itself, the Company Subsidiaries and its Affiliates, that no broker, finder, investment banker, agent, financial advisor or other firm or Person (other than William Blair & Company) will be entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company (and except for William Blair & Company, fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm). The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and William Blair & Company pursuant to which such firm would be entitled to any payment by the Company relating to the transactions contemplated hereby.

(b) Parent and Merger Sub represent that no broker, finder, investment banker, agent, financial advisor or other firm or Person (other than UBS Loan Finance LLC and UBS Securities LLC and/or Morgan Stanley Senior Funding, Inc. and/or such other financial institutions as might become entitled to fees pursuant to the application of Section 5.6(c) and/or Section 5.10) will be entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Merger Sub and the Company to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver (by mutual written consent of the Company, Parent and Merger Sub) on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all actions required by, or filings required to be made with, any Governmental Entity under any other Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made.

(c) No Order. There shall not be in effect any Law, Order, decree, ruling, judgment, injunction or any other action (whether temporary, permanent or preliminary) enacted, issued, promulgated, enforced or entered by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other material transactions contemplated by this Agreement; provided, that prior to invoking this condition, each party hereto shall use all of its reasonable best efforts to have any such legal prohibition or restraint removed.

(d) Indenture. Either (i) the Indenture shall have been terminated or defeased in accordance with Sections 8.02 and 8.03 thereof or (ii) the Indenture shall have been amended to at least the extent as may be necessary to allow the consummation of the transactions contemplated by this Agreement and the Debt Financing Letter without violating the terms of the Indenture.

Section 6.2. Conditions to Obligation of Parent and Merger Sub. The obligation of Merger Sub to effect the Merger is subject to the satisfaction or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not constitute a Company Material Adverse Effect, provided, that the representations and warranties of the Company in Sections 3.2, 3.3, 3.4(a)(i), 3.21 and 3.22 shall be true in all material respects (without regard to whether the failure of such representations and warranties to be true and correct as so made does not constitute a Company Material Adverse Effect). Buyer shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Company Material Adverse Effect. From the period beginning on the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Debt Financing. Parent and/or Merger Sub shall have received, as applicable, the funds resulting from the financing contemplated by the Debt Financing Letter or by way of the Alternative Financing contemplated by Section 5.10; provided, however, that this condition shall be deemed satisfied if any failure to obtain the financing contemplated by the Debt Financing Letter or the Alternative Financing contemplated by Section 5.10, as applicable, has resulted solely from the failure of ValueAct Capital to perform its obligations under the Equity Financing Letter.

(e) No Litigation. There shall not be pending any suit, action or proceeding by (i) any Person (other than a Governmental Entity or stockholders or note holders of the Company) that, Merger Sub reasonably determines in good faith, has a reasonable likelihood of success or (ii) any Governmental Entity, in either case, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company, Parent or Merger Sub any unspecified damages or damages (or other equitable remedies) against the Company that, if determined to be payable by the Company, would constitute a Company Material Adverse Effect.

(f) Directors. The Company shall have received, and delivered copies to Merger Sub of, the director resignations contemplated by Section 1.5, which shall be valid and effective immediately prior to the Effective Time.

(g) Company 401(k) Plan and Canadian Group Plan. Evidence that all necessary amendments pursuant to the first sentence of Section 5.9(d) have been made and are in effect shall have been delivered to Parent.

(h) Section 897(c) Certificate. The Company shall have delivered to Parent on the Closing Date a complete, accurate and valid statement conforming with Treasury Regulation Section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

(i) Dissenting Shares. The aggregate number of shares of Common Stock as to which an appraisal is properly demanded (and not withdrawn or otherwise lost) in accordance with Section 262 of the DGCL shall be less than 12.5% of the Common Stock outstanding immediately prior to the Closing Date.

Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Merger Sub Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Merger Sub Material Adverse Effect, provided that the representations and warranties of Merger Sub in Section 4.2 shall be true in all material respects without regard to whether the failure of such representations and warranties to be true and correct as so made does not constitute a Merger Sub Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of an officer of each of Parent and Merger Sub to such effect.

(c) Support Agreement. Parent, the Company and ValueAct Capital shall have entered into the Support Agreement in substantially the form set forth in Exhibit C.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(1) the Merger has not been consummated by April 30, 2007 (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(1) shall not be available to the Party seeking to terminate if (i) any action of such Party or (ii) any failure of such Party to perform or fulfill any of its obligations under this Agreement, has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(2) any Governmental Entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any Law or Order (which the party seeking to terminate this Agreement has used all of its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such Law or Order has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits consummation of such transactions; or

(3) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.1(b)(3) shall not be available to the Company if it has breached its obligations under Section 5.7 or Section 5.13 in a manner that could reasonably be expected to adversely affect the result of the Company Stockholders Meeting;

(c) by Parent, if:

(1) (A) the Company has breached its obligations under Section 5.7, (B) an Adverse Recommendation Change has occurred pursuant to Section 5.7(e), (C) the Board of Directors of the Company has failed to recommend to the Company’s stockholders that they adopt this Agreement and the transactions contemplated hereby at the Company Stockholders Meeting, (D) a tender or exchange offer that would constitute a Takeover Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof, (E) the Company has failed to call the Company Stockholders Meeting in accordance with Section 5.13 or has failed to deliver the Proxy Statement in accordance with Section 5.13 in material breach of Section 5.13 such that the Company Stockholders Meeting cannot be held at least three Business Days prior to the Termination Date or (F) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions; or

(2) (A) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (B) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement), and in either case which breach or failure to perform is incapable of being cured by the Company prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such ten day period extend beyond the second day preceding the Termination Date);

(d) by the Company, if:

(1) provided that all requirements of Section 5.7 of this Agreement (including but not limited to Section 5.7(d)) have been complied with in all material respects by the Company, the Company accepts a Superior Proposal; or

(2) (A) (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub has breached or failed to comply with any of their obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement), and in either case which breach or failure to perform is incapable of being cured by Parent or Merger Sub prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Parent or Merger Sub, as applicable, has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such ten day period extend beyond the second day preceding the Termination Date) or (B) (i) the representations and warranties of Parent or ValueAct Capital contained in the Support Agreement shall fail to be true and correct in all material respects or (ii) Parent or ValueAct Capital has breached or failed to comply in all material respects with any of their obligations under the Support Agreement, and in either case which breach or failure to perform (x) does not coincide with a prior breach by the Company of this Agreement or a failure to perform under this Agreement by the Company and (y) is incapable of being cured by Parent or ValueAct Capital prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Parent or ValueAct Capital, as applicable, has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such ten day period extend beyond the second day preceding the Termination Date).

Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, the terminating Party shall provide prior written notice thereof to the other Party, specifying the provisions hereof pursuant to which such termination is made, and except as set forth below, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, officers or directors, except that, notwithstanding the termination hereof, (i) the provisions of Section 5.5, Section 5.15, Section 7.2, Section 7.3, Article VIII and the last sentence of Section 5.4 shall each remain in full force and effect and (ii) none of the Company, Parent nor Merger Sub shall be relieved or released from any liabilities or damages arising out of any willful or intentional breach of this Agreement.

Section 7.3. Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(1) or Section 7.1(d)(1), then (1) the Company shall pay to Parent concurrently with such Termination an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement if the Company terminates this Agreement, or within 5 Business Days after termination of this Agreement if Parent terminates this Agreement, (2) if this Agreement is terminated pursuant to Section 7.1(d)(1), then the Company shall pay to Parent a fee equal to $17,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement and (3) if this Agreement is terminated pursuant to Section 7.1(c)(1), and within twelve (12) months after the date of such termination, the Company consummates a transaction with respect to a Takeover Proposal, then the Company shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, concurrently with the consummation of the transaction with respect to the Takeover Proposal.

(b) If this Agreement is terminated by Parent or the Company under Section 7.1(b)(3), then the Company shall pay to Parent an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement if the Company terminates this Agreement, or within 5 Business Days after termination of this Agreement if Parent terminates this Agreement.

(c) If (A) this Agreement is terminated by Parent or the Company under Section 7.1(b)(1), (B) a proposed Takeover Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date and not irrevocably withdrawn prior to the Termination Date, (C) within twelve (12) months after such termination pursuant to Section 7.1(b)(1), a definitive agreement is entered into with respect to a transaction that would have constituted a Takeover Proposal under this Agreement (a “Subsequent Transaction”) or such a transaction is consummated, and (D) the Subsequent Transaction referred to in clause (C) above is consummated, then the Company shall pay to Parent the Termination Fee and an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (C) above.

(d) If (A) this Agreement is terminated by Parent or the Company under Section 7.1(b)(3), (B) a proposed Takeover Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Company Stockholders Meeting and not irrevocably withdrawn prior to such meeting, (C) within twelve (12) months after such termination pursuant to Section 7.1(b)(3), a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, and (D) the Subsequent Transaction referred to in clause (C) above is consummated, then the Company shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (C) above.

(e) If (A) this Agreement is terminated by Parent under Section 7.1(c)(2), (B) the breach or failure to perform that causes the condition in Section 6.2(a) or 6.2(b) not to be satisfied is a knowing breach or failure to perform, as the case may be, (C) at the time of such breach or failure to perform a proposed Takeover Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced and not irrevocably withdrawn prior to such date, (D) within twelve (12) months after such termination pursuant to Section 7.1(c)(2), a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, and (E) the Subsequent Transaction referred to in clause (D) above is consummated, then the Company shall pay to

Parent the Termination Fee and an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (D) above.

(f) Upon the Company entering into any definitive agreement that, upon the consummation of the transactions contemplated thereby, may lead to the payment of a Termination Fee pursuant to this Section 7.3, the Company shall notify Parent of such definitive agreement and the execution thereof promptly after such execution.

(g) The Parties each agree that the agreements contained in this Section 7.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, none of the Parties would enter into this Agreement; accordingly, if a Party fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the non-paying Party for such amounts, the non-paying Party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.

(h) The Parties acknowledge that if this Agreement is terminated pursuant to Section 7.1, and Parent is entitled to receive, and does receive, its Transaction Expenses and the Termination Fee described in this Section 7.3, then neither Parent nor Merger Sub shall be entitled to pursue any other legal remedy against the Company and the receipt of the payments made hereunder shall be the sole and exclusive remedy for Parent and Merger Sub for such termination.

Section 7.4. Amendment. This Agreement may not be amended, modified or supplemented and no waiver, consent or approval by or on behalf of the Company may be granted except pursuant to an instrument in writing signed by or on behalf of the Company following approval of such action by the Company’s Board of Directors (after receiving the recommendation of the Special Committee, if such committee still exists) and signed by Merger Sub and Parent; provided, however, that following the Company Stockholder Approval at the Company Stockholders Meeting, if applicable, no term or condition contained in the Agreement shall be amended or modified in any manner that by Law requires further approval of the stockholders of the Company without so obtaining such stockholder approval.

Section 7.5. Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval at the Company Stockholders Meeting, if applicable:

(a) The Company may, to the extent legally allowed, by action taken or authorized by its Board of Directors (acting through the Special Committee if such committee still exists) (i) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto, or (iii) waive compliance by Parent or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(b) Parent and Merger Sub may, to the extent legally allowed, by action taken or authorized by their respective Boards of Directors (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (iii) waive compliance by the Company with any of the agreements or with any conditions to Parent’s or Merger Sub’s obligations.

(c) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1 hereof, as the case may be, except that the agreements set forth in Section 5.5, Section 5.15, Section 7.2, Section 7.3 and Article VIII hereof shall survive termination and this Section 8.1 shall not limit or terminate any other covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time. Termination of this Agreement shall in no way affect the Confidentiality Agreement.

Section 8.2. Fees and Expenses. Except as provided in Section 7.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopier (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid) or on the second Business Day after being sent by nationally recognized overnight courier service or on the fifth Business Day after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a)	If to Parent or Merger Sub:

c/o ValueAct Capital Master Fund, L.P.

435 Pacific Ave., 4th Floor.

San Francisco, CA 94133

Telecopier: (415) 362-5727

Attention: Allison Bennington, General Counsel

with a mandatory copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Telecopier: (215) 655-2412

Attention: Christopher G. Karras

(b)	If to the Company:

Seitel, Inc.

Bulding C, Suite 100

Houston, Texas 77043

Telecopier: (713) 881-2817

Attention: Robert D. Monson

with a mandatory copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Telecopier: (713) 221-2112

Attention: John R. Brantley

Section 8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.3 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

Section 8.5. Entire Agreement; Assignment. This Agreement (together with the annexes hereto and the Company Disclosure Letter), and the Confidentiality Agreement contain the entire agreement among Parent, Merger Sub and the Company with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.7. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.3 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9. Remedies.

(a) The Parties hereto acknowledge and agree that irreparable harm would occur in the event of any breach or threatened breach of this Agreement or if any of the provisions of this Agreement were not to be performed in accordance with the terms hereof, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof (in addition to any other remedies to which they are entitled at law or in equity) without the necessity of proving the inadequacy of money damages as a remedy; provided, however, that no Party shall be entitled to specifically enforce the consummation of the Merger.

(b) Parent and Merger Sub, collectively, shall have no liability to the Company in respect of the amount of any claims for monetary damages that the Company may bring against Parent and/or Merger Sub pursuant to or in connection with this Agreement that is in an aggregate amount, including all other such claims that have been brought by the Company against Parent and/or Merger Sub, in excess of $35,000,000 (the “Buyer Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Buyer Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Buyer Liability Cap to be exceeded.

(c) The Company shall have no liability to Parent and/or Merger Sub in respect of the amount of any claims for monetary damages that Parent and/or Merger Sub may bring against the Company pursuant to or in connection with this Agreement that is in an aggregate amount, including all other such claims that have been brought by Parent and/or Merger Sub against the Company, in excess of $35,000,000 (the “Company Liability Cap”). The Company Liability Cap shall be inclusive of the Transaction Expenses, the Termination Fee and any other monetary damages that Parent may seek be paid by the Company under this Agreement. Notwithstanding any other provision of this Agreement, if the payment to Parent of the Transaction Expenses, the Termination Fee or any judgment for monetary damages would cause the Company Liability Cap to be exceeded, such Transaction Expenses, Termination Fee or judgment shall be paid only in such portion as would not cause the Company Liability Cap to be exceeded.

Section 8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.11. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

Section 8.12. Definitions. As used in this Agreement:

“2006 Interim Financial Statements” shall have the meaning specified in Section 3.5.

“2005 Annual Financial Statements” shall have the meaning specified in Section 3.5.

“Acceptable Confidentiality Agreement” shall have the meaning specified in Section 5.7(b)(1).

“Adverse Recommendation Change” shall have the meaning specified in Section 5.7(e).

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise;

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Alternative Financing” shall have the meaning specified in Section 5.10.

“beneficial ownership” or “beneficially own” shall have the meaning specified under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.

“Business Combination Transaction” shall have the meaning specified in the definition of Takeover Proposal in this Section 8.12.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Buyer Liability Cap” shall have the meaning specified in Section 8.9(b).

“Canadian Credit Facility” means the Revolving Credit Agreement, dated as of January 12, 2004, by and between Olympic Seismic, Ltd., a wholly-owned subsidiary of the Company, and Royal Bank of Canada.

“Canadian Group Plan” means the RBC Investments—Group Savings Plan Services and Agency Agreement, dated March 1, 2006, by and between Olympic Seismic and Royal Bank of Canada.

“Capital Expenditure” shall have the meaning ascribed to that term in the Indenture.

“Capitalization Date” shall have the meaning specified in Section 3.3(a).

“Certificate” shall have the meaning specified in Section 1.7(a).

“Certificate of Merger” shall have the meaning specified in Section 1.2.

“Closing” shall have the meaning specified in Section 1.2.

“Closing Date” shall have the meaning specified in Section 1.2.

“Code” shall have the meaning specified in Section 2.1(f).

“Common Stock” shall have the meaning specified in the Recitals to this Agreement.

“Company” shall have the meaning specified in the Preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning specified in Section 5.1(c).

“Company Benefit Plan” shall have the meaning specified in Section 3.12(a).

“Company Contracts” shall have the meaning specified in Section 3.15(a).

“Company Databases” shall have the meaning specified in Section 3.14(f).

“Company Liability Cap” shall have the meaning specified in Section 8.9(c).

“Company Litigation” shall have the meaning specified in Section 3.8.

“Company Permit” shall have the meaning specified in Section 3.9(e).

“Company Disclosure Letter” shall have the meaning specified in the Preamble to Article III.

“Company Financial Statements” shall have the meaning specified in Section 3.5.

“Company Intellectual Property” means all Intellectual Property owned by or used by the Company or any of the Company Subsidiaries in the Business.

“Company Leased Real Property” shall have the meaning specified in Section 3.11(a).

“Company Material Adverse Effect” means any event, condition, change or development having, or that reasonably would be expected to have with or without the passage of time, an effect that, individually or in the aggregate with other events, conditions, changes or developments, that (i) is, or reasonably would be expected to be, materially adverse to the business, operations, assets, financial condition, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) does, or reasonably would be expected to, materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that for purposes of analyzing whether any event, change, condition, circumstance or state of facts constitutes a “Company Material Adverse Effect” under this definition, the parties agree that neither Parent nor Merger Sub will be deemed to have knowledge of any event, condition, change, circumstance or state of facts that is not readily apparent from the Company Disclosure Letter hereto delivered by the Company, and provided, further, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any adverse effect arising from any action required to be taken by the Company under this Agreement; (B) any adverse effect generally affecting the United States economy or financial markets or the world economy or international financial markets that does not disproportionately affect the Company and the Company Subsidiaries taken as a whole or any industry in which the Company or any of the Company Subsidiaries operate; and provided, further however, that any event, change or development attributable to, or the effects of, or changes in, oil, gas or other commodity prices shall not constitute a Company Material Adverse Effect.

“Company Recommendation” shall have the meaning specified in Section 5.13(b).

“Company Restricted Share” shall mean each share of Common Stock granted and awarded pursuant to the Incentive Plan or the Directors’ Inducement Awards and that is unvested immediately prior to the date hereof.

“Company Stockholder Approval” shall have the meaning specified in Section 3.2(c).

“Company Stockholders Meeting” shall have the meaning specified in Section 5.13(b).

“Company Subsidiary” shall have the meaning specified in Section 3.1.

“Company Warrant” shall have the meaning specified in Section 1.8(c).

“Competition Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other applicable federal, state, foreign and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 31, 2006, between the Company and ValueAct Capital.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation or formation, the bylaws or operating agreement of such entity and any similar or equivalent charter or other organizational documents of such entity.

“Continuing Employees” shall have the meaning specified in Section 5.9(a).

“Credit Facilities” means the U.S. Credit Facility and the Canadian Credit Facility.

“Current SEC Reports” shall have the meaning specified in the preamble to Article III.

“Debt Financing Letter” shall have the meaning specified in Section 4.6(a).

“Dissenting Shares” shall have the meaning specified in Section 2.4.

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors’ Inducement Awards” means the awards of an aggregate of 38,460 shares of restricted stock made by the Company during 2004 as inducements to attract five new members to serve on the Company’s Board of Directors.

“Effective Time” shall have the meaning specified in Section 1.2.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, regulation, judicial or administrative order, judicial decision, ordinance, governmental decree, injunction, or any other requirement of law (including common law) regulating the environment, natural resources, or workplace safety, including, without limitation, laws regulating wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent issued or granted by any Governmental Entity pursuant to applicable Environmental Laws.

“Equity Financing Letter” shall have the meaning specified in Section 4.6(a).

“Equity Investor” shall have the meaning specified in Section 4.6(a).

“Equity Plans” shall have the meaning specified in Section 3.12(o).

“ERISA” means the The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control (within the meaning of Section 414(b), (c), (m) or (o) of the Code) with the Company.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Treasury Shares, Dissenting Shares and the ValueAct Held Shares.

“Expenses” shall have the meaning specified in Section 8.2.

“Financing” shall have the meaning specified in Section 5.6(c).

“Financing Letters” shall have the meaning specified in Section 4.6(a).

“Funding Agreement” means the Standby Funding Commitment Letter of Mellon HBV Alternative Strategies LLC dated January 5, 2004.

“GAAP” shall have the meaning specified in Section 3.5.

“Governmental Approvals” shall have the meaning specified in Section 3.4(b).

“Governmental Entity” shall have the meaning specified in Section 3.4(b).

“Hazardous Substances” means any pollutant or contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or other material or waste regulated by a Governmental Entity or an Environmental Law as such, including, but not limited to, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products, or petroleum-derived substances or wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Plan” shall have the meaning specified in Section 1.8(a).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices) or earn-out or similar obligation in respect of the purchase of property or assets, (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds), (x) any financing of such Person or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (xi) any obligation or liability of such Person or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations, (xii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (xiii) any other contracts or agreements relating to indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of such Person or any of its Subsidiaries.

“Indemnified Person” shall have the meaning specified in Section 5.3(a).

“Indenture” shall mean the Indenture dated as of July 2, 2004 by and among the Company, the Guarantors named therein and LaSalle Bank National Association, as Trustee.

“Insurance Policies” shall have the meaning specified in Section 3.17.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, original content of Internet Web sites, patents and patent applications, Trade Secrets, and all other intellectual property rights wherever existing throughout the world.

“IRS” means the U.S. Internal Revenue Service.

“known” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, order, ordinance, guideline, code, judgment, decree or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions or any other Governmental Entity.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other claim, charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Meeting Date” shall have the meaning specified in Section 5.11.

“Merger” shall have the meaning specified in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning specified in the Recitals to this Agreement.

“Merger Fund” shall have the meaning specified in Section 2.1(a).

“Merger Sub” shall have the meaning specified in the Preamble to this Agreement.

“Merger Sub Material Adverse Effect” means any event, change or development having, or which does or could reasonably be expected to have, a material adverse effect on the ability of Merger Sub or Parent to perform their respective obligations under this Agreement.

“Non-Monetary Exchange” means the grant by the Company or any Subsidiary to a customer of a non-exclusive license to selected data from the Company Databases in exchange for ownership of separate seismic data supplied by such customer.

“Nonstatutory Stock Option Agreement” means the Company Nonstatutory Stock Option Agreement by and between the Company and Fred S. Zeidman dated July 2, 2004 evidencing the right to purchase 100,000 shares of Common Stock at an exercise price of $1.30 per share.

“Notice of Superior Proposal” shall have the meaning specified in Section 5.7(d).

“Order” means any charge, order, writ, temporary or permanent injunction, judgment, decree, ruling, determination, directive, award or settlement, consent decree, stipulation, subpoena, notice or temporary restraining order, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Parent” shall have the meaning specified in the Preamble to this Agreement.

“Parties” shall have the meaning specified in the Preamble to this Agreement.

“Paying Agent” shall have the meaning specified in Section 2.1(a).

“Paying Agent Agreement” shall have the meaning specified in Section 2.1(a).

“Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of the Company’s business, conducted through the Company and the Company Subsidiaries, generally consistent with the past practice of the Company and the Company Subsidiaries for sums not yet due and payable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and (iv) with respect to real property, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially impair the use in the business of the property subject thereto consistent with past practice or (v) Liens pursuant to the Credit Facilities.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, company, business, trust or other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning specified in Section 5.1(k).

“Proxy Statement” shall have the meaning specified in Section 3.4(b).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, or placing, including without limitation the movement of any materials through, into or upon, any subsurface strata, surface water, groundwater or air.

“Reorganization Plan” means the Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed January 17, 2004 (Case No. 03-12227 (PJW)), as approved by Findings of Fact, Conclusions of Law and Order Confirming Debtors’ Third Amended Joint Plan Reorganization under Chapter 11 of the Bankruptcy Code, as Modified (Case No. 03-12227 (PJW)).

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.

“Sarbanes-Oxley Act” shall have the meaning specified in Section 3.9(a).

“Schedule 13E-3” shall have the meaning specified in Section 3.4(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning specified in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Officer” means Robert D. Monson, Kevin P. Callaghan, William J. Restrepo, Robert J. Simon, Garis C. Smith, Marcia H. Kendrick, Randy Sides and Richard Kelvin.

“Software” means any and all computer software, including application software and system software, including all source code and object code versions thereof, in any and all forms and media, and all related documentation used in the Business.

“Special Committee” shall have the meaning specified in the Recitals to this Agreement.

“Subsequent Transaction” shall have the meaning specified in Section 7.3(c).

“Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, (ii) at least 50% of the securities or other equity interests (or their economic equivalent) of which such Person, directly or indirectly, owns or controls, or (iii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Superior Agreement” shall have the meaning specified in Section 5.7(d).

“Superior Proposal” means any bona fide written Takeover Proposal made by a Third Party (but changing the references to “20% or more” in the definition of “Takeover Proposal” to “50% or more”), which the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside counsel and its independent financial advisor, (A) is or would result in a transaction that if consummated would be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Merger and the other transactions contemplated hereby, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), (B) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal and (C) is such that a failure by the Board of Directors (acting through the Special Committee if such committee still exists) to accept and recommend such Takeover Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law.

“Surviving Corporation” shall have the meaning specified in Section 1.1.

“Takeover Proposal” means any inquiry, proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries (any of the foregoing, a “Business Combination Transaction”) with any Person other than ValueAct Capital, Parent or any Affiliate thereof (a “Third Party”) pursuant to which such Third Party would acquire beneficial ownership of 20% or more of the outstanding capital stock of the Company, (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own 20% or more of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of 20% or more of its outstanding capital stock as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of (A) the outstanding capital stock of any Company Subsidiary(ies) whose collective business constitutes 20% or more of the net revenues, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (B) assets representing 20% or more of the net revenues, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

“Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Date” shall have the meaning specified in Section 7.1(b)(1).

“Termination Fee” shall have the meaning specified in Section 7.3(a).

“Third Party” shall have the meaning specified in the definition of Takeover Proposal in this Section 8.12.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software not readily accessible to customers of the Business, ideas, methods, research and development, data, confidential information and other proprietary or non-public information and data used in the Business.

“Transaction Expenses” means an amount, not to exceed a maximum of $1,000,000, equal to the reasonable and documented out-of-pocket expenses incurred by Parent, Merger Sub and their Affiliates (which shall include, but shall not be limited to, fees, expenses and other amounts payable to financial advisors, banks, investment banking firms and other financing sources and their Representatives, and all fees of outside legal counsel, accountants, financial printers, experts and consultants to Parent and its Affiliates) in connection with this Agreement and the transactions contemplated hereby and thereby (including but not limited to the Financing).

“Transmittal Documents” shall have the meaning specified in Section 2.1(b).

“Treasury Shares” shall have the meaning specified in Section 1.7(b).

“U.S. Credit Facility” means the Loan and Security Agreement, as amended, dated as of April 16, 2004, among the Company and certain subsidiaries of the Company, collectively, as borrowers, and Wells Fargo Foothill, Inc., as lender.

“ValueAct Capital” shall have the meaning specified in the Recitals of this Agreement.

“ValueAct Held Shares” shall have the meaning specified in Section 1.7(b).

Section 8.13. Interpretations. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article, as applicable, of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of” any Person or any similar phrase means the actual knowledge of the officers and directors of such Person (including but not limited to the Senior Officers in the case of the Company) and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Signatures on the following page

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEITEL HOLDINGS, LLC BY: VA Partners, L.L.C., its Manager

By:	/s/ GEORGE F. HAMEL JR.
Name:	George F. Hamel Jr.
Title:	Managing Member

SEITEL ACQUISITION CORP.

By:	/s/ GEORGE F. HAMEL JR.
Name:	George F. Hamel Jr.
Title:	Vice President

SEITEL, INC.

By:	/s/ ROBERT D. MONSON
Name:	Robert D. Monson
Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

ANNEX B

October 31, 2006

Strategic Financial Alternatives Committee of the Board of Directors

Seitel, Inc.

10811 South Westview Circle

Building C, Suite 100

Houston, TX 77043

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than ValueAct Capital Master Fund, L.P. and its affiliates (collectively, “ValueAct”)) (the “Stockholders”) of Seitel, Inc. (the “Company”) of the $3.70 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger dated as of October 31, 2006 (the “Merger Agreement”) by and among Seitel Holdings, Inc. (“Parent”), Seitel Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent, and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of common stock of the Company, $0.01 par value per share, other than the Excluded Shares (as defined in the Merger Agreement), will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft dated October 28, 2006 of the Merger Agreement, including the exhibits thereto (including a draft dated October 28, 2006 of the Support Agreement) (collectively, the “Transaction Agreements”); (b) draft dated October 27, 2006 of the debt financing commitment letters and draft dated October 28, 2006 of the equity financing commitment letter referred to in the Merger Agreement (the “Financing Letters”); (c) certain audited historical financial statements of the Company for the three years ended December 31, 2005; (d) the unaudited financial statements of the Company for the six months ended June 30, 2006; (e) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the common stock of the Company; and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry, including the Company’s current capital structure, and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company and the Strategic Financial Alternatives Committee of the Board of Directors of the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company, and that the financing will be available in accordance with the terms set forth in the Financing Letters. We have also assumed that the executed forms of the Transactions Agreements will conform in all material respects to the last drafts thereof reviewed by us. Our opinion is necessarily based on economic, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Surviving Corporation (as defined in the Merger Agreement) or the ability of the Surviving Corporation to pay its obligations when they become due.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Strategic Financial Alternatives Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Strategic Financial Alternatives Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders (other than ValueAct) of the Merger Consideration to be received in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this opinion, and any written materials provided by William Blair & Company, will be solely for the confidential use of the Strategic Financial Alternatives Committee of the Board of Directors of the Company and will not be reproduced, summarized, described, relied upon or referred to or given to any other person (other than the Board of Directors of the Company) for any purpose without William Blair & Company’s prior written consent. Notwithstanding the preceding sentence, this opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders (other than ValueAct).

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX C

Section 262 of the Delaware General Corporation Law

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

SEITEL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Seitel, Inc. (the “Company”) hereby appoints Fred S. Zeidman and Marcia H. Kendrick and each of them individually as attorneys in fact, agents and as proxies of the undersigned, with power to appoint his or her substitute, to represent and to vote, as designated below, all shares of common stock of the Company held of record by the undersigned on                         , 2007, at the special meeting of stockholders to be held on                         , 2007 and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

SEITEL, INC.

                        , 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on                         , 2006.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO

ADOPT THE MERGER AGREEMENT AND TO

APPROVE THE PROPOSAL TO ADJOURN THE MEETING IF NECESSARY.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Adoption of the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Seitel, Inc., Seitel Holdings, LLC and Seitel Acquisition Corp.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2. Approval of the proposal to adjourn the meeting if necessary. ☐ FOR ☐ AGAINST ☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above.  ☐ Please note that changes to the registered name(s) on the account may not be submitted via this method.

3.      In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted FOR the proposal to adopt the merger agreement and for the adjournment proposal.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the Proxy Statement furnished with the notice.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.